Registration No. 333-23137
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------


                            HEALTHCARE CAPITAL CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                 Alberta, Canada
                         (STATE OR OTHER JURISDICTION OF
                                INCORPORATION OR
                                  ORGANIZATION)
                                     5999-79
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)
                                 NOT APPLICABLE
                                (I.R.S. EMPLOYER
                               IDENTIFICATION NO.)
                        111 S.W. Fifth Avenue, Suite 2390
                             Portland, Oregon 97204
                                 (503) 225-9152
        (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND
                          PRINCIPAL PLACE OF BUSINESS)



                            MN Service Corp. (Oregon)
                              111 S.W. Fifth Avenue
                                   Suite 3500
                             Portland, Oregon 97204
                                 (503) 224-5858
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                                 With Copies To:
                    Miller, Nash, Wiener, Hager & Carlsen LLP
                        111 S.W. Fifth Avenue, Suite 3500
                           Portland, Oregon 97204-3699
                              Attn: Mary Ann Frantz
                                 (503) 224-5858

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                              --------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                            HEALTHCARE CAPITAL CORP.
                                24,422,452 Shares
                                  Common Stock

         This Prospectus relates to 24,422,452 shares (the "Shares") of Common Stock of HealthCare Capital Corp. (the "Company") which may be offered for sale from time to time by the selling shareholders identified under "Selling Shareholders." The expenses of the offering, estimated at $250,000, will be borne by the Company.

         The Company is an Alberta, Canada corporation. The Common Stock is traded in Canada on The Alberta Stock Exchange (the "ASE"). The last reported sale price of the Common Stock on the ASE on May __, 1997, was $____ per share. There is currently no public market for the Common Stock in the United States. The Company has been advised that the selling shareholders expect to offer the Shares from time to time at prices and on terms then prevailing on the ASE or at prices related to the then-current market prices, or in negotiated transactions. See "Selling Shareholders" and "Plan of Distribution."

         The Shares covered by this Prospectus include 8,694,358 shares of Common Stock issuable upon the exercise of warrants or convertible securities acquired by certain selling shareholders prior to the date of this Prospectus. This Prospectus relates only to the shares of Common Stock issuable upon the exercise of such warrants or convertible securities and not to the warrants or convertible securities themselves.

         The selling shareholders and any broker-dealers who may participate in sales of Shares covered by this Prospectus may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933. See "Plan of Distribution."


         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is May __, 1997.

        [Map of United States and Canada Showing HealthCare Capital Corp.
                         Hearing Care Clinic Locations]

                                                 TABLE OF CONTENTS
                                                                                                               Page



Prospectus Summary..............................................................................................  3
Risk Factors....................................................................................................  6
Service and Enforcement of Legal Process........................................................................ 12
Special Note Regarding Forward-Looking Statements............................................................... 12
Price Range of Common Stock..................................................................................... 14
Dividend Policy................................................................................................. 14
Capitalization.................................................................................................. 15
Selling Shareholders............................................................................................ 16
Management's Discussion and Analysis of Financial
   Condition and Results of Operations.......................................................................... 24
Business ....................................................................................................... 32
Management...................................................................................................... 42
Compensation of Executive Officers.............................................................................. 44
Certain Transactions............................................................................................ 48
Principal Shareholders.......................................................................................... 51
Description of Capital Stock.................................................................................... 53
Canadian Federal Income Tax Considerations...................................................................... 56
Investment Canada Act........................................................................................... 58
Plan of Distribution............................................................................................ 59
Legal Matters................................................................................................... 60
Experts  ....................................................................................................... 60
Additional Information.......................................................................................... 61
Pro Forma Financial Information................................................................................. 61
Index to Financial Statements.................................................................................  F-1



                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Additionally, investors should carefully consider the information set forth under "Risk Factors." All dollar amounts, unless otherwise indicated, are expressed in United States dollars and, if converted from Canadian dollars, have been so converted using the spot exchange rate on the date indicated as quoted by the Federal Reserve Bank of New York for the New York Interbank Market.


                                   THE COMPANY


         The Company, through its primary operating subsidiaries HC HealthCare Hearing Clinics Ltd., an Alberta, Canada, corporation, and HealthCare Hearing Clinics, Inc., a Washington corporation, currently owns and operates a network of 51 hearing care clinics in the United

States and Western Canada. The clinics are located primarily in the metropolitan areas of Los Angeles, California; San Diego, California; Chicago, Illinois; Lansing, Michigan; Albuquerque, New Mexico; Vancouver, British Columbia; and Calgary, Alberta. The Company intends to expand its network of hearing care clinics by acquiring clinics in its existing as well as new geographic markets. Since August 1, 1996, the Company has acquired 36 hearing care clinics.

         Each of the Company's hearing care clinics provides its hearing impaired patients with a full range of audiological products and services. Substantially all of the Company's hearing care clinics are staffed by audiologists. The Company's operating strategy is to provide patients with high quality and cost-effective hearing care while at the same time increasing its operating margins by attracting and retaining patients, recruiting qualified and productive audiologists, achieving economies of scale and administrative efficiencies, and pursuing large group and managed care contracts. The Company believes that it is well positioned to provide retail hearing rehabilitative services to consumers while simultaneously serving the diagnostic needs of referring physicians and meeting the access and cost concerns of managed care providers and insurance companies.


         The Company was incorporated under the laws of the Province of Alberta, Canada in July 1993, under the name "575035 Alberta Ltd." The Company changed its name to HealthCare Capital Corp. in October 1994. The Company's executive offices are located at Suite 2390, 111 S.W. Fifth Avenue, Portland, Oregon 97204 (telephone (503) 225-9152), and an additional corporate office is located at Suite 1120, 595 Howe Street, Vancouver, B.C.
V6B 1NZ (telephone (604) 685-4854).

                 SUMMARY FINANCIAL, OPERATING AND PRO FORMA DATA


         The summary historical financial data presented below for the years ended July 31, 1995 and 1996 has been derived from the audited financial statements of the Company included elsewhere in this Prospectus. The summary historical financial data presented below for the six months ended January 31, 1996 and 1997 has been derived from the unaudited financial statements of the Company. Such unaudited financial data has been prepared on the same basis as the audited financial data and reflects all normal recurring adjustments that are, in the opinion of management of the Company, necessary for a fair presentation of the financial position of the Company and its results of operations for the periods indicated. The summary historical financial data should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

         The summary pro forma data for the fiscal year ended July 31, 1996, and the six-month period ended January 31, 1997, reflects the acquisition of 11 clinics operated by the Hearing Care Associates Group ("HCA") which occurred on October 1, 1996, and 14 clinics comprising the Midwest Division of Hearing Health Services, Inc., dba SONUS ("SONUS"), which occurred on October 31, 1996, as if such acquisitions had occurred on August 1, 1995 and August 1, 1996, respectively. Such data should be read in conjunction with the information presented under "Pro Forma Financial Information" herein.

                                         (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)


                                                Year ended July 31,                      Six months ended January 31,
                                      ----------------------------------------        ------------------------------------
                                                                     Pro Forma                                   Pro Forma
                                      1995            1996            1996(1)         1996           1997         1997(2)
                                      ----            ----            ----            ----           ----         ----


STATEMENT OF OPERATIONS DATA:


Operating revenue                      $  1,720        $  2,389       $ 10,054    $  1,034       $  4,201         $  5,766


Cost of sales                               773           1,018          3,374         474          1,546            2,063

Operating expenses                        1,038           1,961          7,948         681          3,626            4,794
                                 -------------------------------------------------------------------------------------------

Loss from operations                       (91)           (590)        (1,268)       (121)          (971)          (1,091)

Other income (expense), net                 (3)               8             22          --             24               32
                                 -------------------------------------------------------------------------------------------

Loss before income taxes                   (94)           (582)        (1,246)       (121)          (947)          (1,059)

Income tax expense (benefit)                --              --             25           --             --             (31)
                                 -------------------------------------------------------------------------------------------

         Net loss                     $    (94)        $  (582)      $ (1,271)       (121)    $     (947)       $  (1,028)
                                 ===========================================================================================

  Net loss per common share           $  (0.01)        $ (0.04)      $  (0.05)    $ (0.01)       $ (0.04)         $ (0.04)
                                 ===========================================================================================

  Weighted average number of
     shares outstanding                  10,103          14,848         23,241      12,852         21,456           25,525
                                 ===========================================================================================





                                                            July 31,        January 31,
                                                              1996             1997
                                                              ----             ----
BALANCE SHEET DATA:


Cash and cash equivalents                                 $     11          $  3,327

Working capital                                                 18             3,198

Total assets                                                 2,322            14,634

Long-term debt, net of current portion                          92               285

Convertible debt                                               129             2,730

Shareholders' equity                                         1,512             9,126

OTHER DATA:

Number of audiology clinics                                     15                47

-----------------

(1) Gives effect to the acquisitions of 11 clinics operated by HCA and 14 clinics operated by SONUS, and the issuance of 1,792,152 shares in connection with the acquisition of the HCA clinics, as if such events had occurred on August 1, 1995.

(2) Gives effect to the acquisitions of 11 clinics operated by HCA and 14 clinics operated by SONUS, and the issuance of 1,792,152 shares in connection with the acquisition of the HCA clinics, as if such events had occurred on August 1, 1996.



                                      - 5 -




                                  RISK FACTORS

         The Company's  Common Stock,  without nominal or par value (the "Common
Stock"),  offered hereby should be considered a highly  speculative  investment.
Prospective investors should carefully consider the following factors, in addition to the other information contained herein, before deciding to purchase the Common Stock. This Prospectus contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements involve risks and uncertainties, and actual results may differ from those projected due to a number of factors, including those set forth below and elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

SHORT OPERATING HISTORY


         The Company has a limited history of operations consisting primarily of operating a small number of hearing care clinics in British Columbia beginning in October 1994. The Company did not begin operating in the United States until it purchased two hearing care clinics in Santa Maria, California, in July 1996.
At May 15,  1997,  the Company  operated 38 hearing  care  clinics in the United
States and 13 clinics in Canada.


OPERATING LOSSES


         For the fiscal year ended July 31, 1996, the Company sustained a net loss of approximately $582,000. For the six months ended January 31, 1997, the Company had a net loss of approximately $947,000. Further losses are anticipated as a result of planned increases in the executive and general management staff of the Company to support the Company's expansion plans, additional advertising and public relations costs, amortization of goodwill related to past and future acquisitions, and the development of a management information system. There can be no assurance that the Company will achieve profitability in the near or long term.


EXPANSION PROGRAM

         Much of the Company's future success is dependent upon acquiring hearing care clinics in new markets in which the Company has no previous presence. There can be no assurance that the Company will be able to complete acquisitions consistent with its expansion plans, that such acquisitions will be on terms favorable to the Company or that the Company will be able to successfully integrate the hearing care clinics that it acquires into its business.


         The success of the Company's expansion is dependent upon its ability to establish a market presence in geographic areas in which it is presently unknown and where competitors with greater financial and other resources may be operating and on a number of other factors, some of which are beyond the Company's control. In addition, clinics in areas of recent expansion are not expected to be profitable for an indeterminate period of time because of the time and capital required to develop a network of hearing care clinics that is sufficiently large to permit full implementation of the Company's business strategy.



                                      - 6 -






         Successful integration will be dependent upon maintaining payor and customer relationships and converting the management information systems of the clinics the Company acquires to the Company's systems. Significant expansion could place a strain on the Company's managerial and other resources and could necessitate the hiring of a number of new managerial and administrative personnel. Unforeseen problems with future acquisitions or failure to manage expansion effectively may have a material adverse effect on the business, financial condition, and results of operations of the Company. The Company intends to issue additional shares of its Common Stock in payment of all or a portion of the purchase price of certain acquisitions. There can be no assurance that fluctuations in the market price of the Common Stock will not adversely affect the Company's ability to use its Common Stock for acquisitions.



IMPACT OF POLICY CHANGES BY THIRD-PARTY INSURERS

         A portion of the hearing aids sold by the Company are paid for by third-party insurers. Many of such insurers impose restrictions in their health insurance policies on the frequency with which hearing instruments may be upgraded or replaced on a reimbursable basis. Such restrictions have a negative impact on hearing aid sales volume. There can be no guarantee that such insurers will not implement other policy restrictions in the future in order to further minimize reimbursement for hearing care. Such restrictions could have a material adverse effect on the Company's business, financial condition, and results of operations.

MANAGED CARE

         Managed care arrangements typically shift some of the economic risk of providing patient care from the person who pays for the care to the provider of the care by capping fees, requiring reduced fees, or paying a set fee per patient irrespective of the amount of care delivered. With respect to hearing care, such limits could result in reduced payments for services or restrictions on the types of services for which reimbursement is available or the frequency of replacements or upgrades of equipment. If managed care arrangements become more prevalent in the hearing care field in the future, or the downward pressures on fees associated with managed care increase, the Company's business, financial condition, and results of operations may be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

         The success of the Company is dependent to a significant degree on the services of Brandon M. Dawson, president of the Company, and on the other members of its executive management team. The loss of the services of any of these key personnel could have a material adverse effect on the Company's business, financial condition, and results of operations.


         The Company's success is also substantially dependent upon its ability to identify, attract and retain qualified employees, particularly audiologists, who are primarily responsible for clinic profitability as well as for attracting and retaining customers. The Company recruits such personnel from a limited pool of available applicants. Although the Company attempts to enter



                                      - 7 -





into employment contracts with its audiologists that contain covenants not to compete, such audiologists may become competitors of the Company. The Company's failure to attract and retain audiologists and other key employees would have a material adverse effect on the business, financial condition, and results of operations of the Company.



CONCENTRATION OF STOCK OWNERSHIP


         The executive officers and directors of the Company beneficially own approximately 8.6 million shares (not including shares subject to options), or 32% of the Common Stock presently outstanding. Accordingly, these individuals, acting in concert, presently have substantial influence over most matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership could also permit substantial shareholders to delay or prevent a change in control of the Company and may discourage third parties from attempting to acquire such control.


PUBLIC MARKET; VOLATILITY OF STOCK PRICE

         The Common Stock is presently  traded on The Alberta Stock  Exchange in
Canada. However, there has been no public market for the Company's Common Stock in the United States and there is no assurance that an active trading market will develop or be sustained. Even if an active trading market does develop in the United States, the market price of the Company's Common Stock could be significantly affected by such factors as the Company's operating results, changes in any earnings estimates publicly announced by the Company or by analysts, announcements of technological or surgical innovations affecting hearing care, the introduction of new hearing care products or changes in existing hearing care products, and various factors affecting the economy in general. In addition, the stock markets in the United States and Canada have experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

PENNY STOCK REGULATION


         The Securities and Exchange Commission (the "Commission") has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from such rules, the



                                      - 8 -





broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. So long as the Company's Common Stock is subject to the penny stock rules, purchasers of Shares offered by this Prospectus may find it more difficult to sell their Common Stock.


POTENTIAL FOR FUTURE SALES OF SHARES


         This Prospectus relates to the offering for sale of a total of 24,422,452 Shares of the Company's Common Stock from time to time by one or more persons identified under the caption "Selling Shareholders" (the "Selling
Shareholders"),  of which (i) 15,728,094 Shares are presently outstanding,  (ii)
6,694,358 Shares are issuable upon the exercise of purchase warrants,  and (iii)
2,000,000  Shares are  issuable  upon the  exercise of  convertible  notes.  See
"Selling Shareholders," "Principal Shareholders," and "Plan of Distribution." An additional 3.7 million shares of Common Stock which are not covered by this Prospectus are issuable upon the exercise of options, purchase warrants, and convertible securities, of which 2.2 million were exercisable at May 15, 1997.
Also, approximately 10.8 million shares of the outstanding Common Stock which are not covered by this Prospectus are freely transferable under the Canadian and U.S. federal securities laws. Sales of any significant number of shares of Common Stock, or the potential for such sales, in the public market could adversely affect the prevailing market price of the Common Stock. See "Price
Range of Common Stock."



COMPETITION

         The market in which the Company operates is intensely competitive, highly fragmented, and characterized by intense price competition and an increasing number of new audiologists entering the market. The Company has numerous competitors in each of the markets in which it operates hearing care clinics. Some of its competitors are better known and have substantially greater financial and marketing resources than the Company. In addition, other persons or entities may seek to acquire hearing care clinics in the markets in which the Company hopes to operate, thereby creating competitive pressures in connection with the acquisition of hearing care clinics by the Company.

LABOR UNIONS


          Although there are no collective bargaining agreements in place with respect to the Company's operations, there can be no assurance that the Company's employees will not attempt to unionize. Certain individuals have attempted to unionize the employees of HC HealthCare Hearing Clinics Ltd., the Company's primary Canadian operating subsidiary, in the past. Any unionization of the Company's employees could have a material adverse effect on the business, financial condition, and results of operations of the Company.




                                      - 9 -




ADDITIONAL FINANCING


         The Company's strategy to acquire additional hearing care clinics will require substantial additional funding. Moreover, funding will be needed for the development of an on-line management information system that will link each clinic with the Company's corporate headquarters and for additional working capital. These funding requirements may result in the Company incurring long-term and short-term indebtedness and in the public or private issuance, from time to time, of additional equity or debt securities. There can be no assurance that any such financing will be available to the Company or will be available on terms acceptable to the Company.


REPUTATION OF THE INDUSTRY

         Certain  segments of the hearing care industry,  in particular the sale and fitting of hearing aids, have been the subject of governmental investigation
and  adverse   publicity  due  to   unscrupulous   sales  practices  by  certain
organizations. Adverse publicity concerning the hearing care industry could have a material adverse effect on the Company's business,  financial  condition,  and results of operations.

REGULATION

         The sale of hearing aid devices is regulated at the federal level in the United States by the United States Food and Drug Administration ("FDA"), which has been granted broad authority to regulate the hearing care industry.
Under federal law, hearing aids may only be sold to individuals who have first obtained a medical evaluation from a licensed physician, although a fully informed adult may waive a medical evaluation in certain instances. Regulations promulgated by the FDA also presently require that dispensers of hearing aids provide customers with certain warning statements and notices in connection with the sale of hearing aids and that such sales be made in compliance with certain labeling requirements.


         Most states in the United States and many provinces in Canada have established formal licensing procedures that require the certification of audiologists and/or hearing instrument specialists ("HISs"). Although the extent of regulation varies by jurisdiction, almost all states and provinces engage in some degree of oversight of the industry. The Company operates its hearing care clinics through its wholly owned subsidiaries, HealthCare Hearing Clinics, Inc.
("HHCI"), which is a Washington general business corporation,  and HC HealthCare
Hearing Clinics Ltd., a British Columbia corporation, as well as second-tier subsidiaries. The subsidiary corporations employ licensed audiologists who offer and perform audiology services on behalf of the Company.

         In certain states in the United States, business corporations such as HHCI may not be authorized to employ audiologists and offer audiology services.
For example, in California, where the Company operates 24 clinics, although the performance of audiology services by professional corporations owned solely by licensed audiologists is expressly authorized under California law, it is unclear whether general business corporations such as HHCI may employ



                                     - 10 -





licensed  audiologists to perform audiology  services.  However,  the California
Department of Consumer Affairs has indicated by memorandum that  speech-language pathologists,  which are regulated  under  statutes and  regulations  similar to those governing audiologists, may practice in a general business corporation and that a  general  business  corporation  may  provide  speech-language  pathology services through licensed speech  pathologists.  In Illinois,  where the Company has eight  hearing care clinics,  it is also unclear  whether  general  business corporations  may employ licensed  audiologists to perform  audiology  services.
Under  Illinois  law,  only   professional   corporations  and  individuals  are
authorized to obtain licenses to practice audiology.

         The laws and  regulations  governing  the  practice  of  audiology  are enforced by regulatory agencies with broad discretion. If the Company were found to be in  violation  of such laws and  regulations  in one or more  states,  the consequences  could  include  the  imposition  of fines and  penalties  upon the
Company and its  audiologists as well as the issuance of orders  prohibiting the
Company from operating its clinics under its present  structure.  In that event, among the solutions the Company might consider would be the restructuring of all or a portion  of its  operations  in a manner  similar  to that used by  certain medical  and  dental  clinic  networks.  Under  such a  structure,  professional corporations  owned by licensed  audiologists would contract with the Company to
perform   professional   services  and  the  Company  would  contract  with  the
professional corporations to provide management services.


         No assurance can be given that the Company's activities will be found to be in compliance with laws and regulations governing the corporate practice of audiology or, if its activities are not in compliance, that the operational structure of the Company can be modified to permit compliance. In addition, no assurance can be given that other states or provinces in which the Company presently operates will not enact prohibitions on the corporate practice of audiology or that the regulatory framework of certain jurisdictions will not limit the ability of the Company to expand into such jurisdictions if the Company is unable to modify its operational structure to comply with such prohibitions or to conform with such regulatory framework. Additional laws and regulations may be adopted in the future at the federal, state, or province level that could have a material adverse effect on the business, financial condition, and results of operations of the Company.

         A small percentage of the revenues of the hearing care clinics operated by the Company comes from Medicare and Medicaid programs. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a Medicare or Medicaid patient, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid programs or (iii) the purchase, lease or order of any item or service reimbursable under Medicare or Medicaid.
Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties.



                                     - 11 -




POTENTIAL ISSUANCE OF PREFERRED STOCK AND ADDITIONAL COMMON STOCK

         The Board of Directors has the authority to issue an unlimited number of preferred shares of the Company ("Preferred Stock") in one or more series and to fix the number of shares of any such series and the designations, rights, privileges, restrictions, and conditions attaching thereto, without any further vote or action by the shareholders of the Company. The issuance of Preferred
Stock could adversely affect the rights of holders of Common Stock. For example, the issuance of Preferred Stock could result in securities outstanding that would have preference over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) have all of the rights of the Common Stock. The Board of Directors also has the authority to issue an unlimited number of additional shares of Common Stock without any further vote or action by the Company's shareholders, possibly causing the interests of the existing shareholders to suffer substantial dilution. The issuance of Preferred
Stock or additional Common Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy or consent solicitation, or otherwise by making such attempts more costly or more difficult to achieve.

                    SERVICE AND ENFORCEMENT OF LEGAL PROCESS


         The Company is incorporated under the laws of the Province of Alberta, Canada. Some of the directors, controlling persons and officers of the Company, as well as certain of the experts named herein and 10 of the Selling
Shareholders, are residents of Canada and all or a portion of the assets of such persons and of the Company are located outside of the United States. As a result, it may be difficult for holders of the Common Stock to effect service within the United States upon those directors, controlling persons, officers, experts and Selling Shareholders hereunder who are not residents of the United
States, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United
States federal securities laws to the extent such judgments exceed such person's
United States assets. The Company has been advised by its Canadian counsel, Ballem MacInnes, that there is doubt as to the enforceability in Canada against the Company or against any of its directors, controlling persons, officers or experts or any Selling Shareholders hereunder who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws. The Company's agent for service of process in the United States is MN Service Corp. (Oregon), 111 S.W. Fifth Avenue, Suite 3500,
Portland, Oregon 97204, telephone (503) 224-5858.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

                  Certain statements contained in this Prospectus, including without limitation statements containing the words "believes," "anticipates,"
"intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform
Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future


                                     - 12 -




results,   performance   or   achievements   expressed   or   implied   by  such
forward-looking  statements.  Such factors  with respect to the Company  include economic  trends in the Company's  market  areas,  the ability of the Company to manage its growth and  integrate  new  acquisitions  into its network of hearing care  clinics,  changes  in the  application  or  interpretation  of  applicable governmental  laws and  regulations,  the  ability of the  Company  to  complete additional  acquisitions  of  hearing  care  clinics on terms  favorable  to the
Company, the degree of consolidation in the hearing care industry, the Company's success in attracting and retaining qualified  audiologists and staff to operate its hearing clinics,  product and professional  liability claims brought against the Company that exceed the Company's insurance  coverage,  and the availability of and costs  associated with potential  sources of financing.  Certain of these factors are  discussed in more detail  elsewhere in this  Prospectus,  including without limitation under the captions "Risk Factors,"  "Management's  Discussion and Analysis of Financial  Condition and Results of Operations," and "Business."
Given these  uncertainties,  prospective  investors  are  cautioned not to place undue reliance on such  forward-looking  statements.  The Company  disclaims any obligation to update any such factors or to publicly  announce the result of any revisions to any of the forward-looking  statements  contained herein to reflect future events or developments.




                                     - 13 -




                           PRICE RANGE OF COMMON STOCK

         The Common Stock is traded on the ASE. The following table sets forth the reported high and low sales prices in Canadian and United States dollars for the Common Stock on the ASE for the periods indicated:



                                                               CANADIAN $                      UNITED STATES $(1)
     CALENDAR YEAR                 Period                High              Low               HIGH              LOW
1995                      First Quarter                  0.19              0.11              0.14             0.08
                          Second Quarter                 0.26              0.15              0.19             0.11
                          Third Quarter                  0.28              0.16              0.21             0.12
                          Fourth Quarter                 0.65              0.14              0.48             0.11

1996                      First Quarter                  3.75              0.56              2.76             0.41
                          Second Quarter                 4.00              2.10              2.95             1.54
                          Third Quarter                  2.89              2.00              2.11             1.45
                          Fourth Quarter                 2.47              1.80              1.83             1.32


1997                      First Quarter                  2.58              1.81              1.89             1.34
                          Second Quarter                 2.00              1.25              1.44             0.89
                          through May 8,
                          1997




(1) The high and low sales prices were converted to United States dollars as of the date of sale.

         As of May 1,  1997,  there  were 113  holders  of record of the  Common
Stock.



                                 DIVIDEND POLICY

         The payment of dividends is solely within the discretion of the Company's board of directors. Since its inception the Company has not paid cash dividends on its capital stock. The Company intends to retain any future earnings for further development and growth of its business and does not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of January 31, 1997:



Long-term debt, net of current portion (1)                    $   285,054
Convertible debt (2)                                            2,729,973
Shareholders' equity:
  Preferred stock, no nominal or par value per share,
    unlimited number of shares authorized; none
    outstanding                                                    --
  Common stock, no nominal or par value per share,
    unlimited number of shares authorized; 25,933,112
    shares issued and outstanding (3)                          10,414,009
  Retained deficit                                             (1,363,868)
  Cumulative translation adjustment                                75,501
                                                               ----------
    Total shareholders' equity                                  9,125,642
                                                                ---------

    Total capitalization                                      $12,140,669
                                                              ===========


----------

(1) See Note 8 of the Notes to the Consolidated Financial Statements for a description of the Company's long-term debt.


(2) Convertible debt includes the following: (a) $2,600,000 non-interest bearing convertible subordinated notes due October 31, 1997, immediately convertible into shares of Common Stock at the conversion price of $1.30 principal amount for each share of Common Stock; and (b) $129,973 non-interest bearing convertible note due September 1, 1997, immediately convertible into shares of Common Stock at the conversion price of $1.00 principal amount for each share of Common Stock.

(3) Shares issued and outstanding do not include the following: (a) 2.3 million shares of Common Stock subject to options outstanding at January 31, 1997, at a weighted average exercise price of $1.09 per share; (b) 1,905,750 shares of Common Stock issuable upon exercise of share purchase warrants at an exercise price of $1.08 per share (converted from Canadian dollars at May 8, 1997) until February 28, 1998; (c) 5,467,410 shares of Common Stock issuable upon the exercise of share purchase warrants at an exercise price of $2.00 per share; (d) 495,900 shares of Common Stock issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share; (e) 2,129,630 shares of Common Stock reserved for issuance in respect of convertible notes; and (f) 597,384 shares of Common Stock issuable upon satisfaction of a purchase price contingency.

                              SELLING SHAREHOLDERS


         The following table sets forth the name of each Selling Shareholder, any position, office or other material relationship of such Selling Shareholder with the Company within the past three years, the amount of Common Stock owned by such Selling Shareholder on May 15, 1997, the number of shares to be offered by the Selling Shareholder and the amount and percentage of Common Stock to be owned by such Selling Shareholder after completion of the offering assuming all the offered shares are sold.



                                     NUMBER OF SHARES                                               SHARES TO BE OWNED
NAME OF SELLING SHAREHOLDER          OWNED PRIOR TO                                                   AFTER OFFERING
                                     OFFERING                      SHARES OFFERED


Abbingdon Venture Partners           743,600(1)                         743,600                             --
Limited Partnership

Abbingdon Venture Partners            71,280(2)                          71,280                             --
Limited Partnership II

Aho, Donald J.                        16,000(3)                          16,000                             --

Alfa Life Insurance Co.              400,000(3)                         400,000                             --

Alfa Mutual Fire Insurance           600,000(3)                         600,000                             --
Co.

Alfa Mutual Insurance Co.            600,000(3)                         600,000                             --

Angus, Richard(4)                     71,500                             71,500                             --

Art, Barbara Holley V Trust           40,000(3)                          40,000                             --

Art, Barbara Holley VII Trust         96,000(3)                          96,000                             --

Aspen Limited Partnership(5)         683,000(6)                         683,000                             --

Bennett, Carissa(7)                  253,091                            253,091                             --

Bickford, Michael D. &                80,000(3)                          80,000                             --
Lisbeth H.

Brown's Creek, Inc.                  900,000(8)                         900,000                             --

Business Development Capital         285,120(9)                         285,120                             --
Limited Partnership III

Caldwell, Derek(10)                   89,200(11)                         89,200                             --

Campbell, Murray T.A.(12)             31,700                             31,700                             --

Cass, Baron & Darlene                 40,000(3)                          40,000                             --
"Family Foundation"

Cass, A. Baron III "Childrens        160,000(3)                         160,000                             --
Trust"

Cass, A. Baron III                   867,664(13)                        867,664                             --



                                     - 16 -






Clark, Dr. Jim & Valerie               1,000                              1,000                             --

Cohen, Barton J.                     160,000(3)                         160,000                             --

Cohen, Barton J. "Family              40,000(3)                          40,000                             --
Foundation"

Collins, William                     150,000(3)                         150,000                             --

Cross, Deborah Law(14)               408,000                            408,000                             --

Dawson, James W.(15)                   6,600                              6,600                             --

Dawson, Brandon M.(16)             4,250,000                          4,250,000                             --

DeJong, William(17)                   82,200                             82,200                             --

Downey, Gary B.                       16,000(3)                          16,000                             --

Drullinger, Randall E.(18)           250,000                            250,000                             --

Feinberg, Hill A.                     40,000(3)                          40,000                             --

Ferrer, Christine                    160,000(3)                         160,000                             --

Finney, Stanford C., Jr.             160,000(3)                         160,000                             --

Frazer, Gregory(19)                1,217,268                          1,217,268                             --

Friedman, Theodore                    80,000(3)                          80,000                             --

Gabbert, Jerome                       48,000(3)                          48,000                             --

Good, Douglas F.(20)               1,238,462                          1,238,462                             --

Gross Foundation Inc.                400,000(3)                         400,000                             --

Hill, Mark W.                        100,000(3)                         100,000                             --

Holley, John W. and Wilson,           56,000(3)                          56,000                             --
Barbara

Holley, John W. Grantor              240,000(3)                         240,000                             --
Trust

Jacobson, Eli                         64,000(3)                          64,000                             --

Judge, James P.                       80,000(3)                          80,000                             --

Kanuk, Alan R.                        72,000(3)                          72,000                             --


                                                     - 17 -

Kaplan, Howard                        80,000(3)                          80,000                             --

Kawasaki, Edwin J.(21)               100,000                            100,000                             --

Kigler, Marvin                         8,000(3)                           8,000                             --

King, Gail                            40,000(3)                          40,000                             --

King, Netta Sue Q-Tip Trust           40,000(3)                          40,000                             --

Lappetito, Paul                       20,000(3)                          20,000                             --

Lemak, John                           80,000(3)                          80,000                             --

Lieberman, John R.                     8,000(3)                           8,000                             --

Low, Nathan(22)                      269,137(23)                        269,137                             --

Mabry, Philip H.                      40,000(3)                          40,000                             --

Marshall, Marilyn E.(24)           1,241,138                          1,241,138                             --

Mathis, James T.                      10,000(3)                          10,000                             --

McKnight, Charles                     16,000(3)                          16,000                             --

McNight, Netta Sue King               16,000(3)                          16,000                             --

Miller, Dwight(22)                   227,727(25)                        227,727                             --

Milstein, Edward                     160,000(3)                         160,000                             --

Milstein, Howard                     160,000(3)                         160,000                             --

Mutz, Marcus R.                       80,000(3)                          80,000                             --

C. M. Oliver & Company               308,600(27)                        308,600                             --
Limited(26)

Pretlow, Joe                          40,000(3)                          40,000                             --

Rachofsky, Howard E.                 800,000(3)                         800,000                             --

Rainbow Trading Partners,            160,000(3)                         160,000                             --
Ltd.

Rainbow Trading Venture              176,000(3)                         176,000                             --
Partners, L.P.

Ramsay, Bruce A.(28)                  33,400                             33,400                             --

Reik, William J. III                  80,000(3)                          80,000                             --

Riggs, Leonard M., Jr.,              133,334(3)                         133,334                             --
M.D.

Riggs, Peggy A.                       66,666(3)                          66,666                             --


                                                     - 18 -


Rutledge, Stephen                     10,000(3)                          10,000                             --

Sagit Investment Management        1,430,000(29)                      1,430,000                             --
Ltd.

Saito, Karen D.                        6,600                              6,600                             --

Saito, Kenneth O.                      2,000                              2,000                             --

Saito, Linda N.                        6,600                              6,600                             --

Saito, Stephanie N.                    1,000                              1,000                             --

Sands Partnership No. 1              267,666(30)                        267,666                             --
Money Purchase Pension Plan

Scharfer, Paul(31)                    44,600(32)                         44,600                             --

State Capital Partners                80,000(3)                          80,000                             --

Still, Marc R. IRA(33)               136,000(34)                        136,000                             --

Stinson, John C.                      50,000(3)                          50,000                             --

Stone, David                         160,000(3)                         160,000                             --

Stone, Richard(22)                    72,680(35)                         72,680                             --

Strauss, John L.                     800,000(3)                         800,000                             --

Swerdoff, Alan(22)                    18,376(36)                         18,376                             --

Tanihana, Jami(37)                   905,977                            905,977                             --

Thau, Andrea, Money                    8,000(3)                           8,000                             --
Purchase Plan

Thau, Andrea P., Profit               16,000(3)                          16,000                             --
Sharing Plan

The Curran Companies, Inc.           467,666(38)                        467,666                             --

Thomson, Craig R.(39)                 68,900                             68,900                             --

Thomson, Michael G.(40)              128,700                            128,700                             --


-------------------------

(1) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued by the Company in the amount of $966,680 in connection with its acquisition of SONUS on October 31, 1996.

(2) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued by the Company in the amount of $92,664 in connection with its acquisition of SONUS on October 31, 1996.

(3) One-half of the number of shares shown are issuable to the Selling Shareholder upon the exercise of the Company's September Warrants (as defined below). Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(4) Richard Angus, through Wood Gundy, Inc., assisted in the private placement of the Company's special warrants issued in February 1996, and received 35,750 shares and 35,750 February Warrants (as defined below) in partial payment for such placement services. Each February Warrant is exercisable for one share of Common Stock at an exercise price of $1.08 per share (converted from Canadian dollars at May 8,
         1997) until February 28, 1998. See "Description of Capital Stock--Warrants."

(5) Aspen Limited Partnership received 464,000 of the shares shown as the designee of Dallas Research & Trading, Inc. ("Dallas Research"), which acted as a placement agent in connection with the private placement of the Company's special warrants in the United States in December 1996. Dallas Research received a selling commission equal to 9% of the gross proceeds of the offering that was paid through the issuance of 180,000 September Warrants. Dallas Research also received an additional 20,000 September Warrants in payment of its corporate finance fee and an option to acquire 200,000 share purchase warrants.
         See "Description of Capital Stock--Warrants."

(6) The number of shares shown includes 38,500 shares issuable upon the exercise of the Company's February Warrants and 219,000 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 168,000 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(7) Ms. Bennett has entered into a five-year employment contract with the Company as an area administrator. She is married to Gregory Frazer, an officer and director of the Company. She acquired her shares of Common Stock in connection with the acquisition by the Company of 11 clinics operated by HCA on October 1, 1996. See "Management," "Principal Shareholders," and "Certain Transactions."

(8) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued by the Company in the amount of $1,170,000 in connection with its acquisition of SONUS on October 31, 1996.

(9) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued by the Company in the amount of $370,656 in connection with its acquisition of SONUS on October 31, 1996.

(10) Mr. Caldwell received 9,200 of the shares shown as the designee of Sunrise Securities Corporation ("Sunrise"), which acted as a placement agent in connection with the private placement of the Company's September Warrants in the United States in December 1996. Sunrise received a selling commission equal to 9% of the gross proceeds of the offering that was paid through the issuance of 193,410 September Warrants. Sunrise also received a $25,000 corporate finance fee and an option to acquire 214,900 share purchase warrants. See "Description of Capital Stock--Warrants."

(11) The number of shares shown includes 42,800 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 3,600 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(12) Mr. Campbell was one of the Company's original shareholders and a former director of the Company.

(13) The number of shares shown includes 133,832 shares issuable upon the exercise of the Company's February Warrants and 300,000 shares issuable upon the exercise of the Company's September Warrants.
         See "Description of Capital Stock--Warrants."

(14) Ms. Cross has entered into a three-year employment contract with the Company as an area administrator. She acquired her shares of Common Stock in connection with the acquisition by the Company of Hearing
         Dynamics in December 1996. Of the shares shown, a total of 118,000 shares are subject to restrictions on sale or transfer. Such restrictions will lapse as to one-third of such shares on November 30 in each of 1997, 1998, and 1999. In addition, 80,000 of the shares are being held by the Company (the "Contingent Shares"). If for any of the three years ending on November 30, 1997, 1998 or 1999, the income of Hearing Dynamics before interest, taxes, depreciation and amortization and after a corporate overhead allocation falls below 20% of the net revenues of the business for such year, Ms. Cross may elect to pay the Company $1.00 or cancel one Contingent Share for each $1.00 of shortfall. A Contingent Share is also required to be canceled or a dollar retained for each $1.72 of long-term liabilities of the business as of the date of closing of the acquisition and for each $1.72 of net accounts receivable that remains uncollected after a specified time period.

(15) James W. Dawson is the father of Brandon M. Dawson, president and a director of the Company.

(16) Brandon M. Dawson is president and a director of the Company. See "Management," "Principal Shareholders," "Certain Transactions," and "Description of Capital Stock--Escrowed Shares."

(17) Mr. DeJong is a director of the Company. See "Management," "Principal Shareholders," and "Certain Transactions."

(18) Mr. Drullinger is an officer of the Company. See "Management" and "Description of Capital Stock-- Escrowed Shares."

(19) Mr. Frazer is an officer and director of the Company and acquired his shares in connection with the acquisition by the Company of 11 clinics operated by HCA on October 1, 1996. See "Management," "Principal Shareholders," and "Certain Transactions."

(20) Mr. Good is a director of the Company. See "Management," "Principal Shareholders," "Certain Transactions," and "Description of Capital Stock--Escrowed Shares."

(21) Mr. Kawasaki is an officer of the Company. See "Management" and "Description of Capital Stock-- Escrowed Shares."

(22)     The Selling  Shareholder  received  the shares shown as the designee of
         Sunrise.    See   note   10   above   and   "Description   of   Capital
         Stock--Warrants."

(23) The number of shares shown includes 89,791 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 89,555 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(24) Ms. Marshall shares the same household as Mr. Good, who is a director of the Company. See "Principal Shareholders," "Certain Transactions," and "Description of Capital Stock--Escrowed Shares."

(25) The number of shares shown includes 70,336 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 87,055 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(26) C.M. Oliver & Company Limited acted as placement agent in connection with the private placement of the Company's September Warrants in Canada in September 1996 and received a selling commission that included $48,625 in cash and 34,000 September Warrants. C.M. Oliver & Company Limited also received a $61,987 syndication fee, a $37,097 corporate finance fee, and an option to acquire 81,000 share purchase warrants. See "Description of Capital Stock--Warrants."

(27) The number of shares shown includes 34,000 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 81,000 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(28)     Mr. Ramsay was one of the Company's original shareholders.

(29) Consists of shares issuable to the Selling Shareholder upon the exercise of the Company's February Warrants. See "Description of Capital Stock--Warrants."

(30) One-half of the number of shares shown are issuable to the Selling Shareholder upon the exercise of the Company's February Warrants. See "Description of Capital Stock--Warrants."

(31)     Mr.  Sharfer  received  4,600 of the shares  shown as the  designee  of
         Sunrise.    See   note   10   above   and   "Description   of   Capital
         Stock--Warrants."

(32) The number of shares shown includes 21,400 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 1,800 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(33) Mr. Still was president of Dallas Research and received the shares shown as the designee of Dallas Research. See note 5 above and "Description of Capital Stock--Warrants."

(34) The number of shares shown includes 52,000 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 32,000 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(35) The number of shares shown includes 22,120 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 28,440 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(36) The number of shares shown includes 6,963 shares issuable upon the exercise of the Company's September Warrants. The number of shares shown also includes 4,450 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(37) Ms. Tanihana has entered into a five-year employment contract with the Company as an area administrator. She acquired her shares in connection with the acquisition by the Company of 11 clinics operated by HCA on October 1, 1996. See "Certain Transactions."

(38) The number of shares shown includes 133,833 shares issuable upon the exercise of the Company's February Warrants and 100,000 shares issuable upon the exercise of the Company's September Warrants.
         See "Description of Capital Stock--Warrants."

(39) Craig R. Thomson was one of the Company's original shareholders and a former officer and director of the Company.

(40) Michael G. Thomson is employed by and a member of the capital markets group of C.M. Oliver & Company Limited, which acted as placement agent in connection with the private placement of the Company's September Warrants in Canada in September 1996, and is a wholly owned subsidiary of C.M. Oliver, Inc. See note 26 above. In addition, Mr. Thomson was one of the Company's original shareholders and a former officer and director of the Company. See "Certain Transactions."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         General


         Since 1995, the Company has achieved significant growth in revenues, primarily due to the acquisition and operation of additional hearing care clinics. For the year ended July 31, 1996, and the six months ended January 31, 1997, the Company generated total revenues of $2.4 million and $4.2 million, respectively. As of January 31, 1997, the Company's cumulative deficit was $1.4 million and its total shareholders' equity was $9.1 million. For the year ended July 31, 1996, and the six months ended January 31, 1997, the Company generated net losses of $582,000 and $947,000, respectively. On a pro forma basis, giving effect to the acquisitions of HCA and SONUS, as if such acquisitions had occurred on August 1, 1995, the Company would have generated net losses of $1,273,000 for the year ended July 31, 1996.

         Recent Acquisitions

         On August 1, 1996, HHCI acquired the assets of Santa Maria Hearing Associates. Consideration for acquisition of the single clinic consisted of $50,000 in cash paid at closing and $25,000 for a covenant not to compete which was paid on January 5, 1997. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete amounted to $78,000.

         On October 1, 1996, HCA, consisting of 11 hearing care clinics located in Los Angeles, California, merged with HealthCare Hearing Clinics, Inc. ("HHCI"), a wholly owned subsidiary of the Company. The consideration paid by the Company consisted of $314,724 in cash and 2,389,536 shares of Common Stock, of which 597,384 shares are being held by the Company pending satisfaction of a purchase price contingency. An additional $350,861 in cash was paid for covenants not to compete. The intangible assets recorded in the transaction, including the covenants not to compete, amounted to $2,001,000.

         On October 31, 1996, HHCI acquired the assets of SONUS, consisting of 14 hearing care clinics located in the Chicago, Illinois, and Lansing, Michigan metropolitan areas. The consideration paid by the Company consisted of a subordinated convertible note in the principal amount of $2,600,000, which is convertible into 2,000,000 shares of Common Stock at $1.30 per share, and the assumption of certain liabilities in the amount of $360,000. The intangible assets recorded in the transaction, including a covenant not to compete, amounted to $2,482,000.

         On December 6, 1996, HHCI completed a merger with Hearing Dynamics ("HD"), which operated four hearing care clinics in the San Diego, California, area. Cash in the amount of $102,600 and 408,000 shares of Common Stock were exchanged for all of the issued and outstanding shares of HD in connection with the merger. An additional $25,000 was paid to the seller for a covenant not to compete. The intangible assets recorded in the transaction, including the covenant not to compete, amounted to $855,000.

         On December 17, 1996, HHCI acquired all of the common stock of FHC, Inc., doing business as Family Hearing Centers ("FHC"). Consideration for acquisition of the single clinic consisted of cash in the amount of $150,000, the issuance of a promissory note in the amount of $150,000 and the assumption and repayment of $100,000 in FHC corporate debt. An additional $112,000 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the transaction, including covenants not to compete, amounted to $489,000.

         On January 10, 1997, HHCI purchased all of the outstanding shares of Hearing Care Associates-Los Angeles, Inc., for $301,000 in cash. An additional $112,500 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete, amounted to $420,000.

         On February 28, 1997, HHCI acquired all of the outstanding shares of Hearing Care Associates-Arcadia, Inc., for $410,338 in cash. An additional $130,170 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete, amounted to $414,000.

         On March 6, 1997, HHCI acquired all of the outstanding shares of Hearing Care Associates-Sherman Oaks, Inc., for $26,568 in cash. An additional $33,783 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete, amounted to $45,000.

         On March 14, 1997, HHCI acquired all of the outstanding shares of Auditory Vestibular Center, Inc., for $56,204 in cash. An additional $28,580 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete, amounted to $47,000.

         On April 8, 1997, HHCI acquired all of the outstanding shares of Hearing Care Associates - Lancaster, Inc., for $136,751 in cash. An additional $61,877 was paid to the sellers for a covenant not to compete. The intangible assets recorded in the acquisition of the single clinic, including the covenant not to compete, amounted to $98,000.

         The Company is in the advanced stages of evaluating and negotiating with three prospective acquisition targets. Although definitive agreements have not been executed, most of the significant elements of each transaction have been negotiated, including total consideration, type of consideration, employment contracts and covenants not to compete, and the acquisitions are expected to close during the third quarter of the Company's fiscal year. A summary of each transaction follows:

         o The pending acquisition of all the outstanding shares of Hearing Care Associates- North Hollywood, Inc., for $201,263 in cash. An additional $52,755 will be payable to the sellers to enter into covenants not to compete. The intangible assets anticipated in the acquisition of the clinic, including covenants not to compete, are estimated at $160,000.

         o The pending acquisition of all the outstanding shares of Hearing Care Associates-Santa Monica, Inc., for $258,268 in cash. An additional $76,090 will be payable to the sellers to enter into covenants not to compete. The intangible assets anticipated in the acquisition of the clinic, including covenants not to compete, are estimated at $260,000.

         o An agreement in principle to acquire Hearing Improvement Centers, Inc., a California corporation operating two hearing care clinics, in exchange for $300,000 in cash and 283,688 shares of Common Stock. An additional $100,000 would be paid to the sellers to enter into covenants not to compete. The intangible assets anticipated in the acquisition of the two clinics, including covenants not to compete, are estimated at $500,000.

         As of January 31, 1997, the Company had recorded $7.2 million in intangible assets, including $641,000 in covenants not to compete, which represented 49% of the Company's total assets. Including the acquisitions that have closed subsequent to January 31, 1997, and the three pending acquisitions described above, the Company will have recorded $8.7 million in intangible assets, including $1,125,000 in payments for covenants not to compete. The amortization of the $8.7 million in intangible assets will result in an annual non-cash charge to earnings of approximately $383,000 in each of the next 20 years. If all of the covenants not to compete referred to above were currently in effect, an additional non-cash charge to earnings of approximately $366,000 in each of the current and next two fiscal years would also be incurred.

         Revenues

         The Company intends to increase its revenues by making additional acquisitions of hearing care clinics and by providing high-quality service and using targeted regional marketing at existing and newly acquired clinics. The Company believes that, for the foreseeable future, the level of managed care and third-party reimbursement will continue to be minimal and that its revenues will be derived primarily from its private payor patient base.

         Cost of Sales and Operating Expenses

         The  Company  intends  to lower  its cost of sales as a  percentage  of revenues by negotiating improved hearing aid manufacturer discounts. In addition, the Company expects that operating expenses will decrease as a percentage of revenues as revenues increase and economies of scale and administrative efficiencies are realized. However, the amortization of goodwill resulting from acquisitions will increase as more clinics are acquired by the Company.

         The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Company's audited and unaudited consolidated financial statements and the notes thereto contained elsewhere in this Prospectus.

RESULTS OF OPERATIONS


Six Months Ended January 31, 1997, Compared to Six Months Ended January 31, 1996


         Revenues. Total revenues for the six months ended January 31, 1997, were $4,201,000, representing a 306% increase over revenues of $1,034,000 for the comparable period in fiscal 1996. Of this increase, $2,579,000 was attributable to the 32 clinics acquired by the Company during the six-month period ended January 31, 1997, $427,000 was attributable to the five clinics acquired and the one clinic opened during the third and fourth quarters of fiscal 1996, $123,000 was attributable to one clinic that operated for a full six months during fiscal 1997 compared to only a portion of the comparable period during fiscal 1996, and $38,000 was attributable to eight clinics in Canada that operated for the full six-month period ended January 31 in both fiscal 1997 and 1996, representing an internal growth rate of 4% for clinics operated by the Company during both periods.

         Product sales revenue was $3,712,000 for the six months ended January 31, 1997, up 365% from the $1,017,000 for the same period in 1996. Audiological service revenues of $490,000 represented 12% of total revenues for the six months ended January 31, 1997, as compared to $17,000 or 2% for the comparable period in 1996. Substantially all of the clinics acquired in the United States separately charge for the performance of audiological services when a hearing aid is purchased. The Company's policy in the past was to waive the fee if a hearing aid was purchased.

         Gross Profit on Product Sales. Product gross profit for the six months ended January 31, 1997, was $2,165,000 or 58% of revenue, compared to $543,000 or 53% of revenue for the comparable period in fiscal 1996. The improvement in gross profit percentage was primarily due to the Company's access to greater volume discounts from manufacturers as a result of increased hearing aid purchases.

         Operating Expenses. Operating expenses for the six months ended January 31, 1997, were $3,626,000, representing an increase of 432% over operating expenses of $681,000 for the comparable period in fiscal 1996. Of this increase, $1,771,000 was attributable to the 32 clinics acquired by the Company during the six-month period ended January 31, 1997, $223,000 was attributable to the five clinics acquired and the one clinic opened during the third and fourth quarters of fiscal 1996, $73,000 was attributable to one clinic that operated for a full six months during fiscal 1997 compared to only a portion of the comparable period during fiscal 1996, $66,000 was attributable to eight clinics in Canada that operated for the full six-month period ended January 31 in both fiscal 1997 and 1996, and $812,000 was attributable to planned increases in corporate staff, increases in amortization of intangibles, and other corporate expenses related to the operation of a larger organization.

         As a percentage of total revenues, operating expenses increased to 86% for the six months ended January 31, 1997, from 66% for the comparable period in fiscal 1996. Approximately 56% or $1,641,000 of this increase was attributable to salaries and benefits for staff of newly acquired clinics and planned expansion of the administrative infrastructure. An additional 10% or $300,000 of the increase was attributable to higher lease rates associated with United States clinics (i.e., primarily in the California region) as compared to the existing lease rates at Canadian clinics. The remaining 34% of the increase was attributable to higher advertising and promotion budgets for the U.S. clinics, additional charges for amortization and depreciation and other clinic-related expenses.

Year Ended July 31, 1996, Compared to Year Ended July 31, 1995


         Accounts Receivable Turnover. The Company's accounts receivable turnover improved to 61 days for the fiscal year ended July 31, 1996 from 70 days in the prior fiscal year. The Company's accounts receivable balances consisted primarily of insurance proceeds to be received from managed care and third party insurance providers. HCA's accounts receivable turnover averaged 62 days while SONUS's accounts receivable turnover averaged 33 days as of each entity's most recent fiscal year-end.

         Revenues. Total revenues for the fiscal year ended July 31, 1996, were $2,389,000, representing a 39% increase over revenues of $1,720,000 for the prior fiscal year. Of this increase, $445,000 was attributable to the five clinics acquired and the one clinic opened during fiscal 1996 and $337,000 was attributable to one clinic that operated throughout fiscal 1996 compared to only a portion of fiscal 1995. These increases were offset by a 7% or $113,000 decrease in revenues attributable to the clinics that operated during both fiscal 1996 and fiscal 1995. Product sales revenue was $2,345,000 for the 1996 fiscal year, up 37% from the $1,707,000 for fiscal 1995, while service revenue increased from $13,000 in fiscal 1995 to $44,000 for the 1996 fiscal year.

         During the third quarter of fiscal 1996, the Company was affected by a general downturn in the total number of hearing aids sold in the British Columbia market area. This drop was primarily attributable to policy changes adopted in 1994 and 1995 by third party insurers such as the Workers' Compensation Board, the Department of Veteran Affairs and certain provincial medical plans, which extended the time before hearing aids could be upgraded or replaced. This change, coupled with certain marketing restrictions relating to promoting such upgrades, is expected to have a continued negative effect on replacement hearing aid sales in Canada in the future.

         Gross Profit on Product Sales. Product gross profit for the fiscal year ended July 31, 1996, was $1,328,000 or 57% of revenues compared to $934,000 or 55% of revenues for the prior fiscal year. The improvement in gross profit percentage was primarily due to higher volume discounts and improved product sales management.

         Operating Expenses. Operating expenses for the fiscal year ended July 31, 1996, were $1,961,000, representing an increase of 89% over operating expenses of $1,038,000 for the prior fiscal year. As a percentage of total revenues, operating expenses increased to 82% for the fiscal year ended July 31, 1996, from 60% for fiscal 1995. This increase was mainly due to (i) the addition of costs associated with being listed on the ASE in Canada, including investor relations activities and compliance with Alberta and British Columbia regulatory reporting requirements and ASE listing requirements; (ii) increased costs associated with the continued integration of the various hearing clinics acquired since October 1994 and the costs of negotiating additional acquisitions; and (iii) the addition of key senior management personnel beginning in December 1995 to assist in implementing the acquisition and consolidation strategy of the Company.

         Of the $923,000 increase in operating expenses in fiscal 1996, $277,000 was attributable to the five clinics acquired and the one clinic opened during fiscal 1996, $182,000 was attributable to one clinic which operated for a full year during fiscal 1996 compared to a partial year during fiscal 1995, $56,000 was attributable to the clinics which operated during both fiscal 1996 and 1995, and $408,000 was attributable to planned increases in corporate staff and other corporate expenses related to the Company's expansion program.

         As a percentage of total revenues, operating expenses increased to 82% for the fiscal year ended July 31, 1996, from 60% for the comparable period in fiscal 1995. Approximately 18% or $163,000 of this increase was attributable to the implementation of a patient support network in Canada and costs associated with investor relations and communications. An additional 46% or $423,000 was attributable to salaries and benefits of newly acquired clinics and initial buildup of the administrative infrastructure. The remaining 36% of the increase was distributed among the remaining expense categories.

LIQUIDITY AND CASH RESERVES

         From August to December 1995, the Company financed its operations mainly through internally generated funds, borrowing under bank credit arrangements, and advances from shareholders. Since that time, the Company has relied on the issuance and sale of equity securities to repay shareholder loans, open a new balance and hearing center in Calgary, Alberta, fund acquisitions, begin development of a management information system, and provide additional working capital.


         On February 28, 1996, the Company issued 1,700,000 special warrants in a private placement at a price of $0.74 (converted from Canadian dollars at February 28, 1996) for gross proceeds of $1,241,000. Each special warrant entitled the holder to 1.1 shares of Common Stock and a share purchase warrant to acquire an additional 1.1 shares of Common Stock at a price of $1.08 per share (converted from Canadian dollars at May 8, 1997). The share purchase warrants expire on February 28, 1998. The proceeds of the February 1996 private placement were used for acquisitions and working capital.

         During September 1996, the Company issued 810,000 special warrants in a private placement in Canada at a price of $1.25 for gross proceeds of $1,012,500. In December 1996, the Company issued 4,149,000 special warrants in a private placement in the United States at a price of $1.25 for gross proceeds of $5,186,250. Each special warrant issued in Canada entitled the holder to 1.1 shares of Common Stock and a share purchase warrant to acquire an additional 1.1 shares of Common Stock at a price of $2.00 per share. Each special warrant issued in the United States entitled the holder to one share of Common Stock and a share purchase warrant to acquire one additional share of Common Stock at a price of $2.00 per share. The share purchase warrants expire on August 31, 1998. However, if the closing bid for the Common Stock is in excess of $3.00 per share for a period of 20 consecutive trading days (as traded on the ASE or another more senior North American stock exchange), the Company has the option upon 45 days' prior written notice to the holders to force the exercise or cancellation of the share purchase warrants. The actual and anticipated uses of the proceeds of the September and December 1996 private placements are as follows:

                  Working capital                   $1,898,750
                  Capital expenditures                 600,000
                  Registration costs                   250,000
                  Acquisitions                       3,200,000
                  Offering costs                       250,000
                                                    ----------
                                                    $6,198,750

         During the six months ended January 31, 1997, the Company acquired 32 hearing care clinics located in California, Illinois, Michigan, and New Mexico. The acquisitions were funded primarily through the issuance of Common Stock valued at $3.1 million, the issuance of convertible subordinated notes in an aggregate principal amount of $2.6 million, the issuance of $150,000 in promissory notes, cash payments totaling $919,000, and the assumption of debt totaling $460,000. During the year ended July 31, 1996, the Company acquired four hearing care clinics in Canada and two clinics in the United States. The acquisitions were funded through the issuance of a convertible note in the amount of $129,000, promissory notes in the aggregate principal amount of $77,700, and cash in the amount of $4,264,063.

         The Company has a revolving demand loan with the Royal Bank of Canada, providing for borrowings up to $185,675. As of January 31, 1997, $96,551 was outstanding against this line, compared to $33,200 as of July 31, 1996. Advances under the line of credit bear interest at 1% above the Royal Bank of Canada prime rate, which was 5.75% at January 31, 1997. Advances under the revolving line of credit are secured by all the assets of HC HealthCare Hearing Clinics, Ltd, the Company's Canadian operating subsidiary, and personally guaranteed by Marilyn Marshall, a shareholder.

         The Company expects to spend approximately $600,000 in fiscal 1997 to develop a management information system that will link each clinic with the Company's headquarters. Development costs will include system design, new hardware, patient management and accounting software, and staff training. The Company is seeking to finance a substantial portion of this cost. The Company also plans to outsource the majority of its advertising and public relations functions at a cost of approximately $350,000 over the next 12 months, exclusive of direct marketing costs such as printing, mailing, and media purchases.


         The Company believes that its existing cash balances, amounts available under the revolving line of credit, and cash from operations will be sufficient to fund its operations and planned acquisitions over the next three months. However, to execute its long-term business strategy, the Company will require additional funding in order to acquire new clinics and to expand into other geographic markets. The Company plans to fund its long-term liquidity needs by a combination of the following methods: (i) obtaining lease financing for significant capital expenditures; (ii) securing senior operating lines of credit secured by accounts receivable; (iii) issuing subordinated debt;
(iv) raising additional privately placed equity; and (v) the exercise of outstanding share purchase warrants. In the event the Company is unable to consummate any of the above strategies, the Company will be unable to continue to pursue its acquisition strategy, necessitating significant reductions in administrative personnel in order to reduce expenses. There can be no assurance that any such financing alternatives will be available to the Company or will be available on terms acceptable to the Company.

NEW ACCOUNTING PRONOUNCEMENTS

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 supersedes APB Opinion No. 15, "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS under APB Opinion No. 15. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company will adopt SFAS No. 128 at January 31, 1998 for the quarter then ended. All prior period EPS data will be restated to conform with SFAS No. 128. The Company does not expect this statement to have a significant impact on its EPS calculations.

                                    BUSINESS

OVERVIEW


         The Company, through its primary operating subsidiaries HC HealthCare Hearing Clinics Ltd., a British Columbia corporation, and HealthCare Hearing Clinics, Inc., a Washington corporation, currently owns and operates a network of 51 hearing care clinics in the United States and Western Canada. The clinics are located primarily in the metropolitan areas of Los Angeles, California; San Diego, California; Chicago, Illinois; Lansing, Michigan; Albuquerque, New Mexico; Vancouver, British Columbia; and Calgary, Alberta. The Company intends to expand its network of hearing care clinics by acquiring clinics in its existing as well as new geographic markets. Since August 1, 1996, the Company has acquired 36 hearing care clinics.

         Each of the Company's hearing care clinics provides its hearing impaired patients with a full range of audiological products and services. As of January 31, 1997, approximately 88% of the Company's revenues were derived from product sales, including hearing aids, batteries, and accessories, while the remaining 12% of the Company's revenues were derived from audiological services. Substantially all of the Company's hearing care clinics are staffed by audiologists. The Company's operating strategy is to provide patients with high quality and cost-effective hearing care while at the same time increasing its operating margins by attracting and retaining patients, recruiting qualified and productive audiologists, achieving economies of scale and administrative efficiencies, and pursuing large group and managed care contracts. The Company believes that it is well positioned to provide retail hearing rehabilitative services to consumers while simultaneously serving the diagnostic needs of referring physicians and meeting the access and cost concerns of managed care providers and insurance companies.


INDUSTRY BACKGROUND


         Professionals and Clinics. Hearing aids may be dispensed by either a dispensing audiologist or an HIS. Although both audiologists and HISs may be licensed to dispense hearing aids, audiologists have advanced training in audiology and hold either a masters or Ph.D. degree.


         Overall, dispensing audiologists are much younger than HISs. The March 1996 issue of The Hearing Review, a hearing industry trade journal, indicates that approximately 40% of HISs in the U.S. are at least 60 years of age, 24% are 50-60 years of age, 22% are 40-50 years of age and only 15% are under age 40, compared to 1%, 11%, 37% and 52%, respectively, for dispensing audiologists. The Company believes that many HISs are facing retirement with no formal "exit-strategy," a situation that creates an attractive investment opportunity for the Company.

         The typical hearing care practice wields little purchasing power with manufacturers, and must spread overhead over a relatively small revenue base. In addition, a typical hearing care practice often has insufficient capital to purchase new technologies and lacks the systems and size necessary to develop economies of scale. As a result, the Company believes that dispensing audiologists and HISs will find it increasingly attractive to sell their practices to or affiliate with larger organizations, such as the Company.

         Another factor that may favor the consolidation of hearing care practices is managed care. As managed care becomes more pervasive, hearing care professionals will have an even greater need for the information resources, management expertise, economies of scale, and access to managed care group contracts that larger organizations such as the Company may be better able to provide. However, managed care is not presently a large part of the hearing care market and hearing care products and services are likely to continue to be provided predominantly on a private pay basis for the next several years.

         Notwithstanding the factors favoring consolidation of hearing care practices, there are currently only a few multiple clinic networks operating in more than one state or province in the United States or Canada with combined annual revenues in excess of $5 million.


         Hearing Impaired Population. According to the 1996 edition of Communication Facts, published by the American Speech-Language Hearing Association, the number of persons in the United States who have hearing loss is estimated to be approximately 28 million and the percentage of individuals with a hearing loss relative to the general population is approximately 2 percent for those under 18 years of age, 5 percent for those between 18 and 44 years of age, 14 percent for those between 45 and 64 years of age, 23 percent for those between 65 and 74 years of age and 32 percent for those over 75 years of age. In addition, the American Tinnitus Association estimates that approximately 12 million American adults have tinnitus (a ringing sensation in the ears) that is severe enough to seek medical help.


         The Company believes that the widely recognized demographic trend toward an aging population will increase the demand for hearing aid sales and audiological services and that the demand for hearing aids that are less visible and for newer and superior hearing aid technology, such as digital and programmable hearing aids, will also contribute to market growth. In addition, the Company believes that some individuals forgo hearing care because of the stigma of aging that can be associated with wearing a hearing aid and that the demand for hearing aid sales and hearing care services can be increased by marketing and education designed to reduce that stigma.

         Hearing Health Care Industry Segments. The hearing health care industry serving patients with hearing and balance disorders is comprised of four distinct service segments:

         o hearing rehabilitation services, including the evaluation and rehabilitation of persons with hearing impairments by assessing communicative impairment and providing amplification;
         o

              advanced audio-diagnostic services, including the neuro-audiologic evaluation and non-medical diagnosis of hearing and balance disorders;

         o industrial and preventative audiological services, including noise level measurements, dosimetry, and hearing screenings; and

         o otolaryngologic services, including surgery and other medical treatment.

The Company's clinics primarily provide hearing rehabilitation services. The Company has one facility, the Rockyview Hearing and Balance Clinic located in Calgary, Alberta, that provides advanced audio-diagnostic services and one clinic located in San Diego, California, that provides evaluation and treatment for patients with tinnitus.

         Hearing rehabilitation services include the assessment and rehabilitation of persons with hearing impairments through the use of hearing instruments and counseling. Rehabilitation services, including amplification systems, are provided by audiologists and HISs. The services offered include the diagnostic audiological testing, fitting and dispensing of hearing aids, follow-up rehabilitative assistance, the sale of hearing aid batteries, hearing aid repairs, and the sale of swim plugs, custom ear plugs, and assistive listening devices.

         Advanced audio-diagnostic services include the assessment and non-medical treatment of vestibular and balance disorders and the evaluation of patients with specific symptoms of an auditory or vestibular disorder, including hearing loss, tinnitus, and balance problems. In order to make a differential diagnosis of hearing disorders, an ear, nose and throat physician may employ or refer patients to an audiologist to conduct special diagnostic hearing tests to differentiate between conductive, sensory, and neural pathology. If the cause of the hearing loss is a medical disorder in either the nervous system (neural) or the middle ear (conductive), the physician proceeds with medical treatment. However, if a non-treatable conductive or sensory loss is found, the physician will generally refer the patient to an audiologist for rehabilitation.

GROWTH STRATEGY


         The Company's growth strategy is to expand its operations through the selective acquisition of hearing clinics located in existing as well as new geographic markets. The Company believes that the fragmented nature of the hearing care industry, the absence of industry-wide standards, and the inexperience and limited capital resources of many hearing care providers, combine to provide an opportunity to build an expanding network of hearing care clinics devoted to providing high-quality hearing health care services. See "Risk Factors--Expansion Program."


         The Company plans to expand its network of clinics in each new market by initially targeting for acquisition a significant hearing care practice in order to secure a solid foundation upon which to build a regional network of audiology practices. The Company will then seek to acquire additional individual or group practices in order to realize economies of scale in management, marketing, and administration, and hopes that its initial purchase in the region will attract other practitioners interested in selling their businesses. Due to the contacts of management with audiologists in the industry, the Company is frequently presented with opportunities to acquire hearing care clinics. Since August 1, 1996, the Company has acquired 36 clinics, all located in the United States.

         The Company looks at the following factors before acquiring clinics in a particular geographic market: (a) population size and distribution; (b) audiology practice density, saturation and average group size; (c) local competitors; (d) level of managed care penetration;

and (e) local industry and economy. In acquiring particular clinics within a geographic market, the Company seeks clinics with the following characteristics:
(a) an established patient base drawing from a substantial metropolitan population; (b) significant revenue and profitability prior to acquisition; (c) above-average potential to enhance clinic profitability after acquisition; and
(d) if a clinic has an audiologist, a willingness by the audiologist to enter into an employment agreement with the Company in order to retain continuity in patient service and relationships and maintain the identity of the clinic in the community where it is located.


         Prior to acquiring a hearing care clinic, the Company conducts a due diligence investigation of the clinic's operations that includes an analytical review of the clinic's financial statements, tax returns, and other operating data, a review of patient files on a random sample basis, a review of credit reports, contracts, bank deposits, and other documents and information that the Company deems significant, and the preparation of financial projections. Based on the information collected and analyzed during the due diligence review, the Company determines an appropriate purchase price for the acquisition.


         The Company generally uses cash, Common Stock, promissory notes, assumption of debt, or a combination of the foregoing to fund acquisitions. See "Risk Factors--Additional Financing." The amount paid for each practice varies on a case-by-case basis according to historical revenues, projected earnings after integration into the Company, and transaction structure. In connection with each acquisition, the Company acquires substantially all of the assets of the practice, including its audiological equipment and supplies, office lease and improvements, receivables and patient files.

         At the time a practice is acquired, the audiologist associated with the practice typically becomes an employee of the Company and enters into an employment agreement with the Company with an initial term of three years and annual renewals thereafter. The employment agreement usually includes a three-year noncompete provision following termination of employment. If the office of a retiring HIS is acquired, a six- to 12-month transition plan is usually negotiated with the HIS. See "Risk Factors--Dependence on Key Personnel."

OPERATING STRATEGY

         The Company's operating strategy is to provide its patients with high quality and cost effective hearing care products and services while at the same time increasing its operating margins by attracting and retaining patients, recruiting qualified and productive audiologists, achieving economies of scale and administrative efficiencies, and pursuing large group and managed care contracts.

         Attracting and Retaining Patients. The Company seeks to attract new patients and retain existing patients at each clinic by providing patients with friendly, comprehensive, and cost-effective hearing care at convenient times and locations. In addition, by educating patients about hearing health issues and by providing quality service during office visits and consistent patient follow-up and support, the Company hopes to foster patient loyalty and increase the likelihood of obtaining referrals and repeat visits for examinations and product purchases. See

"Risk Factors--Competition" and "Risk Factors--Impact of Policy Changes by Third-Party Insurers."


         Recruiting Qualified and Productive Audiologists. The Company seeks to employ audiologists who share the Company's goal of delivering high-quality hearing care service and who are also dedicated to expanding and enhancing their practices. The Company believes that it can offer significant benefits to audiologists by providing assistance in administrative tasks associated with operating an audiology practice, thereby allowing them to focus on serving patients and increasing productivity. The Company also believes that its size and structure enable it to offer financial resources for practice development and enhancement that solo and small group practitioners find difficult to obtain independently. See "Risk Factors--Dependence on Key Personnel."

         Achieving Economies of Scale and Administrative Efficiencies. A key operating strategy of the Company is to achieve increased economies of scale and administrative efficiencies at each of its clinics. When a clinic is acquired by the Company, it immediately has available to it terms and discounts with hearing aid manufacturers that are generally more favorable than it could negotiate independently. In addition, the Company believes that by centralizing certain management and administrative functions such as marketing, billing, collections, human resources, risk management, payroll, and general accounting services, the profitability of a clinic can be improved by spreading the cost of such functions over a larger revenue base. The Company is also developing an on-line management information system that will link each clinic with the Company's corporate headquarters in order to provide management with the ability to collect and analyze clinic data, control overhead expenses, allow detailed budgeting at the clinic level, and permit effective resource management. See "Risk Factors--Expansion Program" and "Risk Factors--Additional Financing."


         Pursue Large Group and Managed Care Contracts. Although the Company intends to continue to aggressively pursue private-payor business because it is presently more pervasive and profitable than managed care business, the Company believes that by providing comprehensive geographic coverage in a particular market, it will be strongly positioned to offer group hearing care plans in that market. At the present time, managed care penetration of the hearing care market is limited. However, if managed care begins to play a larger role in hearing care, the Company plans to develop information systems to improve productivity, manage complex reimbursement methodologies, measure patient satisfaction and outcomes of care, and integrate information from multiple sources. See "Risk Factors--Competition" and "Risk Factors--Managed Care."

CLINIC STAFFING AND FACILITIES


         Typically, each Company hearing clinic is staffed with at least one audiologist and one patient care coordinator, who handles reception, clerical, and most bookkeeping functions. The Company currently employs a total of 86 audiologists. Where volume warrants, a clinic may also be staffed with additional audiologists and patient care coordinators. An audiologist employed by the Company has a masters or Ph.D. degree in audiology. The audiologist is licensed by the appropriate state or province to dispense hearing aids and is a member of the Canadian Association of Speech/Language Pathologists and Audiologists or the American Speech--Language Hearing Association.

         Each of the Company's hearing clinics operates in leased space that ranges in size from 800 to 3,000 square feet depending on patient volume and the extent of services provided by the clinic. Clinics generally have a reception seating area, a reception work and filing area, an office for the audiologist, a laboratory for hearing instrument repairs and modifications, a technology demonstration room and an evaluation room. A properly equipped office offering only hearing rehabilitation services requires equipment that costs $50,000 to $75,000. The cost of equipment for a clinic offering advanced audio-diagnostic services is much greater and ranges from $225,000 to $250,000.


         The table below shows the location of each of the Company's hearing care clinics, the date the clinic was acquired by the Company, and the revenues generated by each clinic for the periods indicated:

                                                       Revenues         Revenues             Revenues           Revenues
                                       Date          for 3 months     for 3 months         as of latest   as of next-to-latest
Clinic and Location              Purchased/Opened    ended 1/31/97    ended 1/31/96        fiscal year         fiscal year
-------------------              ----------------    -------------    -------------        ------------        -----------
Alberta
Rockyview, Calgary(3)               April 1996        $101,523      $         -          $         -         $        -
T.H. Moore, Calgary(6)              April 1995          53,609          105,622              383,423                  -
British Columbia
----------------
Fraserview, Abbotsford              October 1994        20,234           17,209               91,343            108,044
Fraserview, Chilliwack              October 1994        69,733           51,714              228,405            214,507
Kamloops, Kamloops                  October 1994        61,362           43,303              205,394            265,494
Langley, Langley(4)                 January 1996        80,977                               285,611            292,724
Fraserview, Maple Ridge             October 1994        48,038           40,067              145,742            191,653
Fraserview, New Westminster         October 1994        91,395           80,271              288,459            312,210
Pacific, North Vancouver(8)         April 1996
Fraserview, Richmond                October 1994        50,013           29,405              152,771            110,540
Terrace, Terrace                    October 1994        37,618           34,635              149,385            188,044
Fraserview (2 clinics), Vancouver   October 1994       175,237          158,965              653,590            652,735
California
----------
HCA, Alhambra                       October 1996       167,321          124,462              515,144            392,212
Hearing Dynamics, Alvarado          December 1996      123,017           96,594              597,221            492,217
HCA, Arcadia                        February 1997      105,028          110,855              508,329            299,923
Allied, Arroyo Grande(1)            July 1996           38,116           30,403              119,647             71,758
HCA, Auditory Vestibular Center     March 1997          51,998           65,425              279,622            436,303
HCA, Burbank                        October 1996        69,257           59,735              280,643            235,266
Hearing Dynamics, Chula Vista       December 1996       51,509           33,069              284,335            333,186
Hearing Dynamics, Coronado(1)       December 1996       28,929           28,002              106,160             96,598
HCA, Fountain Valley(1)(5)          December 1996
HCA, Gardena(1)                     October 1996         9,380           10,801               47,367             86,096
HCA, Glendale                       October 1996       212,865          167,044              837,293            734,348
HCA, Glendora                       October 1996        64,786           84,953              267,568            207,663
HCA, Lancaster(6)                   March 1997          67,255           72,232              453,939                  -
HCA, Long Beach                     October 1996       131,747           86,435              393,353            144,745
HCA, Los Angeles(4)(6)              January 1997             -                -              618,207                  -
HCA, Mission Hills                  October 1996        94,953           60,789              341,935            346,214
HCA, Montrose(1)                    October 1996        16,215           23,532              105,861             80,225
HCA, Northridge                     October 1996       274,017          199,402            1,176,386          1,078,007
HCA, Oxnard                         October 1996        65,869           20,760              115,882             89,307
Hearing Dynamics, San Diego         December 1996      115,880          131,426              619,755            605,557
HCA, Santa Clarita Valley           October 1996        61,064           85,759              256,149            222,960
Allied, Santa Maria                 July 1996           47,783           93,564              201,137            226,465
Santa Maria, Santa Maria(4)(6)      August 1996         89,259                -              157,714                  -
HCA, Sherman Oaks                   March 1997          69,643           87,666              384,551            272,827
Illinois
--------
SONUS, Berwyn                       October 1996       118,696          163,423              736,632            581,503
SONUS, Chicago                      October 1996        33,716           52,439              244,355            178,520
SONUS, Hinsdale                     October 1996        86,650           55,113              240,647            297,321
SONUS, Lombard(1)                   October 1996        35,217           37,854              177,660            146,303
SONUS, North Aurora                 October 1996        29,320           30,734              117,341            199,941
SONUS, North Cicero(1)(7)           October 1996             -                -                    -                  -
SONUS, Oak Lawn                     October 1996       126,825          150,515              667,515            589,152
SONUS, Oak Park                     October 1996        48,570           42,277              247,589            229,233
New Mexico
----------
Family Hearing Centers, Albuquerque December 1996      238,622          255,372              991,923            881,180
Michigan
--------
SONUS, Carson City(1)(2)            October 1996             -                -                    -                  -
SONUS, Hayes Green Beach(1)(2)      October 1996             -                -                    -                  -
SONUS, Grand Ledge                  October 1996        91,342           89,413              437,636            422,035
SONUS, Lansing                      October 1996        86,295           88,732              310,851            279,332
SONUS, Okemos                       October 1996        74,737           66,279              241,558            225,432

(1) Designates satellite clinic. Satellite clinics operate less than five days per week and are generally located in doctors' offices or hospitals.
(2)  Information combined with SONUS, Grand Ledge.
(3)  Opened April 1996.
(4)  Quarterly comparative information unavailable.
(5)  Opened December 1996.
(6)  Annual comparative information unavailable.
(7)  Information combined with SONUS, Oak Lawn.
(8)  Information combined with Fraserview (2 clinics), Vancouver.

"Revenues as of latest fiscal year" represents clinic revenues for the most recently completed fiscal year prior to acquisition by the Company. "Revenues as of next-to-latest fiscal year" represents clinic revenues for the fiscal year immediately preceding the aforementioned fiscal year. The fiscal year-ends from which these revenues were derived vary from clinic to clinic depending on the acquisition date and the fiscal year ending date. Therefore, the amounts in the "Revenues for 3 months ended 1/31/96" will not coincide with the clinic's fiscal year and should not be annualized for comparative purposes.

PRODUCTS AND SUPPLIERS

         The hearing aid manufacturing industry is highly competitive with approximately 40 manufacturers serving the worldwide market. Few manufacturers offer significant product differentiation. The Company currently purchases hearing aids from a number of manufacturers based upon criteria that include quality, price, and service. Over time, the Company intends to reduce the number of manufacturers from whom it purchases hearing aids in order to achieve greater volume discounts. In addition to hearing aids, the Company's clinics also offer a limited selection of other assistive listening devices and hearing aid accessories.

MARKETING

         The Company's marketing program is designed to help its hearing care clinics retain existing patients and expand the services they receive, attract new patients, and develop contracts to serve large groups of patients.


         The Company believes that patient satisfaction is the key to retaining and expanding services to existing patients. The Company also believes that delivering comfortable, high quality hearing care at times and locations that are convenient for the patient will motivate patients to return to the Company's clinics for their future hearing care needs. Educating patients about hearing health, prescribing only necessary hearing enhancing products, ensuring that each patient leaves a clinic with a future visit already scheduled, and maintaining consistent patient follow-up and support are key elements of the Company's plan to build patient loyalty and patronage.


         After a patient has obtained a hearing instrument, ongoing revenues are generated from battery purchases and routine maintenance of the instruments. The Company believes that repeat revenues are attributable to the length of time that a clinic has been established and the effectiveness of its patient retention programs.

         The Company believes that the same aspects of the Company's approach that earn the loyalty of current patients will also generate new patients. The Company's new patient marketing programs are designed to help the Company generate referrals from physicians and existing patients and increase the Company's visibility in the community. The Company seeks to foster such visibility by developing marketing materials and information sources that communicate the Company's philosophy of high quality patient-oriented hearing care.

         The Company's large group marketing approach is designed to enable the Company to develop contacts with self-insured employers and with health plans in the metropolitan areas it serves and emphasizes the convenience, quality of care, and wide range of services offered by the Company. The economies of scale available to the Company may also allow health plans and self-insured employers served by the Company to reduce administrative burdens they might otherwise face. The Company believes that it is well positioned to respond to challenges presented by the growth of managed care arrangements as they arise.

COMPETITION

         The hearing care industry in the United States and Canada is highly fragmented and intensely competitive. Many of the Company's competitors are small retailers that focus primarily on the sale of hearing aids. However, the Company also competes with other networks of hearing care clinics and with large distributors of hearing aids such as Bausch & Lomb, a hearing aid manufacturer that distributes its products through a national network of over 1,000 franchised stores (Miracle Ear), and Beltone Electronic Corp., a privately-owned hearing aid manufacturer that distributes its products primarily through its nationwide network of approximately 600 franchised dealers. These competitors are in many cases better known and owned by companies having far greater financial and other resources than the Company. There can be no assurance that one or more of these competitors will not seek to compete directly in the markets targeted by the Company, nor can there be any assurance that the largely fragmented hearing care market cannot be successfully consolidated by other companies or through the establishment of co-operatives, alliances, confederations or the like. See "Risk Factors--Competition."

REGULATION

         The sale of hearing aid devices is regulated at the federal level in the United States by the United States Food and Drug Administration ("FDA"), which has been granted broad authority to regulate the hearing care industry. Under federal law, hearing aids may only be sold to individuals who have first obtained a medical evaluation from a licensed physician, although a fully informed adult may waive a medical evaluation in certain instances. Regulations promulgated by the FDA also presently require that dispensers of hearing aids provide customers with certain warning statements and notices in connection with the sale of hearing aids and that such sales be made in compliance with certain labeling requirements.


         Most states in the United States and many provinces in Canada have established formal licensing procedures that require the certification of audiologists and/or HISs. Although the extent of regulation varies by jurisdiction, almost all states and provinces engage in some degree of oversight of the industry. The Company operates its hearing care clinics through its wholly owned subsidiaries, HealthCare Hearing Clinics, Inc. ("HHCI"), which is a Washington general business corporation, and HC HealthCare Hearing Clinics Ltd., a British Columbia corporation, as well as second-tier subsidiaries. The subsidiary corporations employ licensed audiologists who offer and perform audiology services on behalf of the Company.

         In certain states in the United States, business corporations such as HHCI may not be authorized to employ audiologists and offer audiology services. For example, in California, where the Company operates 24 clinics, although the performance of audiology services by professional corporations owned solely by licensed audiologists is expressly authorized under California law, it is unclear whether general business corporations such as HHCI may employ licensed audiologists to perform audiology services. However, the California Department of Consumer Affairs has indicated by memorandum that speech-language pathologists, which are regulated under statutes and regulations similar to those governing audiologists, may practice in a general business corporation and that a general business corporation may provide speech-language pathology services through licensed speech pathologists. In Illinois, where the Company has eight hearing care clinics, it is also unclear whether general business corporations may employ licensed audiologists to perform audiology services. Under Illinois law, only professional corporations and individuals are authorized to obtain licenses to practice audiology.

         The laws and regulations governing the practice of audiology are enforced by regulatory agencies with broad discretion. If the Company were found to be in violation of such laws and regulations in one or more states, the consequences could include the imposition of fines and penalties upon the Company and its audiologists as well as the issuance of orders prohibiting the Company from operating its clinics under its present structure. In that event, among the solutions the Company might consider would be the restructuring of all or a portion of its operations in a manner similar to that used by certain medical and dental clinic networks. Under such a structure, professional corporations owned by licensed audiologists would contract with the Company to perform professional services and the Company would contract with the professional corporations to provide management services.

         No assurance can be given that the Company's activities will be found to be in compliance with laws and regulations governing the corporate practice of audiology or, if its activities are not in compliance, that the operational structure of the Company can be modified to permit compliance. In addition, no assurance can be given that other states or provinces in which the Company presently operates will not enact prohibitions on the corporate practice of audiology or that the regulatory framework of certain jurisdictions will not limit the ability of the Company to expand into such jurisdictions if the Company is unable to modify its operational structure to comply with such prohibitions or to conform with such regulatory framework. Additional laws and regulations may be adopted in the future at the federal, state, or province level that could have a material adverse effect on the business, financial condition, and results of operations of the Company.


         A small percentage of the revenues of the hearing care clinics operated by the Company comes from Medicare and Medicaid programs. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a Medicare or Medicaid patient, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid programs or (iii) the purchase, lease or order of any item or service reimbursable under Medicare or Medicaid. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties.

PRODUCT AND PROFESSIONAL LIABILITY; PRODUCT RETURNS

         In the ordinary course of its business, the Company may be subject to product and professional liability claims alleging the failure of, or adverse effects claimed to have been caused by, products sold or services provided by the Company. The Company maintains insurance against such claims at a level that the Company believes is adequate. A customer may return a hearing aid to the Company and obtain a full refund up to 30 days after the date of purchase. Some of the Company's clinics offer a 60-day refund period. In general, the Company can return hearing aids returned by customers within 30 to 60 days to the manufacturer for a full refund. The Company maintains a reserve based on estimated returns to account for returns that cannot be passed through to the manufacturers and must be absorbed by the Company.

EMPLOYEES


         At April 30, 1997, the Company had 156 full-time and 41 part-time employees, of which 86 were practicing audiologists. None of the Company's employees are represented by a labor union. Management believes it maintains good relationships with its employees. See "Risk Factors--Labor Unions."


PROPERTIES


         The Company's principal executive offices are located in approximately 3,000 square feet of leased office space in downtown Portland, Oregon. The lease covering such space expires in August 1999 and provides for an annual rent of $57,072. Each of the Company's hearing clinics operates in leased space that ranges in size from 800 to 3,000 square feet. All of the locations are leased for one to six year terms pursuant to generally non-cancelable leases (with renewal options in some cases). The aggregate committed rental expense as of January 31, 1997, for the subsequent five-year period is approximately $2.5 million.



                                   MANAGEMENT

         Information with respect to the directors and executive officers of the Company, including their age, position with the Company, and principal business experience during the previous five years, is set forth below:


     NAME                             AGE                       POSITION

Brandon M. Dawson                     28          President and Director
Douglas F. Good                       55          Chairman of the Board and Director
Gregory Frazer, Ph.D.                 44          Vice President, Business Development and Director
William DeJong                        39          Secretary and Director
Gene K. Balzer, Ph.D.                 41          Director
Hugh T. Hornibrook                    48          Director
Randall E. Drullinger                 33          Vice President, Marketing
Edwin J. Kawasaki                     38          Vice President, Finance
Kathy A. Foltner                      43          Vice President, Operations



         BRANDON M. DAWSON. Mr. Dawson has served as President and as a director of the Company since December 1995. From May 1992 to December 1995, he was director of U. S. sales for Starkey Laboratories Inc. ("Starkey"), the largest custom "in-the-ear" hearing aid manufacturer in the world. Prior to May 1992, Mr. Dawson held a number of positions with Starkey, including Assistant Sales Manager from December 1988 to October 1990 and National Sales Manager from November 1990 to April 1992.


         DOUGLAS F. GOOD. Mr. Good has served as a director of the Company since 1994, and as Chairman of the Board since August 1996. From December 1995 to July 1996, he served as the Company's chief financial officer and as President of the Company from October 1994 to December 1995. Prior to becoming President of the Company, Mr. Good was chief financial officer and a director of International Retail Systems Inc. of Dallas, Texas, a software and point of sale systems company.


         GREGORY FRAZER, PH.D. Mr. Frazer has served as Vice President, Business Development and as a director of the Company since October 1996. Prior to becoming a director and an officer of the Company, Mr. Frazer was one of the owners of Hearing Care Associates Group which operated 22 audiology based hearing clinics in Southern California, 14 of which were recently acquired by the Company. He received his doctoral degree in audiology from Wayne State School of Medicine in 1981.

         WILLIAM DEJONG. Mr. DeJong is a partner in the Calgary, Alberta, law firm of Ballem MacInnes, which he joined in September 1987. He has served as Secretary of the Company since shortly after its incorporation in 1993 and as a director of the Company since 1994.

         GENE K. BALZER, PH.D. Mr. Balzer has served as a director of the Company since 1995. He has a degree in audiology from the University of Cincinnati with specialty training in clinical neurophysiology. Since 1991, Mr. Balzer has been President of NeuroDynamic Systems, Inc., located in Bismarck, North Dakota, which specializes in the provision of technicians, clinicians and consultants for medical practices and hospitals.

         HUGH T. HORNIBROOK. Mr. Hornibrook has been a director of the Company since April 1996. From April 1996 to January 1997 he was Vice President, Corporate Development of the Company and from July 1994 to April 1996, he was an independent business consultant. He served as director of corporate development for The Loewen Group Inc., a large funeral home and cemetery operator with operations throughout North America, from 1988 to June 1994.

         RANDALL E. DRULLINGER. Mr. Drullinger has served as Vice President, Marketing of the Company since April 1996. From August 1990 to April 1996, he was director of financial management services at Starkey.

         EDWIN J. KAWASAKI. Mr. Kawasaki has served as Vice President, Finance of the Company since August 1996. Mr. Kawasaki was a principal of Stafford Capital Corp., an investment buy-out firm, from September 1995 to July 1996, and was a senior vice president at Peregrine Holdings Ltd., an investment banking boutique firm, from January 1994 to

September 1995. From 1987 to 1993, he was the controller of Lewis and Clark College. Prior to 1987, Mr. Kawasaki was a supervising senior accountant with KPMG Peat Marwick LLP.

         KATHY A. FOLTNER. Ms. Foltner was appointed Vice President, Operations of the Company in November 1996, when the Company acquired substantially all of the assets of SONUS. Ms. Foltner served as vice president of Hearing Health Services, Inc., since January 1995 and as director of Michigan operations, from July 1994 to December 1994. Prior to July 1994, Ms. Foltner was the owner and president of Audio-Vestibular Testing Center, Inc.

TERM OF DIRECTORS AND BOARD COMMITTEES

         The Company's articles of incorporation provide for six directors until the directors of the Company increase or decrease that number in accordance with the articles of incorporation. Directors are elected annually. The board of directors maintains an audit committee, consisting of Messrs. Balzer and Hornibrook, which oversees actions taken by the Company's independent auditors and reviews the Company's internal controls.

COMPENSATION OF DIRECTORS


         The directors of the Company do not receive any fees for attending board meetings but are reimbursed for out-of-pocket and travel expenses incurred in attending board meetings. The Company has no other standard arrangement pursuant to which directors are compensated by the Company for their services in their capacity as directors. The Company may from time to time, as it has in the past, grant stock options to directors in accordance with the policies of the ASE and the Alberta Securities Commission and the securities laws and regulations of the jurisdictions where the directors reside. In addition to the options disclosed under "Compensation of Executive Officers" below, the following directors were granted options to purchase Common Stock during the fiscal year ended July 31, 1996: an option to Gene K. Balzer, Ph.D. for 200,000 shares with an exercise price of $0.27 (converted from Canadian dollars at May 8, 1997) expiring December 19, 2000; an option to William DeJong for 75,000 shares with an exercise price of $0.72 (converted from Canadian dollars at May
8, 1997) expiring February 14, 2001; and an option to Hugh T. Hornibrook for 200,000 shares with an exercise price of $1.99 (converted from Canadian dollars at May 8, 1997) expiring April 1, 2001.



                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION

         The following table sets forth the compensation of Douglas F. Good, who served as the Company's chief executive officer from October 1994 until December 1995, and Brandon M. Dawson, who succeeded Mr. Good as chief executive officer (collectively, the "Named Executive Officers"). There were no other executive officers of the Company whose total salary and bonus exceeded $100,000 during the fiscal year ended July 31, 1996.

                                      SUMMARY COMPENSATION TABLE
                                                                                      Long-Term
                                                           Annual                    Compensation
                                                       Compensation(1)                  Awards
                                                                                   Number of Shares
      Name and Principal Position            Year         Salary(2)               Underlying Options

Douglas F. Good                              1996         $67,661                       225,000
  President                                  1995         $19,644                         --
Brandon M. Dawson                            1996         $86,667                       650,000
  President




(1)      Includes all compensation paid or accrued by the Company during the fiscal year.


(2)      Converted from Canadian dollars at July 31, 1996.



OPTION GRANTS

         The following table sets forth certain information concerning grants of options to purchase Common Stock to the Named Executive Officers during the fiscal year ended July 31, 1996:

                                            OPTION GRANTS IN LAST FISCAL YEAR

                                    Number of            Percentage of
                                      Shares             Total Options         Exercise
                                    Underlying            Granted to            Price
             Name                     Options            Employees in         ($/share)(     Expiration Date
                                    Granted(1)            Fiscal Year             2)
Douglas F. Good                      225,000                 14.8%              $0.73        February 14, 2001
Brandon M. Dawson                    650,000                 42.6                0.28        December 19, 2000


(1)      The options became exercisable in full on the date of grant.


(2)      Converted from Canadian dollars at July 31, 1996.



OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table sets forth certain information regarding option exercises during the fiscal year ended July 31, 1996, and the fiscal year-end value of unexercised options held by the Named Executive Officers:


                                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                               AND
                                                  FISCAL YEAR-END OPTION VALUES
                                                                Number of Securities
                                                                     Underlying                      Value of Unexercised
                                                                     Unexercised                     In-the-Money Options
                                                                     Options at                       at July 31, 1996(2)
                                                                    July 31, 1996
                           Shares
                         Acquired on         Value
Name                      Exercise        Realized(1)    Exercisable      Unexercisable       Exercisable      Unexercisable
Douglas F.                    --              --             225,000             --              $180,065             --
Good
Brandon M.                 100,000         $219,156          550,000             --              $688,701             --
Dawson




(1) The value realized has been calculated based on the difference between $2.47, which was the closing sale price of the Common Stock reported on the ASE on April 1, 1996, the date of exercise, and the applicable exercise price, converted from Canadian dollars at April 1, 1996.

(2) The values shown have been calculated based on the difference between $1.53, which was the closing sale price of the Common Stock reported on the ASE on July 31, 1996, and the per share exercise price of unexercised options, converted from Canadian dollars at July 31, 1996.



EMPLOYMENT AND CONSULTING AGREEMENTS


         On October 1, 1996,  the Company  entered  into a five-year  employment agreement with Gregory J. Frazer, its Vice President, Business Development, that provides  for a base  salary of  $110,000  per year and for a bonus based on the aggregate  net income of the hearing  clinics  acquired by the Company that were previously owned, in part, by Mr. Frazer. The employment  agreement provides Mr.
Frazer  with  certain  fringe  benefits  such as medical  and dental  insurance,
vacation,   professional   liability   insurance,   an   automobile   allowance,
reimbursement of certain expenses,  and options to purchase up to 200,000 shares of Common  Stock at $1.30 per



                                     - 46 -



share. Mr. Frazer also received an additional 200,000 options to purchase Common
Stock at $1.30 per share upon his  election  as a director of the  Company.  Mr.
Frazer has also entered into an agreement with the Company which contains covenants not to compete with and not to solicit employees, clients or customers of the Company on behalf of a competitor during his period of employment and for three years following termination of his employment.

         Effective January 1, 1997, the Company entered into a five-year consulting agreement with Hugh T. Hornibrook, a director of the Company, under which the Company will pay Mr. Hornibrook a retainer of $72 per month and $90 per hour (each converted from Canadian dollars at May 8, 1997) for consulting services on an as-needed basis.

         Since January 1, 1997, the Company has retained  NeuroDynamic  Systems,
Inc., at the rate of $6,000 per month, to provide consulting services in connection with the Company's Canadian operations and the development of a training program for audiologists. The consulting arrangement may be canceled at any time by the Company. Gene K. Balzer, Ph.D., a director of the Company, is president and sole shareholder of NeuroDynamic Systems, Inc.


OPTION PLANS

         Effective November 18, 1993, the board of directors of the Company adopted and the shareholders of the Company approved a stock option plan (the
"1993 Plan") that provides for the grant of options to officers, directors and key employees in an aggregate number equal to 10% of the outstanding Common
Stock.


         The exercise  price of options  granted  under the Plan may not be less than that permitted by the ASE. Under the rules of the ASE, the option  exercise price may not be lower  than the  closing  price per share on the ASE on the day prior to the date that written  notice is received by the ASE that an option has been granted (the "Notice Date") less a certain permitted  discount amount.  The maximum  discount  allowed is 10% if the closing price per share exceeds  $3.61,
15% if the closing  price is from $1.45 to $3.61,  18% if the  closing  price is from $0.73 to $1.44, 20% if the closing price is from $0.37 to $0.72, and 25% if the  closing  price is equal to or less than $0.36 (all  prices  converted  from
Canadian  dollars at May 8, 1997). The minimum exercise price at which an option can be  granted,  after  applying  the  maximum  allowable  discount,  is  $0.07
(converted from Canadian  dollars at May 8, 1997). In addition,  if the weighted average per share price for the 10 days immediately  prior to the Notice Date is greater  than the actual  closing  price on the day prior to the Notice  Date by more than 10%, then the ASE may require the weighted average price to be used in calculating the permitted option exercise price.

         Individual options granted may have a term of up to five years and may cover a number of shares up to 5% of the outstanding Common Stock. All options under the 1993 Plan are non-transferable and non-assignable. The option agreements vary as to vesting, with the majority providing for vesting in installments. A total of 3,475,000 options have been granted under the 1993
Plan, of which 1,175,000 have been exercised, 1,725,000 are outstanding, and 575,000 have been canceled or terminated.



                                     - 47 -



         Effective December 10, 1996, the board of directors of the Company adopted a stock award plan, which was amended and restated as of February 5, 1997 (the "1996 Plan"), providing for the grant of options covering up to 1,500,000 shares of Common Stock. The adoption of the 1996 Plan and the option awards granted under the 1996 Plan are subject to approval by the Company's shareholders at its 1997 annual general meeting. Options granted under the 1996
Plan may have a term of up to five years. The option exercise price must equal or exceed 100% of the fair market value of the Common Stock on the date of grant. The board of directors has granted incentive stock options to purchase a total of 917,000 shares of Common Stock to 12 persons under the 1996 Plan, subject to shareholder approval at the next annual general meeting of the Company's shareholders to be held in December 1997. The options granted vest over varying periods of time and certain options may become exercisable earlier if specified production goals are met. If the 1996 Plan is approved by the shareholders, the board of directors does not intend to grant any further options under the 1993 Plan.



                              CERTAIN TRANSACTIONS


         From its inception in 1994 through July 31, 1996, Douglas F. Good, a shareholder and director of the Company and its former chief executive officer, advanced funds to the Company for short-term working capital and acquisitions.
Interest on the advances accrued at 9% per annum. The Company paid Mr. Good aggregate interest of $43,001 (converted from Canadian dollars at July 31, 1996) for the three-year period ended July 31, 1996 and the highest outstanding balance during such period was $240,167 during January 1995. As of July 31, 1996, the total of the advances and all accrued interest were repaid.


         HC HealthCare Hearing Clinics Ltd., the Company's primary Canadian operating subsidiary, maintains a revolving bank loan bearing interest at the bank's prime rate plus 1% per annum and secured by a general security agreement covering all assets of the Company and the guarantee and postponement of claim of Marilyn Marshall, who is a shareholder of the Company and shares the same household as Mr. Good.


         William DeJong is a partner in the Calgary,  Alberta law firm of Ballem
MacInnes and a director of the Company. During the period from October 15, 1994, to May 8, 1997, total fees, disbursements and government sales tax paid to Ballem MacInnes by the Company for legal services was $173,957 (converted from Canadian dollars at May 8, 1997). Mr. DeJong exercised 50,000 options at $0.07 per share (converted from Canadian dollars at February 22, 1996) on February 22,
1996. Total consideration received by the Company was $3,635.


         On October 1, 1996,  the Company  acquired the Hearing Care  Associates
Group through the acquisition of all of the outstanding shares of three corporations owned by Gregory J. Frazer, who was subsequently appointed Vice
President, Business Development and a director of the Company, his wife, Carissa
Bennett, and Jami Tanihana (the "HCA Shareholders"). The consideration paid by the Company consisted of $314,724 in cash and 2,389,536 shares of Common Stock of which Mr. Frazer and Ms. Bennett received a total of 1,470,359 shares.


                                     - 48 -


Mr. Frazer and Ms. Bennett also received a total of $314,724 in payment for covenants not to compete.

         Twenty-five percent, or 597,384, of the shares of Common Stock issued to the HCA Shareholders are being held by the Company (the "Retained Shares").
One share of Common Stock will be issued to the HCA Shareholders on a pro rata basis from the Retained Shares for each dollar by which net current assets (as defined in the acquisition agreement) of the acquired corporations exceed certain target amounts. To the extent that such net current assets do not exceed the target amounts, the HCA Shareholders may elect to either pay the Company one dollar or cancel one Retained Share for each dollar of shortfall. A Retained
Share is also required to be canceled or a dollar paid to the Company for each dollar by which long term liabilities of the acquired corporations exceed a specified amount, or certain accounts receivable remain uncollected after specified time periods.


         The HCA Shareholders have the right, until September 30, 2001, to require the Company to redeem an aggregate of 15,000 of their shares of Common
Stock as of the last day of each calendar quarter at a price of $1.67 per share.
The redemption right is noncumulative and expires if not exercised as of the end of any calendar quarter as to such quarter. Jami Tanihana has exercised such redemption right as to a total of 13,200 shares and received a total of $22,044 from the Company. The Company also agreed to register the shares received by the HCA Shareholders in October 1996 under the Securities Act. Such shares, to the extent not redeemed, are covered by this Prospectus.

         On October 31, 1996, the Company acquired SONUS in exchange for convertible subordinated notes made payable to certain affiliates of SONUS in the aggregate amount of $2,600,000 convertible into 2,000,000 shares of Common
Stock and the assumption of a promissory note with a balance of $360,000 payable to Kathy Foltner, Vice President, Operations of the Company. The promissory note is payable in equal annual installments of $120,000 beginning July 1, 1997, and bears interest at 6% per annum. In addition to the promissory note, the Company also agreed to assume an obligation of SONUS to pay Ms. Foltner $50,000 in each of 1997, 1998, and 1999, if specified production goals are met. The Company also agreed to register the shares issuable upon conversion of the convertible subordinated notes under the Securities Act. Such shares are covered by this Prospectus.


         On January 10, 1997, the Company, through HHCI, acquired all of the outstanding shares of Hearing Care Associates-Los Angeles, Inc., for $301,000 in cash, of which Gregory J. Frazer received $155,000. Mr. Frazer also received
$37,500 in payment for a covenant not to compete.

         On February 28, 1997, the Company, through HHCI, acquired all of the outstanding shares of Hearing Care Associates-Arcadia, Inc. for $410,338 in cash, of which Gregory J. Frazer received $205,169. Mr. Frazer also received
$43,390 in payment for a covenant not to compete.



                                     - 49 -


         On March 6, 1997, the Company, through HHCI, acquired all of the outstanding shares of Hearing Care Associates-Sherman Oaks, Inc., for $26,568 in cash, of which Gregory J. Frazer received $13,284. Mr. Frazer also received
$11,261 in payment for a covenant not to compete.


         On March 14, 1997, the Company, through HHCI, acquired all of the outstanding shares of Auditory Vestibular Center, Inc., for $56,204 in cash, of which Gregory J. Frazer received $28,102. Mr. Frazer also received $7,145 in payment for a covenant not to compete.

         On April 8, 1997, the Company, through HHCI, acquired all of the outstanding shares of Hearing Care Associates-Lancaster, Inc., for $136,751 in cash, of which Gregory J. Frazer received $34,188. Mr. Frazer also received
$10,313 in payment for a covenant not to compete.


         The Company has entered into an  employment  agreement  with Gregory J.
Frazer   and   a   consulting   agreement   with   Hugh   T.   Hornibrook.   See
"Management--Employment and Consulting Agreements."


         On January 11, 1996, Michael G. Thomson, one of the Company's original shareholders, exercised options for 200,000 shares of Common Stock at $0.07 per share (converted from Canadian dollars at January 11, 1996). In connection with such exercise, Mr. Thomson paid the Company $14,657.

         Dr.  Eddison  G.N.  Sinanan,  an  advisory  director  of  the  Company, exercised  options  for  50,000  shares  of  Common  Stock  at $0.18  per  share
(converted  from Canadian  dollars at January 18, 1996) on January 18, 1996, and options for an  additional  100,000  shares at $0.18 per share  (converted  from
Canadian  dollars at July 31, 1996) on July 31, 1996. In  connection  with these
exercises,   the  Company   received   consideration   of  $9,164  and  $18,186,
respectively.

              On April 1, 1996, Brandon M. Dawson, President of the Company, exercised options for 100,000 shares of Common Stock at $0.28 per share
(converted from Canadian dollars at April 1, 1996). In connection with such exercise, Mr. Dawson paid the Company $28,048. On May 8, 1997, Mr. Dawson exercised options for 250,000 shares of Common Stock at $0.27 per share
(converted from Canadian dollars at May 8, 1997). In connection with such exercise, the Company loaned Mr. Dawson $67,500 to pay the aggregate exercise price of the options. Interest on the loan accrues at 9% per annum.

         On August 16, 1996, Douglas F. Good, a director of the Company, exercised options for 225,000 shares of Common Stock at $0.73 per share
(converted from Canadian dollars at August 16, 1996). In connection with such exercise, Mr. Good paid the Company $163,744.

         Under a settlement agreement between the Company and Roger W. Larose, formerly the Company's chief operating officer, the Company agreed to pay the exercise price of 200,000 options to purchase Common Stock held by Mr. Larose.
On April 1, 1996,  Mr.  Larose  exercised  options for 100,000  shares of Common
Stock at $0.28 per share (converted from Canadian dollars at April 1, 1996), and Douglas F. Good, as an advance to and on behalf of the



                                     - 50 -



Company, paid the exercise price of $28,048 to the Company. On September 30, 1996, Mr. Larose exercised options for an additional 100,000 shares of Common
Stock at $0.28 per share (converted from Canadian dollars at September 30, 1996), and Mr. Good, as an advance to and on behalf of the Company, paid the exercise price of $27,900 to the Company.

         Brandon M. Dawson subsequently executed promissory notes in favor of Mr. Good equal to the amounts advanced by Mr. Good in connection with the options exercised by Mr. Larose and Mr. Dawson was substituted for Mr. Good as the obligee with respect to such advances. Interest on the advances made by Mr.
Dawson accrues at the rate of 9% per annum. At May 8, 1997, the outstanding balance of the advances made by Mr. Dawson, plus accrued interest, was $59,134.
The Company also is indebted to Mr. Dawson in the amount of $46,420 for wages earned from January 1 through May 31, 1997 (converted from Canadian dollars at
May 8, 1997).



                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information regarding the beneficial ownership, as of May 10, 1997, of the Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the Company believes that the persons listed have sole investment and voting power with respect to the Common Stock owned by them. Shares shown as beneficially owned include shares which such persons have the right to acquire within 60 days of May 10, 1997.



                                     - 51 -



                Name and Address                            Amount and Nature                    % of
               of Beneficial Owner                       of Beneficial Ownership             Common Stock

Brandon M. Dawson                                             4,550,000(1)                       16.8%
111 S.W. Fifth Avenue
Suite 2390
Portland, Oregon  97204
Douglas F. Good                                               2,479,600(2)                       9.3%
595 Howe Street
Suite 1120
Vancouver, B.C.  V6C-2T5
Gregory Frazer, Ph.D.                                         1,470,359(3)                       5.5%
18531 Roscoe Boulevard
Suite 201
Northridge, California  91324
Gene K. Balzer, Ph.D                                           200,000(4)                          *
1000 East Rosser Avenue
Suite D2
Bismark, North Dakota  58501
Hugh T. Hornibrook                                             200,000(5)                          *
2631 West 13th Avenue
Vancouver, B.C.  V6K-2T3
William DeJong                                                 157,200(6)                          *
1800 First Canadian Centre
350 7th Avenue, S.W.
Calgary, Alberta  T2P-3N9
Hearing Health Services, Inc.                                 2,000,000(7)                       6.9%
1018 W. Ninth Avenue
Suite 310
King of Prussia, Pennsylvania 19406
Sagit Investment Management Ltd.                              1,430,000(8)                       5.1%
789 West Pender Street, Suite 900
Vancouver, B.C. V6H 1H2
All directors and executive officers as a                     9,613,659(9)                       34.6%
group (9 persons)




-------------
*        Less than 1% of the outstanding Common Stock


(1) Includes 3,900,000 shares subject to an escrow agreement dated October 7, 1994, of which 1,900,000 shares are subject to an Assignment and Novation Agreement dated August 28, 1996, between Mr. Dawson and Roger
         W. Larose, a former officer of the Company. See "Description of Capital Stock--Escrowed Shares." Also includes 300,000 shares of Common Stock issuable upon the exercise of stock options.

(2) Includes 1,241,138 shares held by Marilyn Marshall, who shares the same household as Mr. Good.


(3)      Includes 253,091 shares held by Carissa Bennett, Mr. Frazer's wife.


(4) Consists of 200,000 shares of Common Stock issuable upon the exercise of stock options.

(5) Consists of 200,000 shares of Common Stock issuable upon the exercise of stock options.

(6) Includes 75,000 shares of Common Stock issuable upon the exercise of stock options.

(7) Consists of, upon conversion of convertible subordinated notes issued by the Company, 900,000 shares held by Brown's Creek, Inc., 285,120 shares held by Business Development Capital Limited Partnership III, 743,600 shares held by Abbingdon Venture Partners Limited Partnership, and 71,280 shares held by Abbingdon Venture Partners Limited Partnership II, each of whom is an affiliate of Hearing Health Services, Inc.


(8)      Consists  of  1,430,000  shares to be issued  upon the  exercise of the
         Company's    February    Warrants.    See   "Description   of   Capital
         Stock--Warrants."

(9) Includes 975,000 shares of Common Stock issuable upon the exercise of stock options.



                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of an unlimited number of shares of Common Stock and an unlimited number of shares of Preferred Stock.

COMMON STOCK

         The Company is authorized to issue an unlimited number of shares of Common Stock. Holders of Common Stock are entitled to one vote per share at all meetings of holders of the Common Stock. All shares of Common Stock rank ratably with regard to dividends (if and when declared by the board of directors of the Company). In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. The holders of Common Stock have no preemptive rights under Alberta law or the Company's Articles of Incorporation.


              At May 1, 1997, a total of 26,553,044 shares of Common Stock were issued and outstanding, fully paid and non-assessable, with 5,250,000 of such shares subject to escrow provisions (see "--Escrowed Shares"). If all outstanding warrants, options and convertible securities to acquire shares of the Company's Common Stock had been exercised or converted at May 1, 1997, a total of approximately 39,300,000 shares of Common Stock would have been outstanding at that date. Of these, 1,870,000 shares are issuable upon the exercise of share purchase warrants (the "February Warrants") issued in connection with the Company's special warrants that were issued in February 1996 (the "February Special Warrants") at an exercise price of $1.08 per share (converted from Canadian dollars at May 8, 1997) until February 28, 1998, and 5,467,410 shares are issuable upon the exercise of share purchase warrants (the "September Warrants") issued upon the exercise or deemed exercise of the Company's special warrants that were issued in September 1996 and December 1996 (together, the "September Special Warrants") at a price of $2.00 per share until August 31, 1998. If the closing bid for the Company's Common Stock is in excess of $3.00 per share on each of 20 consecutive trading days (as traded on the ASE or another more senior North American stock exchange), the Company has the option, upon 45 days' prior written notice to the holders, to force the exercise or cancellation of the September Warrants.

         In addition, in connection with certain acquisitions made by the Company, 129,630 shares of Common Stock are issuable pursuant to the terms of a convertible promissory note due September 1, 1997, and 2,000,000 shares are issuable pursuant to convertible subordinated notes due October 31, 1997. Up to 495,900 shares of Common Stock will be issuable at a price of $1.25 per share pursuant to share purchase warrants to be issued by the Company that will expire on August 31, 1998. See "--Warrants." Upon the acceptance for listing or quotation of the Common Stock on a recognized stock exchange or national trading market in the United States, the Company will have the option upon 45 days' prior written notice to force the exercise or cancellation of the warrants if the closing bid for the Common Stock is at least $3.00 per share on each of 20 consecutive trading days. In addition, an aggregate of 2.6 million shares of Common Stock are issuable upon the exercise of stock options granted to the Company's officers, employees and directors.


         The Board of Directors may issue an unlimited number of additional shares of Common Stock without any further vote or action by the Company's shareholders, which may cause the interests of existing shareholders to suffer substantial dilution. See "Risk Factors--Potential Issuance of Preferred Stock and Additional Common Stock."

PREFERRED STOCK

         The Company is authorized to issue an unlimited number of shares of Preferred Stock. The board of directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares comprising any such series and the designations, rights, privileges, restrictions, and conditions attaching thereto, including the rate or amount of dividends or the method of calculating dividends, the dates of payment of dividends, the redemption, purchase, and/or conversion price or prices and the terms and conditions of any such redemption, purchase, and/or conversion, and any sinking fund or other provisions, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock by the board of directors could adversely affect the voting power and other rights of holders of Common Stock. For example, the issuance of shares of Preferred Stock could result in securities outstanding that would have preference over the Common Stock with respect to dividends and upon liquidation and that could (upon conversion or otherwise) enjoy all of the rights of the Common Stock.

         The authority possessed by the board of directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy or consent solicitation or otherwise by making such attempts more costly or more difficult to achieve. There are no agreements or understandings for the issuance of Preferred Stock, and the Company has no plans to issue any shares of Preferred Stock. See "Risk Factors--Potential Issuance of Preferred Stock and Additional Common Stock."

WARRANTS


         At May 1, 1997, the Company had outstanding 1,870,000 February Warrants governed by an indenture dated February 28, 1996 (the "February Warrant
Indenture"), between the Company and The R-M Trust Company, as trustee and warrant agent (the "Trustee"). Each February Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.08 per share (converted from Canadian dollars at May 8, 1997) until February 28, 1998.

         At May 1, 1997, the Company had outstanding 5,467,410 September Warrants governed by an indenture dated September 17, 1996 (the "September Warrant Indenture"), between the Company and the Trustee, as trustee and warrant agent. Each September Warrant entitles the holder to subscribe for one share of Common Stock of the Company at a subscription price of $2.00 until the expiry thereof. The September Warrants will expire on August 31, 1998. If the closing bid for the Company's Common Stock is in excess of $3.00 per share on each of 20 consecutive trading days (as traded on the ASE or another more senior North American stock exchange), the Company has the option, upon 45 days' prior written notice to the holders, to force the exercise or cancellation of the September Warrants.


         The February Warrant Indenture and September Warrant Indenture each provides that the exercise price per share of Common Stock thereunder is subject to adjustment under certain circumstances, including any subdivision, consolidation, or reclassification of the Common Stock or any reorganization of the Company including amalgamation, merger, or arrangement.

         To the extent that a holder of a February Warrant or September Warrant is entitled to purchase a fraction of a share of Common Stock, such right may be exercised only in combination with other rights which in the aggregate entitle the holder to purchase a whole number of shares of Common Stock. Holders of such warrants are not entitled to any cash payment or other compensation in respect of fractional entitlements. Holders of such warrants do not have any voting or preemptive rights or any other rights as shareholders of the Company.


         The Company has agreed to issue a total of 495,900 share purchase warrants to or at the direction of C.M. Oliver & Company Limited, Sunrise Securities Corporation, and Dallas Research & Trading, Inc., which acted as placement agents in the Company's offering of September Special Warrants in Canada and the United States. Each share purchase warrant is exercisable for one share of Common Stock at an exercise price of $1.25 per share until August 31, 1998. Upon acceptance for listing or quotation of the Common Stock on a recognized stock exchange or national trading market in the United States, the Company will have the option upon 45 days' prior written notice to force the exercise or cancellation of the warrants if the closing bid for the Common Stock is at least $3.00 per share on each of 20 consecutive trading days.


         The Company agreed to register the shares issuable upon exercise of the September Special Warrants, September Warrants, and related share purchase warrants under the Securities Act. Such shares are covered by this Prospectus.

ESCROWED SHARES

         Pursuant to certain requirements of the Alberta securities commission (the "ASC") and the ASE, certain shares of Common Stock are subject to escrow agreements entered into by the Company and various shareholders.

         Under the terms of an escrow agreement dated January 14, 1994, among the Company, the Trustee, and certain shareholders of the Company, 3,000,000 shares of Common Stock were deposited in escrow with the Trustee. Two million shares have been released from escrow and the last 1,000,000 shares are subject to release on October 21, 1997, upon application to the executive director of the ASC.


         Douglas F. Good, Marilyn Marshall, and Trudy McCaffery (the "Original Shareholders"), the Company, and the Trustee are parties to an escrow agreement dated October 7, 1994 (the "Performance Escrow Agreement"), with respect to 4,250,000 shares of Common Stock (the "Performance Shares") that were issued to the Original Shareholders in connection with the Company's acquisition of Fraserview Hearing & Speech Clinic Ltd. The terms of the Performance Escrow Agreement specify that one share of Common Stock is eligible for release from escrow, upon application to the ASE, for each $0.08 (converted from Canadian dollars at May 8, 1997) of "cash flow" generated by the Company. For purposes of the Performance Escrow Agreement, "cash flow" is defined as the Company's net income as shown on the Company's audited financial statements, plus depreciation, depletion, deferred taxes, and amortization of goodwill and research and development costs. All of the Performance Shares remain subject to the Performance Escrow Agreement.

         Pursuant to a purchase and sale agreement (the "Share Purchase Agreement") dated as of April 15, 1996, between the Original Shareholders and Brandon M. Dawson, Roger W. Larose, Randall E. Drullinger and Hugh T. Hornibrook (the "Purchasers"), the Original Shareholders sold all of the Performance Shares to the Purchasers for an aggregate consideration of $601,637 (converted from Canadian dollars at April 15, 1996). Pursuant to an assignment and novation agreement dated as of August 28, 1996, Roger W. Larose agreed to assign all of his right, title and interest in the Share Purchase Agreement to Brandon M. Dawson, thereby giving Mr. Dawson an additional 1,900,000 shares of Common Stock. In addition, pursuant to an assignment and novation agreement dated as of February 27, 1997, Mr. Hornibrook agreed to assign all of his right, title, and interest in the Share Purchase Agreement to Edwin J. Kawasaki, thereby giving Mr. Kawasaki 100,000 shares of Common Stock. The assignments are subject to the approval of the ASE.


                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of Felesky Flynn, Barristers and Solicitors, tax counsel to the Company, as of the date hereof, the following is a summary of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder generally applicable to a holder who acquires Common Stock pursuant to this offering and who, for purposes of the Tax Act, holds such shares as capital property and deals at arm's length with the Company. Generally, Common Stock will be considered to be capital property to a holder provided the holder does not hold the Common Stock in the course of carrying on a business and has not acquired it in one or more transactions considered to be an adventure in the nature of trade. Special rules apply to non-resident insurers that carry on an insurance business in Canada and elsewhere.

         This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current published administrative and assessing policies and practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). For the purposes of this summary, it has been assumed that the Tax Act will be amended as proposed, although no assurance can be given in this regard. This summary is not exhaustive of all possible federal income tax consequences and, except for the Proposed Amendments, does not anticipate any changes in the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary is not applicable to subscribers who are traders or dealers in securities, a holder that is a "financial institution" as defined in the Tax Act for purposes of the mark-to-market rules, or to a holder of an interest which would be a "tax shelter investment" as defined in the Proposed Amendments.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR INDEPENDENT TAX ADVISERS FOR ADVICE WITH RESPECT TO THE INCOME TAX CONSEQUENCES RELEVANT TO THEIR PARTICULAR CIRCUMSTANCES.

         The following applies to holders who acquire Common Stock pursuant to this offering, who are not resident in Canada for purposes of the Tax Act and who do not use or hold and are not deemed to use or hold their Common Stock in, or in the course of, carrying on a business in Canada.


DISPOSITIONS OF COMMON SHARES


         A non-resident holder will, upon a disposition or deemed disposition of Common Stock, not be subject to taxation in Canada on any gain realized on the disposition unless the share is "taxable Canadian property" for the purposes of the Tax Act and no relief is afforded under an applicable tax convention between Canada and the country of residence of the holder. Since the Common Stock is listed on a prescribed stock exchange for the purposes of the Tax Act, Common Stock held by a non-resident holder will generally not be a "taxable Canadian property" unless, at any time during the five year period immediately preceding the disposition, the non-resident holder, persons with whom the non-resident holder did not deal at arm's length, or the non-resident holder together with such persons, owned or had the right to acquire 25% or more of the issued shares of any class of the capital of the Company. Any interest in shares or options in respect of shares will be considered to be the equivalent of ownership of such shares for purposes of the definition of taxable Canadian property.

         Subject to the comments set out below in respect of the application of the Canada-United States Income Tax Convention, 1980 (the "Convention") to U.S. resident holders, non-residents whose shares constitute "taxable Canadian property" will be subject to taxation thereon on the same basis as Canadian residents unless otherwise exempted by an applicable tax convention between Canada and the country of residence of the holder.

         Pursuant to the Convention, shareholders of the Company that are residents in the U.S. for the purposes of the Convention and whose shares might otherwise be "taxable Canadian property" may be exempt from Canadian taxation in respect of any gains on the disposition of the Common Stock, provided the principal value of the Company is not derived from real property located in Canada at the time of disposition.

         Non-resident holders who might hold their Common Stock as "taxable Canadian property" should consult their own tax advisers with respect to the income tax consequences of a disposition of their Common Stock.

         Non-resident holders whose shares are repurchased by the Company, except in respect of certain purchases made by the Company in the open market, will be deemed to have received the payment of a dividend by the Company in an amount equal to the excess paid over the paid-up capital of the Common Stock so purchased. Such deemed dividend will be excluded from the holder's proceeds of disposition of this Common Stock for the purposes of computing any capital gain or loss but will be subject to Canadian non-resident withholding tax in the manner described below under "--Dividends."


DIVIDENDS


         Dividends received by a non-resident holder of Common Stock will be subject to Canadian withholding tax at the rate of 25% of the amount thereof unless the rate is reduced under the provisions of an applicable tax convention between Canada and the country of residence of the holder. The provisions of the Convention generally reduce the rate to 15%. A further reduction to 5% under the Convention will be available if the recipient is a company which owns at least 10% of the voting shares of the Company.



                              INVESTMENT CANADA ACT

         The Investment Canada Act (the "ICA") prohibits the acquisition of control of a Canadian business by non-Canadians without review and approval of the Investment Review Division of Industry Canada, the agency that administers the ICA, unless such acquisition is exempt from review under the provisions of the ICA. The Investment Review Division of Industry Canada must be notified of such exempt acquisitions. The ICA covers acquisitions of control of corporate enterprises, whether by purchase of assets, shares or "voting interests" of an entity that controls, directly or indirectly, another entity carrying on a Canadian business. The ICA will have no effect on the acquisition of Shares covered by this Prospectus.

         Apart from the ICA, there are no other limitations on the right of nonresident or foreign owners to hold or vote securities imposed by Canadian law or the Company's Articles of Incorporation. There are no other decrees or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to nonresident holders of the Company's Common Stock, except as discussed elsewhere herein.


                              PLAN OF DISTRIBUTION


         The Shares offered hereby may be offered and sold from time to time by the Selling Shareholders. Such offers and sales may be made from time to time at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which such Shares may be sold may include, but not be limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Shareholders may receive commissions or discounts from the Selling Shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Shareholders may also sell Shares in accordance with Rule 144 under the Securities Act. The Company reserves the right to suspend transfers of the Shares offered hereby if, in its reasonable judgment, such suspension is necessary to ensure that all material information about the Company has been properly disseminated to the public.


         The Company has advised each Selling Shareholder that he or she and any such brokers, dealers or agents who effect a sale of the Shares offered hereby are subject to the prospectus delivery requirements under the Securities Act. The Company also had advised each Selling Shareholder that in the event of a "distribution" of his shares, such Selling Shareholder and any broker, dealer or agent who participates in such distribution may be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including without limitation, the anti-manipulation rules under the Securities Exchange Act of 1934.

         The Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

         Any commission paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares offered hereby as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company has agreed to register the shares of certain Selling Shareholders under the Securities Act pursuant to various agreements, and all of such shares are covered by this Prospectus. The Company is bearing substantially all of the costs relating to the registration of the Shares offered hereby, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of such Shares and the legal fees incurred by the Selling Shareholders, all of which will be borne by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares offered hereby.


                                  LEGAL MATTERS

         The legality of the shares offered hereby has been passed upon for the Company by Ballem MacInnes, Calgary, Alberta. William DeJong, a partner in Ballem MacInnes, is a director of the Company.

                                     EXPERTS

         The consolidated financial statements of the Company as of July 31, 1996, and 1995, and for each of the years in the two-year period ended July 31, 1996, have been included in this Prospectus in reliance upon the report of Shikaze Ralston, Chartered Accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

         The financial statements of the Hearing Care Associates Group as of July 31, 1996, and for each of the years in the two-year period ended July 31, 1996, and the financial statements of the Midwest Division of Hearing Health Services, Inc., dba SONUS, as of June 30, 1996, and for each of the years in the two-year period ended June 30, 1996, have been included in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

         Effective December 20, 1996, upon the recommendation of the board of directors and approval by the shareholders, the Company retained KPMG Peat Marwick LLP as its independent auditors, replacing Shikaze Ralston. The Company made the change in independent auditors due to its significant and growing operations in the United States and its need to draw upon the services and expertise of a large international accounting and auditing firm. The report of Shikaze Ralston on the consolidated financial statements of the Company referred to above does not contain an adverse opinion or disclaimer of opinion and is not qualified as to uncertainty, audit scope, or accounting principles. In addition, there were no disagreements with Shikaze Ralston on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Shikaze Ralston, would have caused them to make reference to the subject matter of the disagreements in connection with their report. Before engaging KPMG Peat Marwick LLP as its new independent certified public accountants, the Company did not consult with them regarding any matters related to the application of accounting principles, the type of audit opinion that might be rendered on the Company's financial statements or any other such matters.


                             ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2 relating to the shares offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement may be inspected and copied at the offices of the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549 and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D. C., upon the payment of the fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

         The Company is not currently subject to the periodic reporting requirements of the Securities Exchange Act of 1934. The Company intends to furnish to its shareholders annual reports containing financial statements audited by an independent public accounting firm.


                         PRO FORMA FINANCIAL INFORMATION


         The "HealthCare Combined" column set forth in the unaudited pro forma condensed combined statement of operations for the year ended July 31, 1996, assumes that the acquisition of the Hearing Care Associates Group on October 1, 1996, and the acquisition of the Midwest Division of Hearing Health Services, Inc., dba SONUS on October 31, 1996 (the "Acquisitions"), had occurred on August 1, 1995. The unaudited pro forma combined financial information includes all of the assets, liabilities and operations of the 25 clinics acquired in the Acquisitions.

         The "HealthCare Combined" column set forth in the unaudited pro forma condensed combined statement of operations for the six months ended January 31, 1997, assumes that the Acquisitions had occurred on August 1, 1996.

         The unaudited pro forma condensed combined financial information set forth below is not necessarily indicative of the Company's combined financial position or the results of operations that actually would have occurred if the transactions had been consummated on such dates. In addition, such information is not intended to be a projection of results of operations that may be obtained by the Company in the future. The unaudited pro forma combined financial information should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.


                          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                         FOR THE YEAR ENDED JULY 31, 1996



                                                                 ACQUIRED                PRO FORMA             HEALTHCARE
                                         HEALTHCARE              CLINICS(B)             ADJUSTMENTS             COMBINED
                                                           (in thousands, except per share amounts)

Product sales                            $   2,345            $     6,513                $                   $     8,858
Product cost of sales                        1,018                  2,356                                          3,374
                                          --------               --------                                     ----------
                                             1,327                  4,157                                          5,484

Net patient service revenue                     44                  1,152                                          1,196

Expenses:
  Operational expenses                       1,836                  5,556                                          7,392
  Depreciation and amortization                125                    179                      252  (a)              556
                                          --------               --------                 --------            ----------
    Total operating expenses                 1,961                  5,735                      252                 7,948
                                          --------               --------                 --------            ----------
    Loss from operations                      (590)                  (426)                    (252)               (1,268)
Other income                                     8                     14                        -                    22
Loss before income taxes                      (582)                  (412)                    (252)               (1,246)
Income tax expense                               -                     25                        -                    25
                                          --------               --------                 --------            ----------
Net loss                                 $    (582)             $    (437)               $    (252)          $    (1,271)
                                          ========               ========                 ========            ==========

Pro forma:
  Net loss per common share                                                                                  $     (0.05)
                                                                                                              ==========

  Weighted average number of
    shares outstanding                                                                                            23,241
                                                                                                              ==========



         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JANUARY 31, 1997

                                                                 ACQUIRED            PRO FORMA                 HEALTHCARE
                                         HEALTHCARE              CLINICS(B)         ADJUSTMENTS                 COMBINED
                                                           (in thousands, except per share amounts)
Product sales                             $   3,712            $     1,273          $                           $   4,985
Product cost of sales                         1,546                    517                                          2,063
                                           --------             ----------                                      ---------
                                              2,166                    756                                          2,922

Net patient revenue                             489                    292                                            781

Expenses:
  Operational expenses                        3,357                  1,265                 (276)(c)                 4,346
  Depreciation and amortization                 269                     53                  126 (a)                   448
                                          ---------             ----------           ----------                ----------
    Total operating expenses                  3,626                  1,318                 (150)                    4,794
                                          ---------             ----------           ----------                ----------
    Income (loss) from
      operations                               (971)                  (270)                 150                    (1,091)
Other income (expense):
  Interest income                                35                      -                                             35
  Other, net                                    (11)                     8                    -                        (3)
                                          ---------             ----------           ----------                ----------
    Net other income (expense)                   24                      8                    -                        32
                                          ---------             ----------           ----------                ----------
Income (loss) before income
  taxes                                        (947)                  (262)                 150                    (1,059)
Income tax benefit                                                     (31)                                           (31)
                                          ---------             ----------           ----------                ----------

Net income (loss)                        $     (947)            $     (231)         $       150                $   (1,028)
                                          =========              =========           ==========                 =========

Pro forma:
  Net loss per common share                                                                                    $   (0.04)
                                                                                                                =========

  Weighted average number of
    shares outstanding                                                                                             25,525
                                                                                                                =========



                                     - 64 -


                 NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL
                                   INFORMATION

(1)  BASIS OF PRESENTATION


         The "HealthCare Combined" column set forth in the unaudited pro forma condensed combined statements of operations (i) for the year ended July 31, 1996, gives effect to the Acquisitions as if such transactions had occurred on August 1, 1995 and (ii) for the six months ended January 31, 1997, gives effect to the Acquisitions as if such transactions had occurred on August 1, 1996.


(2)  PRO FORMA ADJUSTMENTS


         (a) To record amortization of goodwill for the Acquisitions in the amount of $252,000 and $126,000 for the year ended July 31, 1996, and the six months ended January 31, 1997, respectively, as if the Acquisitions had occurred on August 1, 1995 and August 1, 1996, respectively.

         (b) Reflects the historical operations of the acquired clinics prior to their acquisition by the Company.

         (c) To record the elimination of non-recurring acquisition bonuses in the amount of $276,000 paid to certain employees of acquired clinics immediately prior to the closing date.



                                     - 65 -


ACQUISITIONS (FOR THE YEAR ENDED JULY 31,1996)


                                                  HEARING CARE
                                                  ASSOCIATES                    SONUS                     TOTAL
                                                                          (in thousands)
STATEMENT OF OPERATIONS DATA:

Product sales                                      $     3,480              $      3,033               $     6,513
Product cost of sales                                    1,393                       963                     2,356
                                                    ----------               -----------                ----------
                                                         2,087                     2,070                     4,157


Net patient service revenue                                673                       479                     1,152

Expenses:
  Operational expenses                                   3,202                     2,354                     5,556
  Depreciation and amortization                             68                       111                       179
                                                    ----------                  --------               -----------
    Total operating expenses                             3,270                     2,465                     5,735
                                                    ----------                  --------               -----------
    Income (loss) from
      operations                                          (510)                       84                      (426)
Other income, net                                           12                         2                        14
                                                    ----------                  --------               -----------
Net income (loss) before income                           (498)                       86                      (412)
  taxes
Income expense (benefit)                                   (23)                       48                        25
                                                    ----------                  --------               -----------
Net income (loss)                                  $      (475)                $      38              $       (437)
                                                    ==========                  ========               ===========



ACQUISITIONS (FOR PERIODS FROM AUGUST 1, 1996 TO DATE OF ACQUISITION)

                                                   HEARING CARE
                                                    ASSOCIATES                   SONUS
                                                 AUGUST 1, 1996            AUGUST 1, 1996
                                                     THROUGH                    THROUGH
                                                  SEPTEMBER 30,               OCTOBER 31,
                                                      1996                        1996                     TOTAL
                                                                           (in thousands)
STATEMENT OF OPERATIONS DATA:

Product sales                                       $       584              $        689             $       1,273
Product cost of sales                                       248                       269                       517
                                                     ----------               -----------                 ---------
                                                            336                       420                       756


Net patient service revenue                                 205                        87                       292

Expenses:
  Operational expenses                                      697                       568                     1,265
  Depreciation and amortization                              20                        33                        53
                                                    -----------               -----------                 ---------
    Total operating expenses                                717                       601                     1,318
                                                    -----------               -----------                 ---------
    Loss from operations                                   (176)                      (94)                     (270)
Other income, net                                             8                         -                         8
                                                    -----------               -----------                 ---------
Net loss before income taxes                               (168)                      (94)                     (262)
Income tax benefit                                            -                       (31)                      (31)
                                                    -----------               -----------                 ---------
Net loss                                           $       (168)             $        (63)               $     (231)
                                                    ===========               ===========                 =========


                          INDEX TO FINANCIAL STATEMENTS

HEALTHCARE CAPITAL CORP.


Independent Auditors' Report....................................................................................F-2
Consolidated Balance Sheets as of July 31, 1996 and January 31, 1997 (unaudited)................................F-3
Consolidated Statements of Operations and Retained Earnings (Deficit) for the years ended July 31, 1996 and 1995, and for the six month periods ended January 31, 1997 and 1996 (unaudited)..........................................................................................F-4
Consolidated Statements of Cash Flows for the years ended July 31, 1996 and 1995 and the six month periods ended January 31, 1997 and 1996 (unaudited).........................................F-5
Consolidated Statement of Shareholders' Equity for the years ended July 31, 1996 and 1995 and the six month periods ended January 31, 1997 (unaudited).........................................F-6
Notes to Consolidated Financial Statements......................................................................F-7


HEARING CARE ASSOCIATES GROUP

Independent Auditors' Report...................................................................................F-21
Balance Sheet as of July 31, 1996..............................................................................F-22
Statements of Operations for the years ended July 31, 1996 and 1995............................................F-23
Statements of Stockholders' Equity (Deficit) for the years ended July 31, 1996 and 1995........................F-24
Statements of Cash Flows for the years ended July 31, 1996 and 1995............................................F-25
Notes to Financial Statements..................................................................................F-26

THE MIDWEST DIVISION OF HEARING HEALTH SERVICES, INC., DBA SONUS


Independent Auditors' Report...................................................................................F-30
Balance Sheets as of June 30, 1996 and October 31, 1996 (unaudited)............................................F-31
Statements of Operations and Accumulated Earnings for the years ended June 30,
  1996 and 1995, and the four months ended October 31, 1996 and 1995 (unaudited)...............................F-32
Statements of Cash Flows for the years ended June 30, 1996 and 1995, and the four months ended October 31, 1996 and 1995 (unaudited)......................................................F-33
Notes to Financial Statements..................................................................................F-34



                                AUDITORS' REPORT



To the Shareholders of
HealthCare Capital Corp.

We have audited the consolidated balance sheet of HealthCare Capital Corp. as at July 31, 1996, and the consolidated statements of operations and retained earnings (deficit), cash flows and shareholders' equity for the years ended July 31, 1996 and 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at July 31, 1996 and the results of its operations, its cash flows and its shareholders' equity for the years ended July 31, 1996 and 1995 in accordance with generally accepted accounting principles as adopted in the United States of America.



Vancouver, Canada                                            /s/ Shikaze Ralston
October 8, 1996                                            Chartered Accountants

                            HEALTHCARE CAPITAL CORP.
                           CONSOLIDATED BALANCE SHEETS
                            (Stated in U.S. Dollars)

                                                                                 July 31,     January 31,
                                                                                  1996          1997
                                                                               ------------   ------------
                                                                                              (Unaudited)
                                                      ASSETS

Current Assets
    Cash                                                                       $    11,196    $3,327,146
    Accounts receivable, net of allowance for doubtful accounts and contractual
       write downs of $4,743 and $150,767 for each period, respectively            402,836     1,819,331
    Inventory                                                                      143,597       317,031
    Prepaid expenses                                                                40,996       162,281
    Income taxes recoverable                                                         8,724         8,790
                                                                               ------------   ------------

                                                                                   607,349     5,634,579
Capital Assets (Note 5)                                                            593,192     1,512,629
Names, Files, Reputations and Covenants Not To Compete (Note 6)                    810,806     7,222,839
Trademarks                                                                           5,384        20,552
Deferred Acquisition Costs                                                         263,443       241,586
Deferred Financing Costs                                                            41,940         1,725
                                                                               ------------   -----------

                                                                               $ 2,322,114   $14,633,910
                                                                               ============  ============

                                                    LIABILITIES

Current Liabilities
    Bank loan (Note 7)                                                         $    33,170    $   96,551
    Accounts payable and accrued liabilities                                       462,561     1,768,003
    Current portion of long term debt (Note 8)                                      92,946       572,242
                                                                               ------------   -------------

                                                                                   588,677     2,436,796
Long Term Debt (Note 8)                                                             92,474       285,054
Convertible Notes Payable (Note 9)                                                 128,993     2,729,973
Due To Shareholder (Note 14)                                                             -        56,445
                                                                               ------------   -------------

                                                                                   810,144     5,508,268
                                                                               ------------   -------------

                                                SHAREHOLDERS' EQUITY

Share Capital (Note 10)                                                          1,925,318    10,414,009
Deficit                                                                           (416,497)   (1,363,868)
Cumulative Translation Adjustment (Note 11)                                          3,149        75,501
                                                                               ------------   -------------

                                                                                 1,511,970     9,125,642
                                                                               ------------   -------------

                                                                               $ 2,322,114    $14,633,910
                                                                               ============   ============




               See accompanying notes to the financial statements.

                            HEALTHCARE CAPITAL CORP.
      CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
                            (Stated in U.S. Dollars)

                                                                                    Six Month Period
                                                      Year Ended July 31            Ended January 31
----------------                                  ---------------------------  ---------------------------
                                                     1996           1995          1997          1996
                                                  ------------   ------------  ------------   ------------
                                                                               (Unaudited)    (Unaudited)

Product Sales                                      $2,345,237     $1,706,987    $3,711,786    $1,017,074
Product Cost Of Sales                               1,017,414        772,973     1,546,626       474,570
                                                  ------------   ------------  ------------   ------------

Product Gross Profit                                1,327,823        934,014     2,165,160       542,504
Service Revenue                                        44,216         12,898       489,586        17,329
                                                   ------------  ------------  ------------   ------------

                                                    1,372,039        946,912     2,654,746       559,833
                                                  ------------   ------------  ------------   ------------
Expenses
    Advertising and promotion                         207,109         44,021       239,041        26,633
    Amortization                                      124,920         77,706       269,404        40,401
    Bad debts                                          11,832          1,283        35,690           384
    Bank charges and interest                          19,839         17,906        22,524        11,221
    Insurance                                           6,551          2,728        17,597         1,036
    Interest on long term debt                         15,177         20,635        15,293         8,339
    Legal and accounting                               77,911         24,514       109,153        16,984
    Management and consulting fees                    143,993         41,387        75,453        48,646
    Office and miscellaneous                          121,268         47,191       206,773        50,303
    Rent                                              207,679        146,471       376,024        75,723
    Salaries and benefits                             882,705        561,888     2,053,098       356,940
    Telephone                                          50,814         32,444        81,410        20,204
    Training                                           15,770          3,441        11,052         1,270
    Travel                                             75,821         16,768       112,384        23,038
                                                  ------------   ------------  ------------     ------------

                                                    1,961,389      1,038,383     3,625,706       681,122
                                                  ------------   ------------  ------------     ------------

Loss From Operations                                 (589,350)       (91,471)     (970,960)     (121,289)
Interest Income                                         7,684              -        34,542             -
Foreign Exchange Loss                                       -              -       (10,953)            -
Loss On Disposal Of Capital Assets                          -         (3,493)            -             -
                                                  ------------   ------------  ------------     ------------

Loss Before Income Taxes (Recovery)                  (581,666)       (94,964)     (947,371)     (121,289)
Income Taxes (Recovery)                                     -        (13,967)            -             -
                                                  ------------   ------------  ------------     ------------

Net Loss (Note 12)                                   (581,666)       (80,997)     (947,371)     (121,289)
Retained Earnings (Deficit), beginning of period      165,169        246,166      (416,497)      246,166
                                                  ------------   ------------  ------------     ------------

Retained Earnings (Deficit), end of period         $ (416,497)   $   165,169   $(1,363,868)     $124,877
                                                  ============   ============  ============     ============


               See accompanying notes to the financial statements.

                                             HEALTHCARE CAPITAL CORP.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (Stated in U.S. Dollars)

                                                                                    Six Month Period
                                                      Year Ended July 31            Ended January 31
                                                  ---------------------------  ---------------------------
                                                     1996           1995           1997           1996
                                                  ------------   ------------  ------------   ------------
                                                                               (Unaudited)    (Unaudited)
Cash Provided By (Used For)
    Operating Activities
       Net loss for the period                    $  (581,666)   $  (80,997)   $  (947,371)   $ (121,289)
       Adjustments to reconcile net loss to cash
       provided by operating activities
           Amortization                               124,920        77,706        269,404        40,401
           Loss on disposal of capital assets               -         3,493              -             -
                                                  ------------   ------------  ------------   ------------

                                                     (456,746)          202       (677,967)      (80,888)
                                                  ------------   ------------  ------------   ------------

       Changes in non-cash working capital
       Accounts receivable                             (6,890)       77,707         49,903         7,806
       Inventory                                      (16,481)       18,588         21,996        11,720
       Prepaid expenses                               (25,178)        1,236        (10,085)      (11,887)
       Income taxes                                    14,353       (33,981)             -        14,380
       Accounts payable and accrued liabilities        44,987       (16,385)       (98,704)      (16,728)
       Deferred purchase discounts                    (23,476)       23,148              -        (5,842)
                                                  ------------   ------------  ------------   ------------

                                                      (12,685)       70,313        (36,890)         (551)
                                                  ------------   ------------  ------------   ------------

                                                     (469,431)       70,515       (714,857)      (81,439)
                                                  ------------   ------------  ------------   ------------
    Investing Activities
       Purchase of capital assets                    (293,034)      (21,227)      (383,804)      (19,909)
       Purchases of covenants not to compete           (5,340)            -              -             -
       Trademarks                                      (5,374)            -        (15,064)            -
       Incurrance of deferred acquisition costs      (262,943)            -         20,945        (4,782)
       Current liabilities assumed on reverse
         takeover                                           -         7,039              -             -
       Net cash paid in business acquisitions        (232,952)      (84,372)    (1,664,067)            -
                                                  ------------   ------------  ------------   ------------

                                                     (799,643)     (258,943)    (2,041,990)      (24,691)
                                                  ------------   ------------  ------------   ------------
    Financing Activities
       Net proceeds (payments) of long term debt     (101,364)      (10,150)       (14,199)      (22,751)
       Incurrance of deferred financing costs         (41,861)            -         40,364             -
       Advances (repayment of bank loans)             (74,308)        4,353         29,098        39,885
       Advances from (payments to) shareholders      (234,649)     (139,132)        56,210         2,535
       Issuance (redemption) of convertible notes     (31,635)            -              -             -
       Net proceeds on issuance of shares
            and warrants                            1,749,935       175,217      5,994,779        93,064
                                                  ------------   ------------  ------------   ------------

                                                    1,266,118       190,671      6,106,252       112,733
                                                  ------------   ------------  ------------   ------------
Increase (Decrease) In Cash                            (2,956)        2,243      3,349,405         6,603
Effect On Cash Of Changes In Foreign
  Translation Rate                                     (1,961)       (2,107)       (33,455)       20,072
Cash, beginning of period                              16,113        15,977         11,196        15,977
                                                  ------------   ------------  ------------   ------------

Cash, end of period                               $    11,196    $   16,113    $ 3,327,146    $   42,652
                                                  ============   ============  ============   ============


               See accompanying notes to the financial statements.

                            HEALTHCARE CAPITAL CORP.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                            (Stated in U.S. Dollars)

                                                                          Retained                Total
                                   Common Stock       Special Warrants    Earnings  Translation Shareholders'
                                Number    Amount      Number    Amount    (Deficit)  Adjustment  Equity
                             ---------    -------  ---------  ---------   ---------   -------  ----------

Balance, July 31, 1994       5,000,000 $      166          -  $       -   $ 246,166   $(4,995) $  241,337
   Issue of Equity           6,450,000    175,217          -          -         -           -     175,217
   Net Loss For The Year             -          -          -          -     (80,997)        -     (80,997)
   Translation Adjustment            -          -          -          -         -       2,768       2,768
                             ---------    -------  ---------  ---------   ---------   -------  ----------

Balance, July 31, 1995      11,450,000    175,383          -          -     165,169    (2,227)    338,325
   Issue of Equity           3,672,000    678,277  1,700,000  1,071,658         -           -   1,749,935
   Net Loss For The Year             -          -          -          -    (581,666)        -    (581,666)
Translation Adjustment               -          -          -          -         -       5,376       5,376
                             ---------    -------  ---------  ---------   ---------   -------  ----------

Balance, July 31, 1996      15,122,000    853,660  1,700,000  1,071,658    (416,497)    3,149   1,511,970
   Issue of Equity           2,637,952  2,710,676  4,959,000  5,778,015         -           -   8,488,691
   Net Loss For The Period           -          -          -          -    (947,371)        -    (947,371)
   Translation Adjustment            -          -          -          -         -      72,352      72,352
                             ---------    -------  ---------  ---------   ---------   -------  ----------

Balance, January 31, 1997   17,759,952 $3,564,336  6,659,000 $6,849,673 $(1,363,868) $ 75,501  $9,125,642
(Unaudited)                 ========== ==========  ========= ========== ===========  ========  ==========




               See accompanying notes to the financial statements.

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)

1.  Operations

    The Company is in the initial stages of embarking on a major expansion program in the United States through mergers and acquisitions of audiology-based hearing clinics. As such, the proportion of deferred costs to total assets is relatively high in 1996 due to the size and volume of acquisitions completed.

2.  Basis of Consolidation

    These consolidated financial statements report the financial position and results of operations of HealthCare Capital Corp. and its 100% owned Canadian subsidiaries, HC HealthCare Hearing Clinics Ltd., Pacific Hearing Clinics Inc. and Oakridge Hearing Clinics Inc., and its U.S.A. subsidiary HealthCare Hearing Clinics, Inc.

3.  Business Acquisitions

    Total net assets acquired in all acquisitions during the year ended July 31, 1996 and six month period ended January 31, 1997 consist of:

                                                   July 31,     January 31,
                                                    1996          1997
                                                 ------------   ------------
                                                                (Unaudited)
       Non cash working capital                  $    25,987    $  349,458
       Capital assets                                156,865       662,505
                                                 ------------   ------------

                                                     182,852     1,011,963
       Names, patient files and reputations          258,036     5,742,545
       Covenants not to compete                            -       589,457
                                                 ------------   ------------

                                                 $   440,888    $7,343,965
                                                 ============   ============

    The Company's acquisitions have been accounted for using the purchase method.

    Certain acquisitions have been structured using the Company's common stock or debt convertible into the Company's common stock as a portion of the consideration in the transaction. The valuation of the Company's common stock given in consideration is based on the market price for a reasonable period before and after the date the terms of an acquisition are agreed to, announced and approved by The Alberta Stock Exchange.

    a) Langley Hearing Clinic

       On January 2, 1996, HealthCare Hearing Clinics Ltd. acquired certain assets of Langley Hearing Clinic at a cost of $158,762 plus acquisition costs of $6,842. In accordance with the terms of the agreement, consideration consisted of cash in the amount of $106,676 upon closing and a $52,086 note payable bearing interest at 11% per annum.

        Net assets acquired consist of:

           Non cash working capital                        $    40,094
           Capital assets                                       69,082
                                                           ------------

                                                               109,176
           Names, patient files and reputations                 56,428
                                                           ------------

                                                           $   165,604
                                                           ============

    b) Pacific Hearing Clinics Inc. and Oakridge Hearing Clinics Inc.

       On May 1, 1996, the Company acquired 100% of the issued and outstanding shares of Pacific Hearing Clinics Inc. and Oakridge Hearing Clinics Inc., British Columbia corporations operating hearing clinics in Vancouver, British Columbia, at a cost of $165,531 plus acquisition costs of $9,200. In accordance with the terms of the agreement, consideration consisted of cash in the amount of $36,785 and a $129,630 convertible, non-interest bearing promissory note for the balance with a term of sixteen months. The promissory note is convertible into 129,630 common shares of the Company at $1.00 per share during the term of the note.

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)

3.   Business Acquisitions (...continued)

       Net assets acquired consist of:

           Non cash working capital                        $   (18,067)
           Capital assets                                       42,287
                                                           ------------

                                                                24,220
           Names, patient files and reputations                150,511
                                                           ------------

                                                           $   174,731
                                                           ============

    c) Allied Hearing Aid Service

       On July 4, 1996, HealthCare Hearing Clinics, Inc. acquired certain assets of Allied Hearing Aid Service, at a cost of $78,000 plus acquisition costs of $5,449. In accordance with the terms of the agreement, consideration consisted of $53,000 cash paid on closing and $25,000 paid on January 5, 1997. The seller entered into a five year covenant not to compete with HealthCare Hearing Clinics, Inc. for consideration of $15,000 cash paid on closing.

       Net assets acquired consist of:

           Non cash working capital                       $     3,000
           Capital assets                                      45,000
                                                          ------------

                                                               48,000
           Names, patient files and reputations                35,449
           Covenant not to compete                             15,000
                                                          ------------

                                                          $    98,449
                                                          ============

    d) Santa Maria Hearing Associates (Unaudited)

       On August 1, 1996, HealthCare Hearing Clinics, Inc. acquired for cash certain assets of Santa Maria Hearing Associates at a cost of $75,000 plus acquisition costs of $11,576. The seller entered into a three year covenant not to compete with HealthCare Hearing Clinics, Inc. for consideration of $25,000 which was paid on January 5, 1997.


       Net assets acquired consist of:

           Non cash working capital                        $     5,000
           Capital assets                                        3,000
                                                           ------------

                                                                 8,000
           Names, patient files and reputations                 52,412
           Covenant not to compete                              25,000
                                                           ------------

                                                           $    85,412
                                                           ============

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)

    e) Hearing Care Associates Group (Unaudited)

       On October 1, 1996, HealthCare Hearing Clinics, Inc. completed the merger of Hearing Care Associates Group ("HCA") through a merger of three HCA corporations at a cost of $2,704,260 plus acquisition costs of $129,756. As consideration for this merger, the Company paid cash of $314,724 and issued 2,389,536 common shares of the Company at a price of $1.00 per share. 597,384 of the shares have been retained by the Company and will be released at the rate of one share for each dollar that the net assets of HCA exceed certain target amounts. Any shares not released under this formula may be purchased by the sellers for $1.00 per share or will be cancelled. The sellers entered into employment agreements with HealthCare Hearing Clinics, Inc., one for five years and two for three years. In consideration for $314,724 paid in cash at closing plus $36,137 paid on November 1, 1996, the sellers also entered into covenants not to compete for a period of three years after their employment terminates for any reason.


       Net assets acquired consist of:

           Non cash working capital                        $   369,600
           Capital assets                                      148,928
                                                           ------------

                                                               518,528
 Names, patient files and reputations                        2,247,827
           Less: Contingent consideration                     (597,384)
           Covenants not to compete                            350,861
                                                           ------------

                                                           $ 2,587,493
                                                           ============

    f) Hearing Health Services, Inc. doing business as "SONUS" (Unaudited)

       On October 31, 1996, HealthCare Hearing Clinics, Inc. purchased substantially all the assets of Hearing Health Services, Inc. doing business as "SONUS" at a cost of $2,960,000 plus acquisition costs of $10,716. SONUS operates 14 audiology based clinics in the Chicago, Illinois and Lansing, Michigan greater metropolitan areas. Consideration for this acquisition was in the form of a secured $2,600,000 convertible note payable due October 31, 1997 and a $360,000 note payable. The former note is convertible into 2,000,000 common shares of the Company at the rate of $1.30 per share.

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)


       Net assets acquired consist of:

           Non cash working capital                        $    99,349
           Capital assets                                      389,090
                                                           ------------

                                                               488,439
           Names, patient files and reputations              2,482,277
                                                           ------------

                                                           $ 2,970,716
                                                           ============

    g) Hearing Dynamics, Inc ("HD") (Unaudited)

       On December 6, 1996, HealthCare Hearing Clinics, Inc. merged with HD, a California corporation that operates 3 hearing clinics in the San Diego, California area. The merger of HD into HealthCare Hearing Clinics, Inc. was consummated as a tax-free merger whereby common shares of the Company were exchanged for all the issued and outstanding shares of HD at a cost of $804,360 plus acquisition costs of $23,527. Consideration for this acquisition was $102,600 paid in cash on closing and 408,000 common shares of the Company issued at a price of $1.72 per share. The purchase price is subject to adjustment if the actual amount of net current assets acquired as of the closing date is determined to vary from the agreed amount. The seller entered into an employment agreement for three years with HealthCare Hearing Clinics, Inc. In consideration for $25,000 paid in cash at closing, the seller also entered into a covenant not to compete for a period of one year after employment terminates for any reason.

       Net assets acquired consist of:

           Non cash working capital                        $   (48,492)
           Capital assets                                       46,356
                                                           ------------
                                                                (2,136)
           Names, patient files and reputations                830,023
           Covenant not to compete                              25,000
                                                           ------------

                                                           $   852,887
                                                           ============

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)


    h) FHC, Inc. doing business as "Family Hearing Centers" (Unaudited)

       On December 17, 1996, HealthCare Hearing Clinics, Inc. acquired all the outstanding shares of FHC, Inc., a New Mexico corporation, at a cost of $400,000 plus acquisition costs of $19,108. FHC, Inc. operates one clinic in Albuquerque, New Mexico. Consideration for this acquisition was $250,000 cash paid on closing and three year promissory notes for a total of $150,000 bearing interest at 6 1/2% per annum. The purchase price is subject to adjustment if the actual amount of net current assets acquired as of the closing date is determined to vary from the agreed amount. The sellers entered into employment agreements with HealthCare Hearing Clinics, Inc., one for three years and one for two years. In consideration for a $112,233 note payable, the sellers also entered into covenants not to compete for a period of three years from the date of closing.

       Net assets acquired consist of:


           Non cash working capital                        $   (62,957)
           Capital assets                                       68,144
                                                           ------------
                                                                 5,187
           Names, patient files and reputations                376,510
           Covenants not to compete                            112,233
                                                           ------------
                                                           $   493,930
                                                           ============

    i) Hearing Care Associates - Los Angeles, Inc. (Unaudited)

       On January 9, 1997, HealthCare Hearing Clinics, Inc. purchased all the outstanding shares of Hearing Care Associates - Los Angeles, Inc. at a cost of $301,000 paid in cash at closing. In consideration for $112,500 paid in cash, the sellers entered into covenants not to compete for a period of three years after employment terminates for any reason.

       Net assets acquired consist of:

           Non cash working capital                        $   (11,754)
           Capital assets                                        5,526
                                                           ------------

                                                                (6,228)
           Names, patient files and reputations                307,228
           Covenants not to compete                            112,500
                                                           ------------

                                                           $   413,500
                                                           ============

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)


4.  Significant Accounting Policies

    a) Inventory

       Inventory is recorded at the lower of cost or net realizable value.

    b) Capital Assets

       Capital assets are recorded at cost and are amortized in the following manner:

           Audiology equipment                 20% Declining balance
           Office equipment                    20% Declining balance
           Computer equipment                  30% Declining balance
           Leasehold improvements                  Straight line over five years
           Computer software                   30% Declining balance

       In the year of acquisition, amortization is calculated at one-half of the above-noted rates.

    c) Names, Patient Files, Reputations and Covenants Not To Compete

       The amounts paid for the names, patient files and reputations acquired are equivalent to the purchase price less the fair value of identifiable net assets acquired, as determined by management. These costs are amortized over 20 years using the straight line method.

       Covenants not to compete represent amounts prepaid under non-competition agreements with the sellers. Where the sellers enter into employment contracts with the Company as key management personnel, the covenants not to compete are effective when employment of the key management personnel ceases. At the time employment ceases these costs are amortized using the straight line method over the non-compete period. In all other circumstances the costs are amortized over the term of the non-compete agreement.

    d) Trademarks

       Trademarks are amortized over 40 years using the straight line method.

    e) Deferred Acquisition Costs

       Costs related to the acquisition of clinics are deferred and, upon successful completion of acquisitions, are allocated to the assets acquired and are subject to the accounting policies outlined above.

    f) Deferred Financing Costs

       Costs related to issuing shares are deferred. Upon the issuance of the related shares, the deferred costs are applied to reduce the net proceeds of the issue.

    g) Income Taxes

       Income taxes are accounted for by the asset/liability approach in accordance with Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes). Deferred tax assets and liabilities are established for the temporary differences between the financial reporting amounts and the tax amounts of the Company's assets and liabilities and changes to tax rates when those tax rates are enacted. The provision for income taxes represents the total of income taxes paid or payable for the current year, plus the change in deferred taxes during the year.

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)

    h) Earnings Per Share

       Earnings per share is based on the weighted average number of common shares outstanding in each period. Common share equivalents represented by convertible debt have not been included in the calculation of earnings per share as the effect would be anti-dilutive.

    i) Fair Value of Financial Instruments

       The carrying value of financial instruments such as cash, accounts receivable, notes payable and accounts payable, approximate their fair value.

    j) Interim Financial Statements

       In the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented.

5.  Capital Assets

                                                                                   Net           Net
                                                                 Accumulated   January 31,     July 31,
                                                     Cost        Amortization      1997          1996
                                                  ------------   ------------  ------------   ------------
                                   (Unaudited)
    Audiology equipment                           $   766,653    $   208,102   $   558,551    $  339,188
    Office equipment                                  405,020         80,319       324,701        91,258
    Computer equipment                                449,346         80,626       368,720        34,247
    Leasehold improvements                            312,547         70,634       241,913       109,896
    Computer software                                  18,744              -        18,744        18,603
                                                  ------------   ------------  ------------   ------------

                                                  $ 1,952,310    $   439,681   $ 1,512,629    $  593,192
                                                  ============   ============  ============   ============

6.  Names, Patient Files, Reputations and Covenants Not To Compete

                                                                                July 31,      January 31,
                                                                                  1996          1997
                                                                               ------------   ------------
                                                                                              (Unaudited)
    Names, patient files and reputations, at cost                              $   846,012    $6,753,612
    Accumulated amortization                                                        50,206       174,865
                                                                               ------------   ------------

                                                                                   795,806     6,593,862
    Covenants not to compete                                                        15,000       644,092
                                                                               ------------   ------------

    Net book value                                                             $   810,806    $8,703,375
                                                                               ============   ============

7.  Bank Loan

    HC HealthCare Hearing Clinics Ltd. maintains a revolving bank demand loan bearing interest at the bank's prime rate plus 1% per annum, secured by a general security agreement covering all assets of the Company, the postponement of claim by the shareholders and the guarantee of a shareholder. The loan provides for a maximum credit limit of $185,675.

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)


8.  Long Term Debt

                                                                                 July 31,     January 31,
                                                                                  1996          1997
                                                                               ------------   ------------
                                                                                              (Unaudited)
    A secured bank loan payable in installments of $743 per month plus
    interest calculated at the bank prime rate plus 1 1/2% per annum.         $    16,216    $   11,873

    A non-interest bearing equipment loan from a supplier.  The loan requires monthly installments of $1,277 which may be reduced by up
    to 50% through the application of purchase discounts.                          24,847        15,948

    An equipment loan from a supplier.  The loan requires fifty-two equal installments every four weeks of $2,173 including interest calculated
    at the rate of 10% per annum.                                                  92,137        86,927

    Equipment loans from a supplier.  The loans require total monthly payments of $2,000 including interest calculated at the rate of
    9% per annum.                                                                       -        57,767

    A note payable in quarterly installments of $14,060 including
    interest calculated at 11% per annum.                                          26,790             -

    An unsecured note payable in annual installments of $50,000 plus
    interest calculated at 6% per annum maturing on December 17, 2000.                  -       150,000

    An unsecured, non-interest bearing note payable in quarterly installments
    of $9,352 maturing on December 31, 2000.                                            -       112,226

    Equipment loans payable.                                                            -        21,782

    A note payable, requiring annual installments of $1,212 commencing on July 1, 1997  plus interest calculated at 6% per annum maturing
    on July 1, 1999.                                                                    -        10,775

    An unsecured note payable in monthly installments of $1,357 including interest calculated at the rate of 8% per annum maturing on
    February 1, 1999.                                                                   -        29,998
                                                                               ------------   ------------

                                                                               $  159,990    $  497,296
                                                                               ------------   ------------

                                                                                 July 31,     January 31,
                                                                                  1996          1997
                                                                               ------------   ------------
                                                                                              (Unaudited)
    Balance Forward                                                            $   159,990    $  497,296
    A non-interest bearing note payable due January 5, 1997.                        25,430             -

    A note payable, requiring annual installments of $120,000 commencing on July 1, 1997 plus interest calculated at 6% per annum maturing on
    July 1, 1999.                                                                        -       360,000
                                                                               ------------   ------------

                                                                                   185,420       857,296
    Current portion                                                                 92,946       572,242
                                                                               ------------   ------------

                                                                               $    92,474    $  285,054
                                                                               ============   ============

                                             HEALTHCARE CAPITAL CORP.
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                             (Stated In U.S. Dollars)



9.  Convertible Notes Payable

                                                                                 July 31,     January 31,
                                                                                  1996          1997
                                                                               ------------   ------------
                                                                                              (Unaudited)
    A non-interest bearing note due September 1, 1997.  The note is convertible into common shares of the Company at a rate of $1.00
    per share during the term of the note.                                        $128,993      $129,973

    A non-interest bearing note due October 31, 1997.  The note is convertible into common shares of the Company at a rate of $1.30
    per share.                                                                           -     2,600,000
                                                                               ------------   ------------

                                                                               $   128,993    $2,792,973
                                                                               ============   ============

10.    Share Capital

    a) Authorized

       Unlimited common shares without par value

    b) Issued

                                                               Number          Issue             Net
                                                             Of Shares         Price          Proceeds
                                                             ------------   ----------------- ------------

       Balance, July 31, 1994                                $ 5,000,000                      $      166
       Issued on reverse takeover                              6,250,000             $0.03       160,709
       Exercise of options                                       200,000             $0.07        14,508
                                                             ------------                     ------------
       Balance, July 31, 1995                                 11,450,000                         175,383
       Private placement for cash                              3,000,000             $0.14       416,014
       Exercise of options                                       600,000    $0.07 to $0.28       101,889
       Conversion of notes payable                               872,000             $0.18       160,374
       February Special Warrants (Note 10c)                    1,905,750                       1,071,658
                                                             ------------                     ------------
       Balance, July 31, 1996                                 17,827,750                       1,925,318
       R&D Tax Credits (Note 10d)                                112,800             $0.19        21,763
       Exercise of options                                       325,000    $0.28 to $0.74       195,001
       Acquisition of HCA (Note 3g)                            2,389,536             $1.00     2,389,536
       Less: Contingent consideration withheld                  (597,384)                       (597,384)
       Acquisition of HD (Note 3h)                               408,000             $1.72       701,760
       September Special Warrants (Note 10e)                   5,467,410                       5,778,015
                                                             ------------                     ------------

       Balance, January 31, 1997 (Unaudited)                  25,933,112                     $10,414,009
                                                             ============                     ============

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)


    c) February Special Warrants

       On February 28, 1996 the Company issued 1,700,000 Special Warrants at a price of $0.74 for gross proceeds of $1,250,690. The Special Warrants provide for the following:

       Conversion of each February Special Warrant to one and one-tenth Units. Each Unit consists of one common share and one share purchase warrant. The February Special Warrants are convertible at no additional cost to the holder at the earlier of (i) five business days after the issuance of receipt of a final prospectus from the Securities Commissions in both Alberta and British Columbia or (ii ) February 28, 1997.

       Each share purchase warrant represents the right to purchase one common share at a price of $0.93 until February 28, 1997 and thereafter at a price of $1.10 until expiry on February 28, 1998.

       Finders fees totalling $71,371 were paid in connection with the issue, of which $47,821 was paid in cash and $23,910 by issue of Special Warrants at a deemed price of $0.74.

    d) Research and Development Tax Credits

       112,800 shares were issued at a price of $0.19, in connection with the purchase of T.H. Moore Audiology Consultants Ltd. in 1995. These shares were issued upon receipt of the Scientific Research and Development Tax Credits applied for by T.H. Moore Audiology Consultants Ltd. subsequent to the acquisition.

    e) September Special Warrants

       A private placement in Canada of 810,000 special warrants was consummated by the Company in September 1996 and a private placement in the United States of 4,149,000 special warrants was consummated by the Company in December 1996. Such special warrants are collectively referred to as the "September Special Warrants." The aggregate offering price for the September Special Warrants was $1,012,500 for those sold in Canada and $5,186,250 for those sold in the United States. Each of the September Special Warrants placed in Canada entitles the holder to receive one and one-tenth shares of common stock and one and one-tenth share purchase warrants, with each such warrant exercisable for one share of common stock at a price of $2.00 per share. Each of the September Special Warrants placed in the United States entitles the holder thereof to receive one share of common stock and one share purchase warrant to purchase an additional share of common stock for $2.00 per share.

       In connection with the offering of the September Special Warrants in Canada, the Company's placement agent (the "Canadian Agent") received a selling commission consisting of $48,625 in cash and 34,000 September Special Warrants exercisable for one share of common stock and one share purchase warrant to purchase an additional share of common stock for $2.00 per share and was granted an option to acquire 81,000 share purchase warrants, each exercisable for one share of common stock at a price of $1.25 per share. The warrants are subject to certain rights of the Company to force exercise or cancellation. The Canadian Agent also received a $61,987 syndication fee and a $37,097 corporate finance fee.

       In connection with the placement of the September Special Warrants in the United States, the Company's two placement agents (the "U.S. Agents") each received a selling commission equal to 9 percent of the gross proceeds in the form of September Special Warrants, or a total of 373,410 September Special Warrants. One of the U.S. Agents also received 20,000 September Special Warrants in payment of its corporate finance fee. Such September Special Warrants are exercisable for one share of common stock and a share purchase warrant to purchase one additional share of common stock for $2.00 per share. In addition, the U.S. Agents received an option to acquire 214,900 and 200,000 share purchase warrants, respectively, with each warrant exercisable for one share of common stock at a price of $1.25 per share. The warrants are subject to certain rights of the Company to force exercise or cancellation.

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)

    f) Options

       Stock options exercisable at prices representing fair market value at the time the options were granted are as follows:

                                                           Number        Exercise          Expiry
                                                          Of Shares        Price            Date
                                                      ------------  ----------------- --------------------

       Balance, July 31, 1995                             450,000    $0.07 to $0.28    November 21, 1998
                                                                                       to March 29, 2000
       Granted in the period                            1,050,000             $0.28    December 19, 2000
                                                          350,000             $0.74    February 14, 2001
                                                          400,000             $2.02    April 1, 2001
                                                           50,000             $2.10    April 29, 2001
       Exercised in the period                           (600,000)   $0.07 to $0.28
                                                      ------------

       Balance, July 31, 1996                           1,700,000
       Granted in the period                              325,000             $1.54    August 22, 2001
                                                          600,000             $1.30    October 7, 2001
       Exercised in the period                           (325,000)  $0.28 and $0.74
                                                      ------------

       Balance, January 31, 1997 (Unaudited)            2,300,000
                                                      ============

    g) Escrowed Shares

       A total of 5,250,000 outstanding shares were held in escrow at January 31, 1997. All such shares are registered in the shareholders' respective names with all voting rights attached and exercisable by the respective registered shareholder. The escrowed shares are restricted as to transferability. The release of 1,000,000 shares is subject to lapse of time provisions and will be released on October 21, 1997. The release of the remaining 4,250,000 shares is subject to the following provisions:

         i) one share will be released for each $0.08 of cash flow generated by the Company;

         ii) release shall only be made pursuant to a written application to The Alberta Stock Exchange; and

         iii) the maximum number of shares to be released in any year to a shareholder shall be one-third of the original number of shares held in escrow on behalf of such shareholder.

11. Foreign Currency Translation

    These financial statements have been translated to U.S. dollars from the Company's functional currency, the Canadian dollar, using the current rate method.

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)


12.    Earnings (Loss) Per Share

                                                                                    Six Month Period
                                                      Year Ended July 31            Ended January 31
                                                  ---------------------------  ---------------------------
                                                     1996           1995          1997          1996
                                                  ------------   ------------  ------------   ------------
                                                                               (Unaudited)    (Unaudited)

    Earnings (loss) per share                     $     (0.04)   $     (0.01)   $    (0.04)   $     (0.01)
                                                  ============   ============  ============   ============

    Weighted average number of
    shares outstanding during the period           14,847,747     10,102,740    21,456,235     12,852,062
                                                  ============   ============  ============   ============

    Per share amounts are based on the weighted average number of common and dilutive common equivalent shares assumed to be outstanding during the period of computation. Common shares issued upon exercise of the special warrants and the escrowed shares described in Note 10(g) are included in the weighted average number of shares outstanding during the period of computation.


13.    Statement Of Cash Flows

    Supplemental non-cash investing and financing activities are as follows:

                                                                                    Six Month Period
                                                      Year Ended July 31            Ended January 31
                                                  ---------------------------  ---------------------------
                                                     1996           1995          1997          1996
                                                  ------------   ------------  ------------   ------------
                                                                               (Unaudited)    (Unaudited)
    Assets acquired in business acquisitions for
    non-cash consideration                        $  (205,832)   $ (160,383)   $(5,777,282)   $        -
    Issue of long term debt in business
    acquisitions                                      205,832             -        323,370             -
    Issue of convertible notes in business
    acquisitions                                            -       160,383      2,960,000             -
    Issue of shares in business acquisitions                -             -      2,493,912             -
                                                  ------------   ------------  ------------   ------------

                                                  $         -    $        -   $          -    $        -
                                                  ============   ============  ============   ============

14.    Related Party Transactions

    A total of $56,445 was due to an officer and director of the Company for advances made on behalf of the Company at January 31, 1997.

    A total of $7,725 of management fees were paid or payable to a company controlled by a director and shareholder of the Company during the year ended July 31, 1996.

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)


15. Income Taxes

    HealthCare Capital Corp. and its Canadian subsidiaries file separate corporate income tax returns on a stand alone basis in Canada. HealthCare Hearing Clinics, Inc. files separate corporate income tax returns in the United States.

    The components of significant temporary differences and net operating loss carry forwards which give rise to deferred income taxes are as follows:

                                                                                July 31,      January 31,
                                                                                  1996          1997
                                                                               ------------   ------------
                                                                                              (Unaudited)
    Deferred tax assets
       Net operating losses carried forward                                    $   344,000    $  695,000
       Names, patient files, reputations and covenants not to compete               24,000        54,000
                                                                               ------------   ------------

                                                                                   368,000       749,000
                                                                               ------------   ------------
    Deferred tax liabilities
       Capital assets, due to differences in amortization rates                    (21,000)      (21,000)
                                                                               ------------   ------------

                                                                                   347,000       726,000
    Valuation allowance                                                           (347,000)     (726,000)
                                                                               ------------   ------------

                                                                               $         -    $        -
                                                                               ============   ============

    There was no provision for income taxes for the year ended July 31, 1996 and for the periods ended January 31, 1997 and 1996 as the Company incurred net operating losses. The provision for income taxes (recovery) of $13,967 for the year ended July 31, 1995 results from the carry back of net operating losses to prior years.

    A reconciliation of the Company's expected tax expense using the statutory income tax rate to the actual effective rate is as follows:

                                                                                    Six Month Period
                                                      Year Ended July 31            Ended January 31
                                                  ---------------------------  ---------------------------
                                                     1996           1995          1997          1996
                                                  ------------   ------------  ------------   ------------
                                                                               (Unaudited)    (Unaudited)
       Computed Canadian statutory tax rate           (45)%         (45)%          (45)%            (45)%
       Adjustment for tax rate on U.S. losses           -             -              6                -
       Capitalized costs deducted for tax purposes     (6)            -             (5)               -
       Expenses not deductible for tax purposes        10             -              3                3
       Change in valuation allowance                   41            30             41               42
                                                  ------------   ------------  ------------   ------------

       Tax rate per financial statements                -%          (15)%            -%               -%
                                                  ============   ============  ============   ============

                            HEALTHCARE CAPITAL CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Stated In U.S. Dollars)


    At January 31, 1997, the Company had approximate net operating loss carry-forwards for tax purposes which, if not utilized, expire in the years ended as follows:

                                   Canada      United States    Total
                                 ------------  ------------   ------------

           2001                  $    18,000   $         -    $   18,000
           2002                       35,000             -        35,000
           2003                      711,000             -       711,000
           2004                      143,000             -       143,000
           2012                            -       756,000       756,000
                                 ------------  ------------   ------------

                                 $   907,000   $   756,000    $1,663,000
                                 ============  ============   ============

16.    Commitments

    The Company has entered into long term leases for premises which require approximate minimum payments during the next five years as follows:

                                     July 31,    January 31,
                                      1996          1997
                                  ------------   ------------
                                                 (Unaudited)


       1997                     $    170,360      $   670,093
       1998                          157,605          616,285
       1999                          136,973          521,578
       2000                           59,426          395,189
       2001                           31,722          334,526

17.    Subsequent Events

    Business Acquisitions

    a) Hearing Care Associates - Arcadia, Inc.

       On February 28, 1997, HealthCare Hearing Clinics, Inc. acquired all the outstanding shares of Hearing Care Associates - Arcadia, Inc. at a cost of $410,338 paid in cash at closing. The selling shareholders signed a three-year covenant not to compete, on ceasing employment with HealthCare Hearing Clinics, Inc., in exchange for $130,170 paid in cash at closing.

    b) Hearing Care Associates - Sherman Oaks, Inc.

       On March 6, 1997, HealthCare Hearing Clinics, Inc. acquired all the outstanding shares of Hearing Care Associates - Sherman Oaks, Inc. at a cost of $26,568 paid in cash at closing. The selling shareholders signed a three-year covenant not to compete, on ceasing employment with HealthCare Hearing Clinics, Inc., in exchange for $33,783 paid in cash at closing.

    c) Auditory Vestibular Center, Inc.

       On March 14, 1997, HealthCare Hearing Clinics, Inc. acquired all the outstanding shares of Auditory Vestibular Center, Inc. at a cost of $56,204 paid in cash at closing. The selling shareholders signed a three-year covenant not to compete, on ceasing employment with HealthCare Hearing Clinics, Inc., in exchange for $28,580 paid at in cash closing.


    d) Hearing Care Associates - Lancaster, Inc.

       On April 8, 1997, HealthCare Hearing Clinics, Inc. acquired all the outstanding shares of Hearing Care Associates - Lancaster, Inc. at a cost of $136,751 paid in cash at closing. The selling shareholders signed a three-year covenant not to compete, on ceasing employment with HealthCare Hearing Clinics, Inc., in exchange for $61,877 paid in cash at closing.

18. Comparative Figures

    Certain of the prior years' comparative figures have been reclassified to conform with the presentation adopted for the current period.

                          INDEPENDENT AUDITORS' REPORT




To the Shareholders and Board of Directors
HealthCare Capital Corp.:


We have audited the accompanying balance sheet of Hearing Care Associates Group as of July 31, 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hearing Care Associates Group as of July 31, 1996, and the results of its operations and its cash flows for each of the years in the two year period then ended in conformity with generally accepted accounting principles.




/s/ KPMG Peat Marwick LLP

Portland, Oregon
February 14, 1997

                          HEARING CARE ASSOCIATES GROUP

                                  Balance Sheet

                                  July 31, 1996


                                     ASSETS

Current assets:
    Cash and cash equivalents                                                     $     243,167
    Trade accounts receivable, net of allowance for doubtful
       accounts of $22,130                                                              711,028
    Related party receivable                                                             97,372
    Prepaid expenses and other current assets                                            22,013
                                                                                     ----------

               Total current assets                                                   1,073,580

Equipment and fixtures, net                                                             209,717
Intangible assets, at cost, less accumulated amortization                               163,387
Deferred taxes                                                                           20,600
Other assets, net                                                                         9,678
                                                                                     ----------

               Total assets                                                       $   1,476,962
                                                                                     ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                                              $     575,362
    Notes payable                                                                       106,438
    Related party payable                                                               437,512
    Accrued payroll and related costs                                                   141,175
    Other accrued expenses and current liabilities                                      261,719
                                                                                      ---------

               Total current liabilities                                              1,522,206

Stockholders' equity (deficit):
    Common stock; authorized 24,000 shares;
       issued and outstanding 2,600 shares                                               70,000
    Accumulated deficit                                                                (115,244)
                                                                                     ----------

               Total stockholders' deficit                                              (45,244)
                                                                                     ----------
                                                                                  $   1,476,962
                                                                                     ==========


See accompanying notes to financial statements.

                          HEARING CARE ASSOCIATES GROUP

                            Statements of Operations

                       Years ended July 31, 1996 and 1995




                                                                             1996         1995

Product sales                                                           $  3,480,056     2,740,612
Product cost of sales                                                      1,393,554       659,941
                                                                          ----------    ----------

                                                                           2,086,502     2,080,671

Net patient service revenue                                                  673,115       513,129

Expenses:
    Selling expenses                                                       2,949,340     2,147,185
    General and administrative expenses                                      320,763       151,433
                                                                          ----------    ----------

                                                                           3,270,103     2,298,618
                                                                          ----------    ----------

               (Loss) income from operations                                (510,486)      295,182


    Other income (expense) net                                                11,727        (9,817)
                                                                          ----------    ----------

               (Loss) income before income taxes                            (498,759)      285,365
                                                                          ----------    ----------

    Income tax (benefit) expense                                             (22,900)      108,883
                                                                          ----------    ----------


               Net (loss) income                                        $   (475,859)      176,482
                                                                          ==========    ==========


See accompanying notes to financial statements.

                          HEARING CARE ASSOCIATES GROUP

                  Statements of Stockholders' Equity (Deficit)

                       Years ended July 31, 1996 and 1995




                                                                                               Total
                                                                                           stockholders'
                                                       Common Stock           Accumulated     equity
                                                    Shares        Par Value     Deficit      (Deficit)
                                                    ------        ---------     -------      ---------

Balances at July 31, 1994                             2,600    $   70,000       184,133        254,133

Net income                                               -             -        176,482        176,482
                                                    -------       -------      --------       --------

Balances at July 31, 1995                             2,600        70,000       360,615        430,615

Net loss                                                 -             -       (475,859)      (475,859)
                                                    -------       -------       -------        -------

Balances at July 31, 1996                             2,600    $   70,000      (115,244)       (45,244)
                                                    =======       =======       =======       ========


See accompanying notes to financial statements.

                          HEARING CARE ASSOCIATES GROUP

                            Statements of Cash Flows

                       Years ended July 31, 1996 and 1995




                                                                                     1996        1995
                                                                                     ----        ----

Cash flows from operating activities:
    Net (loss) income                                                            $ (475,859)    176,482
    Adjustments to reconcile net (loss) income to
       net cash provided by (used in) operations:
         Depreciation and amortization                                               68,091      61,422
         Deferred income taxes                                                       54,000     (34,178)
         Changes in current assets and liabilities:
               Increase in accounts receivable                                     (147,794)   (358,299)
               Decrease (increase) in notes receivable - related party               57,067     (20,131)
               (Increase) decrease in prepaid
                  expenses and other current assets                                 (37,548)     13,568
               Increase in accounts payable                                         173,483      56,197
               Increase in accrued expenses and
                  other current liabilities                                         223,671      71,144
                                                                                   --------    --------

                    Net cash used in operating activities                           (84,889)    (33,795)
                                                                                    -------    --------

Cash flows from investing activities:
    Purchases of equipment and fixtures                                             (66,597)    (17,313)
    Acquisition of intangible assets                                                (17,493)     (3,245)
                                                                                   --------    --------

                    Net cash used in investing activities                           (84,090)    (20,558)
                                                                                   --------    --------

Cash flows from financing activities:
    Net proceeds from related parties                                               248,578     255,095
    Repayments on notes payable                                                     (85,176)    (71,800)
                                                                                   --------    --------

                    Net cash provided by financing activities                       163,402     183,295
                                                                                   --------    --------

                    Net increase (decrease) in cash and
                       cash equivalents                                              (5,577)    128,942

Cash and cash equivalents at beginning of year                                      248,744     119,802
                                                                                   --------    --------

Cash and cash equivalents at end of year                                         $  243,167     248,744
                                                                                   ========    ========

Supplemental disclosures of cash flow information:
    Interest paid                                                                $   21,104      13,349
                                                                                   ========    ========
    Income taxes paid                                                            $        0     143,061
                                                                                   ========    ========



See accompanying notes to financial statements.

                          HEARING CARE ASSOCIATES GROUP

                          Notes to Financial Statements

                                  July 31, 1996




(1) ORGANIZATION AND OPERATIONS

    Hearing Care Associates Group (the "Company") consists of three California corporations: Hearing Care Associates - Northridge, Inc., Hearing Care Associates - Glendale, Inc., and Hearing Care Associates - Glendora, Inc. The Company provides hearing rehabilitation services through a network of eleven clinics located in the Los Angeles, California, metropolitan area.

    The accompanying financial statements reflect the combined operations of these three corporations.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (a) CASH AND CASH EQUIVALENTS

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments with original maturities of 90 days or less.

   (b) NET REVENUES

      Revenues from the sale of hearing aid products are recognized at the time of delivery. Revenues from the provision of hearing care diagnostic services are recognized at the time that such services are performed.

   (c) EQUIPMENT AND FIXTURES

      Equipment and fixtures are stated at cost less accumulated depreciation and amortization. Additions and betterments are capitalized, and maintenance and repairs are charged to current operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are removed from the accounts, and the gain or loss on such dispositions is reflected in current operations. Amortization of leasehold improvements is provided on an accelerated basis over the term of the lease or estimated useful lives of the assets, whichever is less. Depreciation is provided on an accelerated basis. Estimated useful lives of the assets are:

             Professional equipment                                 7 - 10 years
             Furniture and fixtures                                 7 - 10 years
             Office equipment                                        5 - 7 years
             Leasehold improvements                                      7 years

   (d) INCOME TAXES

       The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                                                     (Continued)

                          HEARING CARE ASSOCIATES GROUP

                          Notes to Financial Statements




   (e) INTANGIBLE ASSETS

      Intangible assets consist of non-compete agreements, purchased patient listings and goodwill (the cost in excess of net assets acquired in a purchase tranasaction). Goodwill and patient listings are being amortized on a straight-line basis over 15 years. Non-compete agreements are amortized on a straight-line basis over the life of the contract.

   (f) CONCENTRATIONS OF CREDIT RISK

      Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade receivables. The Company places its cash with high credit quality institutions. At times such amounts may be in excess of the FDIC insurance limits. The Company's trade accounts receivable are derived from numerous private payors, insurance carriers, health maintenance organizations and government agencies. Concentration of credit risk relating to trade accounts receivable is limited due to the diversity and number of patients and payors.

   (g) FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying value of financial instruments such as cash and cash equivalents, trade receivables, notes receivable, trade payables and notes payable, approximate their fair value.

   (h) USE OF ESTIMATES

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) EQUIPMENT AND FIXTURES

    Equipment and fixtures consist of the following at July 31, 1996:

        Professional equipment                              $  254,431
        Office equipment                                       193,736
        Furniture and fixtures                                 143,921
        Leasehold improvements                                  76,627
                                                            ----------

                                                               668,715

        Less accumulated depreciation                          458,998
                                                            ----------

                                                            $  209,717
                                                            ==========

    Depreciation expense for fiscal 1996 and 1995 was $57,172 and $49,236, respectively.


                                                                     (Continued)

                          HEARING CARE ASSOCIATES GROUP

                          Notes to Financial Statements




(4) NOTES PAYABLE

           Equipment  loans payable to supplier.
           The loans are due April 15, 1998, and
           require total monthly installments of
           $2,000, including interest calculated
           at the rate of 9 percent per annum.                  $  106,438
                                                                ==========


(5) INCOME TAXES

    The components of the 1996 and 1995 provision (benefit) for income taxes are as follows:
                                               Year ended
                                                July 31
                                        -----------------------
                                          1996           1995
                                        --------       --------

       Current:
          Federal                       $(76,900)      $120,449
          State                                0         22,612
                                        --------       --------
                                         (76,900)       143,061
                                        --------       --------

       Deferred:
          Federal                         45,465        (28,776)
          State                            8,535         (5,402)
                                        --------       --------
                                          54,000        (34,178)
                                        --------       --------

             Total                      $(22,900)      $108,883
                                        ========       ========

    At July 31, 1995, the difference between the total income tax expense and the income tax expense computed using the statutory federal income tax rate was due primarily to state tax expense, net of federal tax benefit. At July 31, 1996, the difference between the total income tax benefit and the income tax benefit computed using the statutory federal income tax rate was due primarily to state tax benefit, net of federal effect, as well as an increase in the valuation allowance.

    The net deferred tax asset of $20,600 at July 31, 1996, consists primarily of net operating loss carryovers and differences resulting from using the cash method of accounting for income tax purposes. No valuation allowance was deemed necessary at July 31, 1995. An increase in the valuation allowance during the year resulted in a valuation allowance at July 31, 1996 of approximately $156,000.

    At July 31, 1996, the Company has a net operating loss carryforward for federal income tax purposes of approximately $274,000.


                                                                     (Continued)

                          HEARING CARE ASSOCIATES GROUP

                          Notes to Financial Statements




(6) OPERATING LEASES

    The Company leases offices and equipment under noncancelable operating leases which require future minimum annual rentals as follows:

        Year ending July 31:
           1997                      $  241,139
           1998                         207,000
           1999                         208,908
           2000                         212,731
           2001                         216,665
           Thereafter                   376,956
                                     ----------
                                     $1,463,399
                                     ==========



    Certain of the leases contain renewal options and escalation clauses which require payments of additional rent to the extent of increases in related operating costs. Rent expense for fiscal 1996 and 1995 was $208,868 and $236,293, respectively.

(7) RELATED PARTY TRANSACTIONS

    The Company receives advances to fund operations from stockholders who are also employees and officers of the Company. The balance due to these stockholders is $437,512 at July 31, 1996. Employees who are stockholders have also received periodic advances from the Company. The total amount due to the Company from these employees is $97,372 at July 31, 1996, all of which is due within the next fiscal year.

 (8) SUBSEQUENT EVENT

    As of October 1, 1996, the Company was acquired by HealthCare Hearing Clinics, Inc., a Washington corporation and a wholly-owned subsidiary of HealthCare Capital Corp., a corporation organized under the laws of the province of Alberta, Canada.

    As of September 30, 1996, the Company declared a bonus to a clinic manager in the amount of $236,000. The bonus was payable upon the completion of the acquisition of the Company by HealthCare Hearing Clinics, Inc.

                          INDEPENDENT AUDITORS' REPORT




To the Shareholders and Board of Directors
HealthCare Capital Corp.:


We have audited the accompanying balance sheet of the Midwest Division of Hearing Health Services, Inc. dba Sonus as of June 30, 1996, and the related statements of operations and accumulated earnings and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Midwest Division of Hearing Health Services, Inc. dba Sonus as of June 30, 1996, and the results of its operations and cash flows for each of the years in the two year period then ended in conformity with generally accepted accounting principles.





/s/ KPMG Peat Marwick LLP

Portland, Oregon
January 16, 1997

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                                 Balance Sheets





                                                                          June 30,    October 31,
                                   ASSETS                                   1996         1996
                                   ------                                   ----         ----
                                                                                      (Unaudited)

Current assets:
    Cash and cash equivalents                                           $  139,396       108,240
    Trade accounts receivable, net of allowance
       for doubtful accounts of $57,297                                    313,614       301,567
    Accounts receivable - other                                                965           512
    Inventory                                                               62,619        43,161
    Prepaid expenses and other current assets                               11,049        35,808
                                                                          --------      --------

               Total current assets                                        527,643       489,288

Equipment and fixtures, net                                                389,523       364,879
Deferred taxes                                                              39,179        39,179
Other assets, net                                                           25,628        24,212
                                                                          --------      --------
                                                                           454,330       428,270
                                                                          --------      --------

               Total assets                                             $  981,973       917,558
                                                                          ========      ========

                    LIABILITIES AND RETAINED EARNINGS

Current liabilities:
    Accounts payable                                                    $  221,399       224,238
    Accrued payroll and related costs                                      127,164       101,433
    Patient deposits                                                        23,927        36,330
    Other accrued expenses                                                  23,538        27,937
    Capital lease obligations                                                8,875         1,775
                                                                          --------      --------

               Total current liabilities                                   404,903       391,713

Related party payable                                                      277,923       279,126
                                                                          --------      --------

               Total liabilities                                           682,826       670,839
                                                                          --------      --------

Retained earnings                                                          299,147       246,719
                                                                          --------      --------

               Total liabilities and retained earnings                  $  981,973       917,558
                                                                          ========      ========


See accompanying notes to financial statements.

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                Statements of Operations and Accumulated Earnings




                                                     Years ended             Four months ended
                                                       June 30                   October 31
                                                       -------                   ----------
                                                  1996         1995          1996         1995
                                                  ----         ----          ----         ----
                                                                                 (Unaudited)

Product sales                                $  2,983,955     2,878,986      930,926     1,147,596
Product cost of sales                             934,038     1,031,409      337,488       355,090
                                               ----------    ----------   ----------    ----------

                                                2,049,917     1,847,577      593,438       792,506

Net patient service revenue                       478,702       463,383      174,913       166,412

Expenses:
    Selling expenses                            1,981,736     1,827,201      709,106       687,539
    General and administrative expenses           424,943       356,999      142,957       126,731
                                               ----------    ----------   ----------    ----------

                                                2,406,679     2,184,200      852,063       814,270
                                               ----------    ----------   ----------    ----------

               Income (loss) from operations      121,940       126,760      (83,712)      144,648
                                               ----------    ----------   ----------    ----------

    Interest income                                 1,593            -           485            -
                                               ----------    ----------   ----------    ---------

                                                    1,593            -           485            -
                                               ----------    ----------   ----------    ---------

               Net income (loss) before
                 income taxes                     123,533       126,760      (83,227)      144,648
                                               ----------    ----------   ----------    ----------

Income tax expense (benefit)                       47,687        41,024      (30,799)       57,298
                                               ----------    ----------   ----------    ----------

Net income (loss)                                  75,846        85,736      (52,428)       87,350

Accumulated earnings, beginning of period         223,301       137,565      299,147       223,301
                                               ----------    ----------   ----------    ----------

Accumulated earnings, end of period          $    299,147       223,301      246,719       310,651
                                               ==========    ==========   ==========    ==========


See accompanying notes to financial statements.

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                            Statements of Cash Flows




                                                                       Years ended         Four months ended
                                                                         June 30               October 31
                                                                         -------               ----------
                                                                     1996       1995        1996        1995
                                                                     ----       ----        ----        ----
                                                                                               (Unaudited)

Cash flows from operating activities:
    Net income (loss)                                           $    75,846      85,736     (52,428)    87,350
    Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operations:
         Depreciation                                               108,430      90,677      41,200     16,218
         Deferred taxes                                             (13,471)      7,226           -          -
         Changes in current assets and liabilities:
               (Increase) decrease in accounts receivable           (18,170)   (199,543)     12,047     53,717
               Decrease (increase) in inventory                      49,179      (9,676)     19,458     46,672
               Decrease (increase) in prepaids and other assets      11,302     (27,126)    (22,890)     1,144
               (Decrease) increase in accounts payable              (80,598)     94,897       2,839   (117,433)
               Increase (decrease) in accrued liabilities            15,918      (2,906)    (25,731)    (3,536)
               (Decrease) increase in patient deposits              (20,926)     18,439      12,403      8,897
               (Decrease) increase in other liabilities              (1,037)     58,974     (26,400)    43,115
                                                                   --------    --------   ---------   --------

                  Net cash provided by (used in)
                      operating activities                          126,473     116,698     (39,502)   136,144
                                                                   --------    --------   ---------   --------

Cash flows from investing activities:
    Purchases of equipment and fixtures                            (103,853)   (202,904)    (16,556)   (41,243)
                                                                    -------     -------   ---------   --------

                  Net cash used in investing activities            (103,853)   (202,904)    (16,556)   (41,243)
                                                                    -------     -------   ---------   --------

Cash flows from financing activities:
    Net payments on capital leases                                  (24,556)          -      (7,100)   (10,356)
    Net (repayments to) proceeds from related parties                (6,188)    180,497      32,002    (19,799)
                                                                   --------    --------   ---------   --------

                  Net cash (used in) provided by
                      financing activities                          (30,744)    180,497      24,902    (30,155)
                                                                   --------    --------   ---------   --------

Net (decrease) increase in cash and cash equivalents                 (8,124)     94,291     (31,156)    64,746

Cash and cash equivalents at beginning of period                    147,520      53,229     139,396    147,520
                                                                   --------    --------   ---------   --------

Cash and cash equivalents at end of period                      $   139,396     147,520     108,240    212,266
                                                                   ========    ========   =========   ========

Supplemental disclosures of cash flow information:
    Interest paid                                               $     4,068      14,437         820      1,025
                                                                   ========    ========   =========   ========

    Income taxes paid                                           $    61,158      33,798           0     57,298
                                                                   ========    ========   =========   ========

Schedule of non cash investing and financing activities:
    Capital lease obligation                                    $         -      33,431           -          -
                                                                   ========    ========   =========   ========

See accompanying notes to financial statements.

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                          Notes to Financial Statements





(1) ORGANIZATION AND OPERATIONS

    The Midwest Division of Hearing Health Services, Inc. dba Sonus (the Company) consists of the Michigan and Illinois operations of Hearing Health Services, Inc., a Delaware corporation. The Company provides diagnostic, rehabilitation and preventative hearing health care products and services to patients through 14 clinics located in Michigan and Illinois.

    The Michigan and Illinois operations of Hearing Health Services, Inc. operated under separate management independent from other Hearing Health Services, Inc., locations. The accompanying financial statements reflect all significant costs of operations for the Midwest Division of Hearing Health Services, Inc.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, cash and cash equivalents include cash on-hand and short-term investments with original maturities of 90 days or less.

    (b) NET REVENUES

        Revenues from the sale of hearing aid products are recognized at the time of delivery. Revenues from the provision of hearing care diagnostic services are recognized at the time that such services are performed.

    (c) INVENTORY

        Inventory is stated at the lower of cost, determined on the first-in, first-out method, or market value. Inventory consists of hearing aids and batteries, which have been purchased from vendors for resale to customers.


                                                                     (Continued)

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                          Notes to Financial Statements




    (d) EQUIPMENT AND FIXTURES

        Equipment and fixtures are stated at cost less accumulated depreciation and amortization. Additions and betterments are capitalized, and maintenance and repairs are charged to current operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are removed from the accounts, and the gain or loss on such dispositions is reflected in current operations. Amortization of leasehold improvements is provided on the straight-line method over the term of the lease or estimated useful lives of the assets, whichever is less. Depreciation is provided on the straight-line method. Estimated useful lives of the assets are:

          Professional equipment                                         7 years
          Furniture and fixtures                                         5 years
          Office equipment                                               5 years
          Leasehold improvements                                     1 - 5 years

    (e) INCOME TAXES

        The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


    (f) CONCENTRATIONS OF CREDIT RISK

        Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade receivables. The Company places its cash with high credit quality financial institutions. At times such amounts may be in excess of the
        FDIC insurance limits. The Company's trade accounts receivable are derived from numerous private payors, insurance carriers, health maintenance organizations and government agencies. Concentration of credit risk relating to trade accounts receivable is limited due to the diversity and number of patients and payors.

    (g) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying value of financial instruments such as cash and cash equivalents, trade receivables, notes payable and trade payables, approximate their fair value.

    (h) USE OF ESTIMATES

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (i) INTERIM FINANCIAL STATEMENTS

        In the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented.


                                                                     (Continued)

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                          Notes to Financial Statements


(3) EQUIPMENT AND FIXTURES

    Equipment and fixtures consist of the following at June 30, 1996:

        Professional equipment                                       $  329,453
        Office equipment                                                194,327
        Furniture and fixtures                                           74,445
        Leasehold improvements                                           64,480
                                                                     ----------

                                                                        662,705

        Less accumulated depreciation and amortization                 (273,182)
                                                                     ----------

                                                                     $  389,523
                                                                     ==========

    Property and equipment at June 30, 1996 includes assets acquired under capital leases of $23,402, net of accumulated depreciation of $10,029.

    Depreciation expense for fiscal years 1996 and 1995 was $108,430 and $90,677, respectively.

(4) INCOME TAXES

    The Company is a division of, and its operations are included in the tax return for, Hearing Health Services, Inc. Income taxes on the accompanying financial statements are provided on a stand-alone basis as if the Company filed its own tax return.

    The components of the 1996 and 1995 provision (benefit) for income taxes are as follows:

                                                    Year
                                                    Ended
                                                   June 30,
                                                   --------
                                             1996           1995
                                             ----           ----
      Current:
        Federal                            $51,492        $28,456
        State                                9,666          5,342
                                           -------        -------

                                            61,158         33,798
                                           -------        -------

      Deferred:

        Federal                            (11,342)         6,083
        State                               (2,129)         1,143
                                           -------        -------

                                           (13,471)         7,226
                                           -------        -------

            Total                          $47,687        $41,024
                                           =======        =======

                                                                     (Continued)

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                          Notes to Financial Statements


    The difference between the total income tax expense and the income tax expense computed using the statutory federal income tax rate for the years ended June 30, 1996 and 1995 is as follows:

                                             1996           1995
                                             -----          -----
        Computed tax expense at
          statutory rate                     34.0%          34.0%
        State tax expense, net of
          federal taxes                       4.0%           2.1%
        Nondeductible expenses                0.6%           4.2%
                                             -----          -----

            Total                            38.6%          40.3%
                                             =====          =====

    The deferred income tax asset of $39,179 at June 30, 1996 relates primarily to certain reserves not currently deductible for tax purposes. No valuation allowance was deemed necessary and there was no change in the valuation allowance from the prior year. It is more likely than not that the entire amount of the deferred tax asset will be realized due to the taxable income from the carryback availability in prior years.

                                                            (Continued)

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                          Notes to Financial Statements




(5) LEASES

    (a) OPERATING LEASES

        The Company leases office and equipment under noncancellable operating leases which require future minimum annual rentals as follows:

         Year ending June 30
             1997                                                    $  171,811
             1998                                                       152,483
             1999                                                       101,023
             2000                                                        54,387
             2001                                                        50,156
             Thereafter                                                  89,090
                                                                       --------

                                                                     $  618,950
                                                                     ==========

        Certain of the leases contain renewal options and escalation clauses which require payments of additional rent to the extent of increases in related operating costs. Rent expense for fiscal 1996 and 1995 was $195,369 and $194,821, respectively.

    (b) CAPITAL LEASES

        The Company leases certain professional equipment under capital leases expiring through 1996. Future minimum lease payments related to capital leases at June 30, 1996 are as follows:

          Total minimum lease payments
            (payable in fiscal year 1997)                             $   9,900
          Amounts representing interest                                   1,025
                                                                         ------

          Present value of net minimum lease payments                 $   8,875
                                                                         ======

(6) RELATED PARTY TRANSACTIONS

    The Company receives advances to fund operations from related partnerships managed by Foster Management. The balance due from the Company to these partnerships is $277,923 at June 30, 1996.

    The balance of the related party payable was not assumed by HealthCare Hearing Clinics, Inc., in its acquisition of the Company subsequent to year-end (see note 8). Therefore, the related party payable balance is reflected as a non-current liability on the accompanying financial statements.

    The Company also leases corporate office space from a related party under an agreement which expires in February, 2003. Rent expense recorded for fiscal 1996 was $12,528.

(7) DEFINED CONTRIBUTION PLAN

    The Company sponsors a defined contribution plan that provides eligible employees (employees that have been employed for 12 months from their date of hire) the opportunity to accumulate funds for their retirement. The plan does not require Company contributions, nor have any contributions been made by the Company for the years ended June 30, 1996 and 1995.

(8) SUBSEQUENT EVENT

    As of October 31, 1996, the Company was acquired by HealthCare Hearing Clinics, Inc., a Washington corporation and a wholly-owned subsidiary of HealthCare Capital Corp., a corporation organized under the laws of the Province of Alberta, Canada.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

              Part 8 of the Registrant's bylaws requires the Registrant to indemnify, to the extent permitted by the Business Corporations Act (Alberta) (the "Act"), directors and officers, former directors and officers, and any person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or a creditor, and his heirs and legal representatives, from and against:

              (a) all costs, charges, and expenses, including any amount to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal, or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant; and

              (b) all other costs, charges, and expenses incurred in connection with the defense of any civil, criminal, or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant.

              The effect of this provision of the Registrant's bylaws when considered in light of Part 9, Section 119 of the Act is to grant a right of indemnification to the above referenced individuals against all expenses (including attorney fees and settlement costs) reasonably incurred in each of the following circumstances:

              (a) the individual (i) acted honestly and in good faith with a view to the best interests of the Registrant and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds to believe that his conduct was lawful;

              (b) the individual was substantially successful on the merits on his defense of the action or proceeding and acted honestly and in good faith with a view to the best interests of the Registrant, and in the case of a criminal or administrative action, had reasonable grounds for believing his conduct was lawful; and

              (c) in the case of an action on behalf of the Registrant to procure a judgment in its favor, to which the individual is made a party by reason of being or having been a director or officer of the Registrant, the individual acted honestly and in good faith with a view to the best interests of the Registrant, and the court approves such indemnification.

              The Act also permits the Registrant to purchase and maintain insurance for the protection of (i) its directors and officers and (ii) any director or officer of another body corporate acting at the request of the Registrant, against liabilities incurred in such person's capacity as a director or officer of the Registrant or of such other body corporate, except when such liability relates to such person's failure to act honestly and in good faith with a view to the best interests of the Registrant or such other body corporate.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following table sets forth an itemized statement of expenses of the Registrant in connection with the sale of the Common Stock being registered hereby. All of the expenses are estimated, except for the SEC registration fee. None of the expenses will be borne by the selling shareholders identified in the prospectus contained in this registration statement.

                       STATEMENT OF EXPENSES OF REGISTRANT
SEC registration fee                                                    $13,117
Printing and engraving expenses                                          10,000*
Legal fees and expenses                                                  90,000*
Auditors' fees and expenses                                             120,000*
Transfer Agent and Registrar fees                                         5,000*
Miscellaneous expenses                                                   11,883*
                                                                       --------
TOTAL                                                                  $250,000
                                                                       ========

*  Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Within the last three years the Registrant has sold securities without registration under the Securities Act of 1933 (the "1933 Act") in the transactions and in reliance on the exemptions described below.

SPECIAL WARRANTS


              During 1996, the Registrant undertook two separate offerings of Special Warrants. The first warrant offering was a private placement in Canada and the U.S. of 1,700,000 special warrants (the "February Special Warrants") that closed in February 1996. The aggregate offering price for the February Special Warrants was $1,241,000 (converted from Canadian dollars at February 28,
1996). Each February Special Warrant entitled the holder to acquire 1.1 shares of the Registrant's Common Stock and a share purchase warrant to purchase 1.1 additional shares of the Registrant's Common Stock. The number of February Special Warrants issued to U.S. holders totaled 400,000 and were sold to one individual and three entities as set forth below. The private placement to U.S. investors of February Special Warrants was made in reliance on the exemption from registration contained in Section 4(2) of the 1933 Act. The issuance of shares and purchase warrants upon the exercise or deemed exercise of the February Special Warrants occurred on February 28, 1997.

              The February Special Warrants were issued with the assistance of Wood Gundy, Inc. ("Wood Gundy"). In consideration for its services, Wood Gundy was granted 32,500 February Special Warrants at a deemed issue price of $0.73 per February Special Warrant (converted from Canadian dollars at February 28,
1996) and also received $65,000 in cash.


              The purchasers of the February Special Warrants were as follows:


PURCHASER                                                   NUMBER OF
                                                            SPECIAL
                                                            WARRANTS

Sagit Investment Management Ltd.                                 1,300,000

A. Baron Cass III                                                  121,666

Sands Partnership No. I Money Purchase Pension Plan                121,667

The Curran Companies, Inc.                                         121,667

Aspen Limited Partnership                                           35,000
                                                                 ---------

                                                                 1,700,000
                                                                 =========



              The second warrant offering related to a private placement in Canada of 810,000 special warrants consummated in September 1996 and a private placement in the U.S. of 4,149,000 special warrants consummated in December 1996. Such special warrants are collectively referred to herein as the "September Special Warrants."

The aggregate offering price for the September Special Warrants was $1,012,500 for those sold in Canada and $5,186,250 for those sold in the United States. Each of the September Special Warrants placed in the United States entitled the holder to acquire one share of the Registrant's Common Stock and one share purchase warrant to purchase one additional share of the Registrant's Common Stock for $2.00 per share. Each of the September Special Warrants placed in Canada entitled the holder to acquire 1.1 shares of the Registrant's Common Stock and a share purchase warrant to purchase 1.1 additional shares of the Registrant's Common Stock for $2.00 per share. The September Special Warrants issued to U.S. holders were sold through two placement agents to the individuals and entities set forth below. The private placement to U.S. investors of September Special Warrants was made in reliance on Rule 506 of Regulation D under the 1933 Act. All of the U.S. investors were accredited investors as defined in Rule 501 of Regulation D under the 1933 Act.

              C.M. Oliver & Company Limited (the "Canadian Agent") acted as agent for the Registrant in connection with the offering of the September Special Warrants in Canada. The Canadian Agent received 34,000 September Special Warrants exercisable for one share of the Registrant's Common Stock and a share purchase warrant to purchase an additional share for $2.00 per share in partial payment of its selling commission and was granted an option to acquire 81,000 share purchase warrants (the "Agent's Option"), each exercisable for one share of Common Stock at a price of $1.25 per share. The warrants are subject to certain rights of the Registrant to force exercise or cancellation of the Agent's Option.


              Sunrise Securities Corporation ("Sunrise") and Dallas Research & Trading, Inc. ("Dallas Research"), served as placement agents in connection with the placement of the September Special Warrants in the United States. Sunrise and Dallas Research each received a selling commission equal to 9 percent of the gross proceeds in the form of September Special Warrants, or a total of 373,410 September Special Warrants. Dallas Research also received 20,000 September Special Warrants in payment of its corporate finance fee. Such September Special Warrants are exercisable for one share of Common Stock and a share purchase warrant to purchase one additional share of Common Stock for $2.00 per share. In addition, Sunrise and Dallas Research received an option to acquire 214,900 and 200,000 share purchase warrants, respectively, with each warrant exercisable for one share of Common Stock at a price of $1.25 per share. The warrants are subject to certain rights of the Registrant to force the exercise or cancellation of the warrants.

              The purchasers of the September Special Warrants were as follows:

                                      UNITED STATES

PURCHASER                                                     NUMBER OF SPECIAL
                                                               WARRANTS ISSUED

Baron & Darlene Cass "Family Foundation"                            20,000

A. Baron Cass III "Childrens Trust"                                 80,000

A. Baron Cass III                                                  300,000

William J. Reik III                                                 40,000

Philip H. Mabry                                                     20,000

Marcus R. Mutz                                                      40,000

James T. Mathis                                                      5,000

Barton J. Cohen                                                     80,000

Barton J. Cohen "Family Foundation"                                 20,000

The Curran Companies, Inc.                                         100,000

Michael D. & Lisbeth H. Bickford                                    40,000

Gary B. Downey                                                       8,000

Howard Kaplan                                                       40,000

Leonard M. Riggs Jr., M.D.                                          66,667

Peggy A. Riggs                                                      33,333

John L. Strauss                                                    400,000

Howard E. Rachofsky                                                400,000

John C. Stinson                                                     25,000

Alan R. Kanuk                                                       36,000

Paul Lappetito                                                      10,000

William Collins                                                     75,000

Mark W. Hill                                                        50,000

Hill A. Feinberg                                                    20,000

Alfa Life Insurance Co.                                            200,000

Alfa Mutual Insurance Co.                                          300,000

Alfa Mutual Fire Insurance Co.                                     300,000

John W. Holley Grantor Trust                                       120,000

Barbara Wilson and John W. Holley                                   28,000

Barbara Holley Art V Trust                                          20,000

Barbara Holley Art VII Trust                                        48,000

Rainbow Trading Partners, Ltd.                                      80,000

Rainbow Trading Venture Partners, L.P.                              88,000

Stanford C. Finney, Jr.                                             80,000

Jerome Gabbert                                                      24,000

John Lemak                                                          40,000

James P. Judge                                                      40,000

Charles McKnight                                                     8,000

Gail King                                                           20,000

Netta Sue King McNight                                               8,000

Netta Sue King Q-Tip Trust                                          20,000

Andrea P. Thau Profit Sharing Plan                                   8,000

Andrea Thau Money Purchase Plan                                      4,000

John R. Lieberman                                                    4,000

Donald J. Aho                                                        8,000

Marvin Kigler                                                        4,000

Stephen Rutledge                                                     5,000

Eli Jacobson                                                        32,000

David Stone                                                         80,000

State Capital Partners                                              40,000

Christine Ferrer                                                    80,000

Theodore Friedman                                                   40,000

Gross Foundation Inc.                                              200,000

Howard Milstein                                                     80,000

Edward Milstein                                                     80,000

Paul Scharfer                                                       20,000

Joe Pretlow                                                         20,000

Derek Caldwell                                                      40,000

Aspen Limited Partnership                                           71,000
                                                                    ------

                                                                 4,149,000
                                                                 =========


                                     CANADA

PURCHASER                                                      NUMBER OF SPECIAL
                                                               WARRANTS ISSUED

Sharon Woodward                                                     60,000

Tom Kay RRSP                                                        60,000

Kathleen Margaret Kay                                               60,000

Sandy Pascuzzi                                                      60,000

John B. Lansdell                                                    60,000

Carl Vandenbrink                                                    60,000

230666 Alberta Ltd.                                                 60,000

Denise Nobert                                                       60,000

Clint Stewart                                                       60,000

Fulton Park                                                         90,000

Jim Bresett                                                         60,000

523905 B.C. Ltd.                                                   120,000
                                                                ----------

                                                                   810,000
                                                                ==========

PRIVATE PLACEMENT IN CANADA

         The Registrant issued 3,000,000 shares of Common Stock in a private offering in Canada that was completed on December 14, 1995. The following individuals and corporations received shares of Common Stock:


                                                                  NUMBER OF
                                                                  SHARES OF
PURCHASER                                                        COMMON STOCK

Douglas F. Good                                                    160,000

Donald Risk                                                         40,000

Marilyn E. Marshall                                                750,000

Carsam Investments                                                 250,000

Chelsea Capital Corporation                                        300,000

Harris McLean Financial Group Ltd.                                 500,000

Pacific Growth Ventures Corp.                                      250,000

Figtree Investments Limited                                        750,000
                                                                   -------

                                                                 3,000,000
                                                                 =========

COMMON SHARES ISSUED IN ACQUISITIONS

         On December 5, 1996, the Registrant issued 408,000 shares to Deborah Law Cross in connection with the acquisition of Hearing Dynamics, Inc. In connection with the acquisition of certain hearing care clinics on October 31, 1996, the Registrant issued promissory notes in the aggregate principal amount of $2,600,000 to four affiliates of Hearing Health Services, Inc. The notes are due October 31, 1997, and are convertible into shares of Common Stock at $1.30 principal amount per share. On October 1, 1996, the Registrant issued 1,217,268 shares of Common Stock to Gregory J. Frazer, 253,091 shares to Carissa Bennett, and 919,177 shares to Jami Tanihana, to acquire certain hearing care clinics located in Southern California. The Registrant relied on the exemption provided by Section 4(2) of the 1933 Act with respect to the securities issued in the above acquisitions.


         On May 1, 1996, the Registrant issued a non-interest bearing promissory note in the principal amount of $126,436 (converted from Canadian dollars at May 8, 1997) that is due September 1, 1997, to a Canadian resident in connection with the acquisition of all of the issued and outstanding shares of Pacific Hearing Clinics, Inc., and Oakridge Hearing Clinics, Inc., which operated hearing care clinics in Vancouver, British Columbia. The note is convertible into shares of Common Stock at $0.98 per share (converted from Canadian dollars at May 8, 1997). In January 1995, the Registrant issued convertible notes in aggregate principal amount of $177,260 to three Canadian residents in connection with the Registrant's acquisition of Thomas H. Moore Audiology Ltd. These notes were converted in December 1995, July 1996, and November 1996 into 984,800 shares of Common Stock at $0.18, $0.18, and $0.19 per share, respectively.


         On July 31, 1994, the Registrant issued 6,250,000 Common Shares to Marilyn E. Marshall, Trudy McCaffery, and Douglas F. Good (the "Fraserview Shareholders"), as part of the acquisition of Fraserview Hearing and Speech Clinic Ltd. Each of the Fraserview Shareholders was a Canadian resident.

EMPLOYEE STOCK OPTIONS


         In reliance on Rule 701 under the 1933 Act, the Registrant has granted options for 3,475,000 shares of Common Stock to certain employees, officers, and directors under the Registrant's Stock Option Plan ("1993 Plan"). The option prices range from $0.07 per share to $2.06 per share (converted from Canadian dollars at May 8, 1997). In addition, the Registrant has granted 917,000 options exercisable at prices ranging from $1.12 to $1.50 per share to 12 United States residents pursuant to its Stock Award Plan adopted in 1996 (the "1996 Plan") and has relied on Rule 701 to exempt these option grants. The Registrant has issued a total of 1,175,000 shares of Common Stock to employees, officers, and directors upon exercise of stock options granted pursuant to the 1993 Plan. No shares of Common Stock have been issued pursuant to the exercise of options granted under the 1996 Plan.


ITEM 27.  EXHIBITS

         The exhibits to this registration statement required by Item 601 of Regulation S-B are listed in the accompanying index to exhibits.

ITEM 28.  UNDERTAKINGS

         The Registrant will:

              (1)  File,   during  any  period  in  which  it  offers  or  sells
         securities, a post-effective amendment to this registration statement to:

                           (i)  Include  any  prospectus   required  by  Section
              10(a)(3) of the 1933 Act;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) Include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the 1933 Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue. The undertaking of the Registrant in the preceding sentence does not apply to insurance against liability arising under the 1933 Act.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 16th day of May, 1997.



                                                     HEALTHCARE CAPITAL CORP.




                                                     By /s/ Brandon M. Dawson
                                                        Brandon M. Dawson
                                                        President

         In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form SB-2 has been signed by the following persons in the capacities indicated on May 16, 1997:



Signature                                       Title

PRINCIPAL EXECUTIVE OFFICER:




/s/ Brandon M. Dawson
BRANDON M. DAWSON                               President and Director




PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:



/s/ Edwin J. Kawasaki                           Vice President, Finance
Edwin J. Kawasaki


A MAJORITY OF THE BOARD OF DIRECTORS:

HUGH T. HORNIBROOK*                             Director
GENE K. BALZER, Ph.D.*                          Director
WILLIAM DeJONG*                                 Director
DOUGLAS F. GOOD*                                Director
GREGORY FRAZER, Ph.D.*                          Director


*By /s/ Edwin J. Kawasaki
   Edwin J. Kawasaki
   Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT                      DESCRIPTION OF EXHIBIT


3.1              Articles of Incorporation of the Registrant.*

3.2              Bylaws of the Registrant.*

5                Opinion of Ballem MacInnes as to legality of securities.*

8                Opinion of Felesky Flynn as to certain Canadian tax matters.

10.1             Form of agreement for purchase of February Special Warrants.*

10.2 Special Warrant Indenture between the Registrant and The R-M Trust Company dated February 28, 1996.*

10.3 Warrant Indenture between the Registrant and The R-M Trust Company dated February 28, 1996.*

10.4 Form of agreement for purchase of September Special Warrants (British Columbia).*

10.5 Form of agreement for purchase of September Special Warrants (United States).*

10.6 Special Warrant Indenture between the Registrant and The R-M Trust Company dated September 17, 1996 ("September Special Warrant Indenture").*

10.7             Supplemental Indenture to September Special Warrant Indenture.*

10.8             Second  Supplemental  Indenture  to September  Special  Warrant
                 Indenture.*

10.9             Warrant  Indenture  between  the  Registrant  and the R-M Trust
                 Company   dated   September  17,  1996.   ("September   Warrant
                 Indenture").*

10.10            Supplemental Indenture to September Warrant Indenture.*

10.11            Sponsorship Agreement dated March 13, 1996.*

10.12 Escrow Agreement dated January 14, 1994, between the Registrant, The R-M Trust Company, Michael G. Thomson, Craig R. Thomson, Murray T.A. Campbell, William DeJong, and Bruce A. Ramsay.*

10.13 Escrow Agreement dated October 7, 1994, among the Registrant, The R-M Trust Company, Marilyn E. Marshall, Douglas F. Good, and Trudy McCaffery.*

10.14 Bill of Sale, Security Agreement and Promissory Note between HC HealthCare Hearing Clinics Ltd. ("HC HealthCare") and Claude C. Fuller, R. Patrick Greenwood and Robert A. Hunter carrying on business in a partnership under the trade name Langley Hearing Clinic dated effective January 2, 1996.*

10.15 Share Purchase Agreement between HC HealthCare, the Registrant, and Neil C. Walton dated for reference April 15, 1996, respecting the purchase by the Registrant and HC HealthCare of all of the issued and outstanding shares of Pacific Hearing Clinic Inc. and Oakridge Hearing Clinic Inc.*

10.16 Agency Agreement dated for reference August 22, 1996, between the Registrant and the C.M. Oliver & Company Limited.*

10.17 U.S. Placement Agreement dated for reference October 14, 1996, between the Registrant and Dallas Research & Trading, Inc.*

10.18 U.S. Placement Agreement dated for reference October 14, 1996, between the Registrant and Sunrise Securities Corporation.*

10.19 Stock Purchase and Sale Agreement dated as of February 28, 1997, between Gregory J. Frazer and Laurie Van Duivenbode and HealthCare Hearing Clinics, Inc.*

10.20 Merger Agreement dated as of October 1, 1996, among the Registrant, Hearing Care Associates- Glendale, Inc., Hearing Care Associates-Glendora, Inc., and Hearing Care Associates-Northridge, Inc., and Gregory J. Frazer, Carissa Bennett, and Jami Tanihana.*

10.21 Asset Purchase Agreement effective as of October 31, 1996, among the Registrant, HealthCare Hearing Clinics, Inc., and Hearing Health Services, Inc., and Audio-Vestibular Testing Center, Inc.
                 ("SONUS Agreement").*

10.22 Merger Agreement dated as of December 2, 1996, by and among the Registrant, HealthCare Hearing Clinics, Inc., and Hearing Dynamics and Deborah Law Cross.*

10.23            Stock  Purchase  and Sale  Agreement  dated as of December  17,
                 1996,  by  and  between   certain  selling   shareholders   and
                 HealthCare Hearing Clinics, Inc.*

10.24 Stock Purchase and Sale Agreement dated as of January 9, 1997, by and between Gregory J. Frazer and Stephen Martinez and HealthCare Hearing Clinics, Inc.*

10.25            Form of  Convertible  Subordinated  Note  relating to the SONUS
                 Agreement.*

10.26            1993 Stock Option Plan.*

10.27            Amended and Restated Stock Award Plan.*

10.28 Employment Agreement dated October 1, 1996, between HealthCare Hearing Clinics, Inc., and Gregory J. Frazer.*

10.29            Employment  Agreement  dated as of November 1, 1996,  among the
                 Registrant,   HealthCare  Hearing  Clinics,   Inc.,  and  Kathy
                 Foltner.*

10.30            Terms  of  employment  between  the  Registrant  and  Edwin  J.
                 Kawasaki dated August 8, 1996.*

10.31 Revolving Demand Loan Agreement between Fraserview Hearing and Speech Clinics Ltd and Royal Bank of Canada, dated August 21, 1995.*

10.32 Revolving Demand Loan Agreement between HC HealthCare and Royal Bank of Canada, dated February 12, 1997.*

10.33 Consulting Agreement effective as of January 1, 1997, between the Registrant and Hugh T.Hornibrook.*

10.34 Stock Purchase and Sale Agreement dated as of March 6, 1997, between Gregory J. Frazer, Alfred S. Gaston and HealthCare Hearing Clinics, Inc.*

10.35 Stock Purchase and Sale Agreement dated as of March 14, 1997, by and between Gregory J. Frazer, David N. Jankins, and Jami Tanihana and HealthCare Hearing Clinics, Inc.

10.36 Stock Purchase and Sale Agreement dated as of April 6, 1997, by and between Susan Diaz, Gregory J. Frazer, and Jami Tanihana and HealthCare Hearing Clinics, Inc.

10.37 Equipment Lease Agreement made April 1, 1997, between Siemens Hearing Instruments, Inc., and HealthCare Hearing Clinics, Inc.

16 Letter of Shikaze Ralston, Chartered Accountants, regarding change in certifying accountant.*

21               Subsidiaries of the Registrant.

23.1             Consent of Shikaze Ralston, Chartered Accountants.

23.2             Consent of KPMG Peat Marwick LLP.

23.3             Consent of Ballem MacInnes (included in Exhibit 5).*

23.4             Consent of Felesky Flynn regarding tax (included in Exhibit 8).

24               Power of attorney of certain officers and directors.*

27               Financial Data Schedule.

----------------------------

* Previously filed.